    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1998


                                                      REGISTRATION NO. 333-42541
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     ATLANTIC EXPRESS TRANSPORTATION CORP.
             (Exact name of Registrant as Specified in its Charter)

            NEW YORK                            4151                          13-392-4567
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                            ------------------------

                                 7 NORTH STREET
                       STATEN ISLAND, NEW YORK 10302-1205
                                 (718) 442-7000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                      SEE TABLE OF ADDITIONAL REGISTRANTS
                            ------------------------

                                NATHAN SCHLENKER
                            CHIEF FINANCIAL OFFICER
                                 7 NORTH STREET
                       STATEN ISLAND, NEW YORK 10302-1205
                                 (718) 442-7000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

   PETER R. SILVERMAN, ESQ.        ROBERT A. ZUCCARO, ESQ.          MICHAEL WORONOFF, ESQ.
SILVERMAN, COLLURA, CHERNIS, &    JONES, DAY, REAVIS & POGUE    SKADDEN, ARPS, SLATE, MEAGHER
         BALZANO P.C.                599 LEXINGTON AVENUE                   & FLOM
    381 PARK AVENUE SOUTH          NEW YORK, NEW YORK 10022         300 SOUTH GRAND AVENUE
          SUITE 1601                    (212) 326-3939          LOS ANGELES, CALIFORNIA 90017
   NEW YORK, NEW YORK 10016                                             (213) 687-5000
        (212) 779-8600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT HAS BECOME EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                        TABLE OF ADDITIONAL REGISTRANTS

    The address of the principal executive offices of each of the additional registrants listed below, and the name and address of the agent for service therefor, is the same as is set forth for Atlantic Express Transportation Corp. on the facing page of this Registration Statement.

                                                                                 PRIMARY STANDARD        I.R.S.
                                                                 JURISDICTION       INDUSTRIAL          EMPLOYER
                                                                      OF          CLASSIFICATION     IDENTIFICATION
NAME                                                             INCORPORATION        NUMBER             NUMBER
---------------------------------------------------------------  -------------  -------------------  --------------
Amboy Bus Co., Inc.............................................       New York            4151          11-2501369
Staten Island Bus, Inc.........................................       New York            4151          13-2616818
Raybern Capital Corp...........................................       New York            4151          11-2556990
Metropolitan Escort Service, Inc...............................       New York            4789          13-3129197
Merit Transportation Corp......................................       New York            4119          13-3768298
Temporary Transit Service, Inc.................................       New York           4151.1         13-3240973
Atlantic-Hudson, Inc...........................................       New York            4111          13-3625121
Courtesy Bus Co., Inc..........................................       New York            4151          13-2975239
K. Corr, Inc...................................................       New York            4151          11-2574233
Raybern Equity Corp............................................       New York            4151          11-2543830
Metro Affiliates, Inc..........................................       New York            6512          13-3330142
Midway Leasing Inc.............................................       New York            6512          13-3137793
Brookfield Transit, Inc........................................       New York            4119          13-3768247
Atlantic Paratrans, Inc........................................       New York            4119          13-3563789
180 Jamaica Corp...............................................       New York            6512          13-3847630
Atlantic Express Coachways, Inc................................     New Jersey            4111          22-2982867
Atlantic Express of Pennsylvania, Inc..........................       Delaware            4151          52-1820389
Atlantic Paratrans of Kentucky Inc.............................       Kentucky            4119          13-3852086
Raybern Bus Service, Inc.......................................       New York            4151          11-1739412
G.V.D. Leasing Co., Inc........................................       New York            4119          13-2990595
Block 7932, Inc................................................       New York            4119          13-3903439
Atlantic-Conn. Transit, Inc....................................    Connecticut            4151          13-3502325
Atlantic Express of Missouri, Inc..............................       Missouri            4151          13-3823116
Atlantic Express of L.A. Inc...................................     California            4151          95-4631639
201 West Sotello Realty, Inc...................................     California            6512          95-4662981
Central New York Coach Sales & Service, Inc....................       New York            5012          16-1107009
Jersey Bus Sales, Inc..........................................     New Jersey            5012          16-1333349
Atlantic-Chittenango Real Property Corp........................       New York            6512          16-1540931
Jersey Business Land Co., Inc..................................     New Jersey            6512          22-3553850

                 SUBJECT TO COMPLETION, DATED JANUARY 27, 1998


PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES OF ANY SUCH STATE.

                               OFFER TO EXCHANGE
                     10 3/4% SENIOR SECURED NOTES DUE 2004
                          FOR ANY AND ALL OUTSTANDING
                    10 3/4% SENIOR SECURED NOTES DUE 2004 OF


                                     [LOGO]

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON FEBRUARY 26, 1998, UNLESS EXTENDED.

                            ------------------------

ATLANTIC EXPRESS TRANSPORTATION CORP., A NEW YORK CORPORATION ("ATLANTIC" OR THE "COMPANY"), A WHOLLY OWNED SUBSIDIARY OF ATLANTIC EXPRESS TRANSPORTATION GROUP INC. ("AETG"), HEREBY OFFERS (THE "EXCHANGE OFFER"), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL (THE "LETTER OF TRANSMITTAL"), TO EXCHANGE ITS OUTSTANDING 10 3/4% SENIOR SECURED NOTES DUE 2004 (THE "OLD NOTES"), OF WHICH $150,000,000 AGGREGATE PRINCIPAL AMOUNT IS OUTSTANDING AS OF THE DATE HEREOF, FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF NEWLY ISSUED 10 3/4% SENIOR SECURED NOTES DUE 2004 (THE "NEW NOTES"). THE NEW NOTES ARE BEING OFFERED HEREBY IN ORDER TO SATISFY CERTAIN OBLIGATIONS OF THE COMPANY UNDER THE REGISTRATION RIGHTS AGREEMENT, DATED FEBRUARY 4, 1997, AMONG THE COMPANY AND CERTAIN OTHER SIGNATORIES THERETO, AS AMENDED (THE "REGISTRATION RIGHTS AGREEMENT"). THE FORM AND TERMS OF THE NEW NOTES WILL BE THE SAME AS THOSE OF THE OLD NOTES EXCEPT THAT THE NEW NOTES WILL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND CONSEQUENTLY WILL NOT BE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS, REGISTRATION RIGHTS AND RELATED LIQUIDATED DAMAGES PROVISIONS APPLICABLE TO THE OLD NOTES. THE NEW NOTES WILL EVIDENCE THE SAME DEBT AS THE OLD NOTES AND WILL BE ENTITLED TO THE BENEFITS OF AN INDENTURE, DATED AS OF FEBRUARY 4, 1997, BY AND BETWEEN THE COMPANY AND THE BANK OF NEW YORK, AS TRUSTEE (THE "TRUSTEE"), AS AMENDED (THE "INDENTURE"). THE INDENTURE PROVIDES FOR THE ISSUANCE OF BOTH THE OLD NOTES AND THE NEW NOTES. THE OLD NOTES AND THE NEW NOTES ARE REFERRED TO HEREIN COLLECTIVELY AS THE "NOTES" AND HOLDERS OF THE NOTES ARE SOMETIMES REFERRED TO HEREIN AS THE "HOLDERS."

THE NEW NOTES WILL MATURE ON FEBRUARY 1, 2004. INTEREST ON THE NEW NOTES WILL BE PAYABLE SEMI-ANNUALLY ON FEBRUARY 1 AND AUGUST 1, COMMENCING FEBRUARY 1, 1998. THE NEW NOTES WILL BE REDEEMABLE AT THE OPTION OF THE COMPANY, IN WHOLE OR IN PART, ON OR AFTER FEBRUARY 1, 2001, AT THE REDEMPTION PRICES SET FORTH HEREIN, PLUS ACCRUED AND UNPAID INTEREST, IF ANY, TO THE DATE OF REDEMPTION. NOTWITHSTANDING THE FOREGOING, AT ANY TIME OR FROM TIME TO TIME PRIOR TO FEBRUARY 1, 2000, THE COMPANY MAY REDEEM UP TO ONE-THIRD OF THE AGGREGATE PRINCIPAL AMOUNT OF THE NEW NOTES AT THE REDEMPTION PRICE OF 110.75% OF THE PRINCIPAL AMOUNT THEREOF, PLUS ACCRUED AND UNPAID INTEREST, IF ANY, THROUGH THE DATE OF REDEMPTION, WITH THE NET CASH PROCEEDS OF ONE OR MORE PUBLIC EQUITY OFFERINGS (AS DEFINED); PROVIDED, THAT AT LEAST $100.0 MILLION AGGREGATE PRINCIPAL AMOUNT OF THE NEW NOTES REMAINS OUTSTANDING IMMEDIATELY THEREAFTER. UPON A CHANGE OF CONTROL (AS DEFINED), THE COMPANY WILL BE REQUIRED TO OFFER TO REPURCHASE ALL OF THE OUTSTANDING NEW NOTES AT 101% OF THE PRINCIPAL AMOUNT THEREOF, TOGETHER WITH ACCRUED AND UNPAID INTEREST, IF ANY, TO THE DATE OF REPURCHASE. SEE "DESCRIPTION OF NOTES."

THE NEW NOTES WILL BE SENIOR SECURED OBLIGATIONS OF THE COMPANY AND WILL RANK SENIOR IN RIGHT OF PAYMENT TO ALL SUBORDINATED INDEBTEDNESS OF THE COMPANY, AND PARI PASSU IN RIGHT OF PAYMENT WITH ALL SENIOR INDEBTEDNESS OF THE COMPANY. THE NEW NOTES WILL BE FULLY AND UNCONDITIONALLY GUARANTEED, JOINTLY AND SEVERALLY, BY EACH OF THE CURRENT AND FUTURE RESTRICTED SUBSIDIARIES (AS DEFINED) OF THE COMPANY AND INITIALLY SECURED BY A FIRST PRIORITY SECURITY INTEREST IN AND A PLEDGE OF ALL OF THE CAPITAL STOCK OF THE COMPANY AND ITS SUBSIDIARIES (AS DEFINED) AND A SECOND PRIORITY SECURITY INTEREST IN THOSE ASSETS OF THE COMPANY AND ITS RESTRICTED SUBSIDIARIES (INCLUDING CASH, ACCOUNTS RECEIVABLE, INVENTORY, AND CERTAIN RELATED ASSETS) SECURING INDEBTEDNESS OUTSTANDING UNDER THE REVOLVING CREDIT FACILITY (AS DEFINED). HOWEVER, THE NEW NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL OTHER SECURED INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES, INCLUDING INDEBTEDNESS UNDER THE REVOLVING CREDIT FACILITY, TO THE EXTENT OF THE ASSETS THAT SECURE SUCH INDEBTEDNESS. THE INDENTURE CONTAINS A COVENANT THAT PROHIBITS THE COMPANY AND ITS RESTRICTED SUBSIDIARIES FROM CREATING CONSENSUAL LIENS ON CERTAIN OF THEIR EXISTING VEHICLES. AS OF SEPTEMBER 30, 1997, ON A PRO FORMA BASIS AFTER GIVING EFFECT TO THE EXCHANGE OFFER, THE COMPANY AND ITS SUBSIDIARIES WOULD NOT HAVE HAD ANY SECURED INDEBTEDNESS OUTSTANDING, OTHER THAN THE NEW NOTES AND $8.6 MILLION OF OTHER FINANCING.


THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE EXCHANGE OFFER. THE COMPANY WILL PAY ALL EXPENSES INCIDENTAL TO THE EXCHANGE OFFER (WHICH SHALL NOT INCLUDE THE EXPENSES OF ANY HOLDER IN CONNECTION WITH RESALES OF THE NEW NOTES). THE COMPANY WILL ACCEPT FOR EXCHANGE ANY AND ALL VALIDLY TENDERED OLD NOTES ON OR PRIOR TO 5:00 P.M. NEW YORK CITY TIME, ON FEBRUARY 26, 1998 (SUCH DATE AND TIME, IF AND AS EXTENDED, THE "EXPIRATION DATE"). TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE. THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM PRINCIPAL AMOUNT OF OLD NOTES BEING TENDERED FOR EXCHANGE. OLD NOTES MAY BE TENDERED ONLY IN INTEGRAL MULTIPLES OF $1,000. IN THE EVENT THE COMPANY TERMINATES THE EXCHANGE OFFER AND DOES NOT ACCEPT FOR EXCHANGE ANY OLD NOTES, THE COMPANY WILL PROMPTLY CAUSE THE RETURN OF ALL PREVIOUSLY TENDERED OLD NOTES.


THIS PROSPECTUS HAS BEEN PREPARED FOR USE IN CONNECTION WITH THE EXCHANGE OFFER AND MAY BE USED BY JEFFERIES & COMPANY, INC. ("JEFFERIES") IN CONNECTION WITH OFFERS AND SALES RELATED TO MARKET-MAKING TRANSACTIONS IN THE NOTES. JEFFERIES MAY ACT AS PRINCIPAL OR AGENT IN SUCH TRANSACTIONS. SUCH SALES WILL BE MADE AT PRICES RELATED TO PREVAILING MARKET PRICES AT THE TIME OF SALE.

                         ------------------------------

SEE "RISK FACTORS" COMMENCING ON PAGE 14 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------


January 27, 1998

    Based on interpretations contained in no action letters issued to third parties by the staff of the Commission, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person who is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.


    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Prior to this Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on many factors, including, among other things, prevailing interest rates, market conditions, general economic conditions, the Company's results of operations and financial condition, the market for similar securities, and other conditions. Such conditions might cause the Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Absence of Public Market for the Notes."

    Certain totals in this Prospectus may not sum due to rounding adjustments.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING NOTES THERETO) INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "COMPANY" AND "ATLANTIC" ARE TO ATLANTIC EXPRESS TRANSPORTATION CORP. AND ITS SUBSIDIARIES, AND, FOR PERIODS PRIOR TO FEBRUARY 4, 1997, THE SUBSIDIARIES OF ATLANTIC EXPRESS TRANSPORTATION GROUP INC. (TOGETHER WITH ITS PREDECESSORS, "AETG") ENGAGED IN THE TRANSPORTATION BUSINESS. ATLANTIC CONDUCTS ITS BUSINESS THROUGH ITS SUBSIDIARIES. REFERENCES TO FISCAL YEARS ARE TO YEARS ENDING JUNE 30.

                                  THE COMPANY

    Atlantic is one of the largest providers of school bus transportation in the United States. The Company has contracts with 63 school districts in New York, Missouri, California, Pennsylvania, Connecticut and New Jersey. In addition to its school bus transportation operations (the "School Bus Division"), the Company provides services to public transit systems for physically or mentally challenged passengers (the "Paratransit Division"), transportation for pre-kindergarten children and Medicaid recipients (the "Pre-K/Medicaid Operations") and express commuter line and charter and tour bus services (the "Coach Division"). Atlantic has a fleet of approximately 3,800 vehicles operating from 31 facilities. For the fiscal year ended June 30, 1997, the Company generated revenues of $166.1 million, approximately 81% of which was derived from the School Bus Division.

    The Company's school bus transportation contracts have provided a relatively predictable and stable stream of revenues over their terms, which range from one to five years. Since 1979, Atlantic has achieved a contract renewal rate of approximately 98%, which management believes is due to (i) its reputation for passenger safety and providing efficient, on-time service; (ii) its long-standing relationships with the school districts it services; (iii) the preference of school districts to maintain continuity of service with their current proven contractor rather than risk the uncertainty associated with a replacement; and (iv) the disadvantage of prospective competitors who generally would have to make substantially greater investments than the Company in new equipment and who may experience difficulty obtaining suitable parking and maintenance facilities in Atlantic's primary markets, especially in the New York greater metropolitan area.

    By capitalizing on the stable revenue stream provided by its existing contracts and its reputation for passenger safety and service, Atlantic has become one of the fastest growing major school bus companies in the United States. This growth has resulted from (i) securing additional contracts from existing and new customers (including replacing underperforming contractors);
(ii) expanding into new markets; and (iii) consummating a series of strategic acquisitions.

    Management believes that three major trends affecting the school bus transportation industry provide the Company with significant opportunities for continued growth in its largest division, the School Bus Division. First, privatization of student transportation is becoming an increasingly attractive cost-cutting option to school districts, which reportedly operate approximately two-thirds of the approximately 400,000 school buses in the United States. Consequently, since 1990, while the total number of school buses in the industry overall has only grown by 11%, the number of school buses operated by the private sector has increased by over 60%. Second, continuing consolidation is occurring among the over 5,000 private contractors representing the remaining one-third of the industry. Management believes that this consolidation is driven largely by the inability of smaller companies to absorb the costs of complying with increasingly stringent government regulations while still providing commensurate levels of service at competitive prices. Capitalizing on this trend towards consolidation, the Company has acquired over 20 school bus companies in the last 15 years. Third, the expected increase in school enrollment, attributable to a rise in the U.S. birth rate since 1984, will lead to growth in the school bus transportation industry. In addition, the Company believes that the demand for school bus transportation is generally insensitive to economic cycles and is fundamentally strong, with an industry source projecting increases in school enrollment each year through 2006. Management believes that resources required to effectively capitalize on the above-mentioned industry trends favor larger school bus contractors such as the Company.

                               BUSINESS STRATEGY

    Atlantic believes that the proven strength and experience of its management team and its reputation for passenger safety and service provide a strong foundation for continued growth and increased cash flow. To capitalize on the opportunities presented by Atlantic's business environment, Atlantic's management team is concentrating on the following areas:

    EXPANSION INTO NEW MARKETS. Atlantic seeks to continue expanding its operations into new geographic markets. In 1993, the Company made its first major expansion beyond the New York greater metropolitan area by winning a school bus transportation contract in Philadelphia that generated $5.9 million of revenues in fiscal 1996. Currently, the Company has school bus operations in six states. The Company is presently targeting large urban markets in the midwest, pacific and southeast regions of the United States because management believes that (i) these areas offer opportunities to win contracts from smaller regional contractors; (ii) the trend towards privatization in these areas should result in the availability of additional large contracts; and (iii) the projected total increase in school enrollment should be larger in major urban markets in these areas. The Company recently expanded its operations into the Los Angeles, California market, where it was awarded contracts for up to 150 school buses and an additional 18 vehicle contract. The Company believes there are significant growth opportunities in this market. In addition, the Company recently acquired Central New York Coach Sales & Service, Inc., Jersey Bus Sales, Inc. and related real property (collectively, "Central"). Central is the leading authorized distributor of school buses manufactured by Blue Bird Body Company ("Blue Bird"), which is the leading manufacturer of school buses in North America. Central also currently operates 158 school buses in New Jersey. The Central acquisition will significantly reduce the Company's capital expenditures in the purchase of buses and substantially increase the number of relationships with school districts in the states of New York and New Jersey, which the Company believes may lead to future business opportunities.

    EXPANSION WITHIN EXISTING MARKETS. Atlantic plans to continue strengthening its presence in its existing markets by aggressively pursuing additional contracts and by consummating tuck-in acquisitions of smaller contractors. Management believes that the Company's reputation has enabled it to win additional contracts in existing markets. The Company has also consummated over 20 tuck-in acquisitions in its existing markets. Management believes that expansion in regions where it already has established operations, whether through additional contracts or through tuck-in acquisitions, has enabled it to capitalize on its existing maintenance, parking and administrative infrastructure, thereby improving profit margins and reducing capital expenditure requirements. Most recently, the Company acquired substantially all of the assets of V. Sabella Bus Co., Inc. ("Sabella"), which operates 87 school bus routes in New York City. Given the Company's significant presence in this market, management believes it can achieve significant cost savings as a result of the Sabella acquisition. In general, the Company plans to benefit from economies of scale as its business grows by (i) spreading the costs of its administrative staff and facilities over a larger revenue base and (ii) capturing savings in expenses such as insurance, workers' compensation and vehicle and parts purchases.

    GROWTH OF THE PARATRANSIT DIVISION. The Paratransit Division is Atlantic's second largest and fastest growing division. The Paratransit Division's revenues have increased from $3.4 million in fiscal 1994 to $19.0 million in fiscal 1997. Management believes the demand for paratransit services in the United States will continue to grow over the next several years. Pursuant to the Americans with Disabilities Act of 1990 (the "ADA"), certain public transit systems are required to provide comparable services to disabled persons who are unable to use standard public transportation. The ADA required over 500 public transit systems in the United States to implement fully operational paratransit systems by January 1997. Because the ADA was enacted in 1990, the paratransit services industry is relatively young, with most existing contracts awarded in the last five years. Management believes many small companies that have been providing paratransit services may be unable to fulfill the complex service requirements of paratransit contracts, and thus many of the contracts presently held by such operators may not be renewed. For example, in May 1997, the Company was awarded a six-month paratransit contract in Montgomery County, Pennsylvania, an area previously serviced by a smaller company. Since 1990, the Company has gained substantial experience in satisfying the rigorous demands of paratransit contracts and plans to compete aggressively to obtain new paratransit contracts as contracts awarded to other operators expire. Most recently, in July 1997, the Company was awarded a three-year contract to provide paratransit services in Philadelphia, Pennsylvania by the Southeastern Pennsylvania Transportation Authority ("SEPTA").

    FOCUS ON PASSENGER SAFETY AND SERVICE. Management has developed a corporate culture focused on passenger safety and service. For example, Atlantic participates in the "Safe Bus" program, under which complaints regarding school bus drivers' performance and safety are registered by an independent party and forwarded to the Company for remedial action. Furthermore, unlike many of its competitors, the Company requires its drivers to wear standardized uniforms, thereby reinforcing its professional image. In addition, all drivers are required to attend periodic safety workshops and training programs, which emphasize defensive driving and courteous behavior. Management believes that its emphasis on passenger safety and service is a competitive advantage and a major contributor to its success in winning new contracts.

                              RECENT TRANSACTIONS

    ACQUISITION OF CENTRAL. On August 14, 1997, the Company completed the acquisition of Central, which became effective on July 1, 1997, for total consideration of $26.5 million of cash less long-term indebtedness, which as of June 30, 1997, was $4.8 million, and its agreement to issue a $2.2 million mortgages and notes relating to certain real property. Central is the leading authorized distributor of Blue Bird school buses in North America, serving the states of New York and New Jersey. The Company believes Central has a greater than 45% market share for sales of school buses in its distribution territory. In addition, Blue Bird is the leading manufacturer of school buses in North America, with a reported 43% market share. Central also currently operates 158 school buses for school districts in New Jersey.

    The Company believes that the Central acquisition will provide it with significant synergistic opportunities, including an expanded customer base, reduced capital expenditures and a reduction in the impact of seasonality on the Company's financial results. For the six months ended June 30, 1997 on a pro forma basis, approximately 70% of Central's customer base consisted of school districts in central and upstate New York and New Jersey that operate their own school buses. The Company currently has minimal operations in those areas and believes that the relationships gained through the Central acquisition will enhance the Company's ability to capitalize on the potential privatization in certain of these markets. If the acquisition of Central had occured on June 30, 1996, the Company believes that it would have reduced capital expenditure requirements by approximately $1.9 million in the year ended June 30, 1997 by purchasing buses through Central at more favorable prices. The Company also believes the Central acquisition will partially offset the seasonal effects of the Company's school bus operations, as Central's seasonal peak occurs during the months of July and August, the Company's seasonal low period. Central accounted for 24.8% and 47.6% of the Company's revenues for the pro forma year ended June 30, 1997 and the three months ended September 30, 1997, respectively.

    ENTRANCE INTO THE LOS ANGELES MARKET. In May 1997, the Los Angeles Unified School District (the "LAUSD") awarded the Company contracts for up to 150 school buses (collectively, the "L.A. Contract") and in July 1997, a private school awarded an 18 vehicle contract to the Company. The L.A. Contract is a five-year contract, with service scheduled to commence in September 1997. The entrance into the Los Angeles market required $12.6 million of capital expenditures, including $2.9 million for the purchase of real property, $8.5 million for the purchase of vehicles and $1.2 million for real property improvements. Prior to September 30, 1997, the Company had made the majority of these capital expenditures.

    The Company believes that the Los Angeles market presents the Company with significant expansion potential. This market consists of approximately 2,200 school buses, of which approximately 1,250 are contractor-operated. In addition, the Company believes there are approximately 800 contractor-operated school buses adjacent to the LAUSD and approximately 7,000 contractor-operated school buses elsewhere in California. The contractor-operated market in Los Angeles is currently serviced by five principal contractors, the largest of which maintains an approximately 60% market share. The Company believes that the LAUSD desires to increase the number of contractors in this market with additional major, national school bus contractors such as the Company. To the extent the Company is able to obtain additional school bus routes in the Los Angeles and adjacent markets, the Company believes that it will have an opportunity to significantly improve its EBITDA margins and improve its return on investment. These benefits will result from operating leverage created by the Company's initial capital expenditures and administrative infrastructure.

    NEW PARATRANSIT CONTRACTS. In July 1997, the Company was awarded a three-year contract to provide paratransit services in Philadelphia, Pennsylvania by SEPTA (the "SEPTA Contract"). Pursuant to the SEPTA Contract, SEPTA will provide the Company with all of the required vehicles and, as a result, the Company will not need to make significant capital expenditures to fulfill its obligations thereunder.

    In May 1997, the Company was also awarded a six-month paratransit contract in Montgomery County, Pennsylvania.

    ACQUISITION OF SABELLA. On April 30, 1997, the Company acquired substantially all of the assets of Sabella, a New York City school bus contractor which currently operates 87 school bus routes, for $1.1 million.

    The events described above are collectively referred to as the "Recent Transactions."

                           RECENT FINANCING ACTIVITY

    On February 4, 1997 the Company issued $110,000,000 aggregate principal amount of its 10 3/4% Senior Secured Notes due 2004 (the "Original Old Notes") in a private placement. The offering of the Original Old Notes was part of a refinancing plan designed to extend the maturity of the Company's indebtedness, provide the Company with additional financing and operating flexibility, and enhance the Company's financial liquidity. The Company applied the net proceeds of the offering of the Original Old Notes (i) to repay existing indebtedness;
(ii) to terminate certain operating leases and purchase the vehicles and other assets leased thereunder; (iii) to acquire a Medicaid Business (as defined) and purchase additional vehicles to perform the Company's obligations thereunder, and (iv) for general corporate purposes. See "The Old Notes Offerings."

    Upon consummation of the offering of the Original Old Notes, the Company entered into a $30.0 million revolving credit facility (the "Revolving Credit Facility"). See "Description of Revolving Credit Facility."

    On August 14, 1997, the Company issued an additional $40,000,000 aggregate principal amount of its 10 3/4% Senior Secured Notes due 2004 (the "Additional Old Notes," and together with the Original Old Notes, the "Old Notes") in a private placement. The Company applied the net proceeds of the offering of the Additional Old Notes to (i) acquire Central; and (ii) to fund the Company's entrance into the Los Angeles market. See "The Old Notes Offerings."

                               THE EXCHANGE OFFER

    The Company is offering (the "Exchange Offer") to exchange its Old Notes, of which $150,000,000 aggregate principal amount is outstanding, for an equal aggregate principal amount of newly issued 10 3/4% Senior Secured Notes due 2004 (the "New Notes"). The form and terms of the New Notes will be the same as those of the Old Notes except that the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and consequently will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes.

THE EXCHANGE OFFER...........................  The Company is offering to exchange an aggregate of $150,000,000 principal amount of
                                               New Notes for an equal aggregate principal
                                               amount of Old Notes. The Old Notes may be
                                               exchanged only in multiples of $1,000
                                               principal amount. The Company will issue the
                                               New Notes on or promptly after the Expiration
                                               Date (as defined below). See "The Exchange
                                               Offer."

EXPIRATION DATE..............................  The Exchange Offer will expire at 5:00 p.m.,
                                               New York City time, on February 26, 1998,
                                               unless extended in which case the term
                                               "Expiration Date" shall mean the latest date
                                               and time to which the Exchange Offer is
                                               extended.

CONDITIONS TO THE EXCHANGE OFFER.............  The Exchange Offer is subject to certain conditions, which may be waived by the
                                               Company in whole or in part and from time to
                                               time in its sole discretion. See "The
                                               Exchange Offer -- Certain Conditions to the
                                               Exchange Offer." The Exchange Offer is not
                                               conditioned upon any minimum aggregate
                                               principal amount of Old Notes being tendered
                                               for exchange.

PROCEDURES FOR TENDERING OLD NOTES...........  Each Holder desiring to accept the Exchange
                                               Offer must complete and sign the Letter of
                                               Transmittal, have the signature thereon
                                               guaranteed if required by the Letter of
                                               Transmittal, and mail or deliver the Letter
                                               of Transmittal, together with the Old Notes
                                               or a Notice of Guaranteed Delivery and any
                                               other required documents (such as evidence of
                                               authority to act satisfactory to the Company
                                               in its sole discretion, if the Letter of
                                               Transmittal is signed by someone acting in a
                                               fiduciary or representative capacity), so
                                               that such materials are received by the
                                               Exchange Agent (as defined) at the address
                                               set forth in "The Exchange Offer -- Exchange
                                               Agent" prior to the Expiration Date. Any
                                               beneficial owner of the Old Notes whose Old
                                               Notes are registered in the name of a
                                               nominee, such as a broker, dealer, commercial
                                               bank or trust company and who wishes to
                                               tender Old Notes in the Exchange Offer,
                                               should instruct such entity or person to
                                               promptly tender on such beneficial owner's
                                               behalf. See "The Exchange Offer -- Procedures
                                               for Tendering Old Notes."

GUARANTEED DELIVERY PROCEDURES...............  Holders of Old Notes who wish to tender their
                                               Old Notes and (i) whose Old Notes are not
                                               immediately available; or (ii) who cannot
                                               deliver their Old Notes or any other
                                               documents required by the Letter of
                                               Transmittal to the Exchange Agent prior to
                                               the Expiration Date (or complete the
                                               procedure for book-entry transfer on a timely
                                               basis), may tender their Old Notes according
                                               to the guaranteed

                                               delivery procedures set forth in the Letter
                                               of Transmittal. See "The Exchange Offer --
                                               Guaranteed Delivery Procedures."

                                               The Letter of Transmittal provides that each
                                               Holder of Old Notes (other than participating
                                               broker-dealers) will represent to the Company
                                               that, among other things, the New Notes
                                               acquired pursuant to the Exchange Offer are
                                               being obtained in the ordinary course of
                                               business of the person receiving such New
                                               Notes, that neither such Holder of Old Notes
                                               nor any such other person has an arrangement
                                               or understanding with any person to
                                               participate in the distribution of such New
                                               Notes and that neither the Holder nor any
                                               such person is an "affiliate" of the Company,
                                               as defined in Rule 405 under the Securities
                                               Act. Any tendered Old Note not accepted for
                                               exchange for any reason will be returned
                                               promptly after the expiration or termination
                                               of the Exchange Offer. See "The Exchange
                                               Offer."

WITHDRAWAL RIGHTS............................  Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. See "The
                                               Exchange Offer -- Withdrawal Rights."

ACCEPTANCE OF OLD NOTES AND DELIVERY OF NEW    The Company will accept for exchange any and
  NOTES......................................  all Old Notes which are properly tendered in the Exchange Offer prior to the Expiration
                                               Date. The New Notes issued pursuant to the
                                               Exchange Offer will be delivered promptly
                                               following the Expiration Date. See "The
                                               Exchange Offer -- Terms of the Exchange
                                               Offer."

RESALES OF NEW NOTES.........................  Based on an interpretation by the staff of the Securities and Exchange Commission (the
                                               "Commission") set forth in no-action letters
                                               issued to third parties, the Company believes
                                               that New Notes issued pursuant to the
                                               Exchange Offer in exchange for Old Notes may
                                               be offered for resale, resold and otherwise
                                               transferred by any Holder thereof (other than
                                               any such Holder which is an "affiliate" of
                                               the Company within the meaning of Rule 405
                                               under the Securities Act) without compliance
                                               with the registration and prospectus delivery
                                               provisions of the Securities Act, provided
                                               that such New Notes are acquired in the
                                               ordinary course of such Holder's business and
                                               that such Holder has no arrangement or
                                               understanding with any person to participate
                                               in the distribution of such New Notes, and
                                               provided, further, that each broker-dealer
                                               that receives New Notes for its own account
                                               in exchange for Old Notes must acknowledge
                                               that it

                                               will deliver a Prospectus in connection with
                                               any resale of such New Notes. See "Plan of
                                               Distribution." If a Holder of Old Notes does
                                               not exchange such Old Notes for New Notes
                                               pursuant to the Exchange Offer, such Old
                                               Notes will continue to be subject to the
                                               restrictions on transfer contained in the
                                               legend thereon. In general, the Old Notes may
                                               not be offered or sold, unless registered
                                               under the Securities Act, except pursuant to
                                               an exception from, or in a transaction not
                                               subject to, the Securities Act and applicable
                                               state securities laws. See "The Exchange
                                               Offer -- Consequences of Failure to Exchange"
                                               and "Description of Notes."

CONSEQUENCES OF FAILURE TO EXCHANGE..........  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the
                                               Exchange offer will continue to be subject to
                                               the restrictions on transfer of such Old
                                               Notes as set forth in the legend thereon. In
                                               general, Old Notes may not be offered or
                                               sold, except pursuant to a registration
                                               statement under the Securities Act or any
                                               exemption from registration thereunder and in
                                               compliance with applicable state securities
                                               laws. In the event the Company completes the
                                               Exchange Offer, holders of Old Notes will
                                               have no further rights to registration or
                                               liquidated damages pursuant to the
                                               Registration Rights Agreement between the
                                               Company, the Guarantors (as defined therein)
                                               and Jefferies & Company, Inc. ("Jefferies")
                                               dated February 4, 1997, as amended (the
                                               "Registration Rights Agreement").

CERTAIN TAX CONSIDERATIONS...................  There will be no federal income tax consequences to Holders exchanging Old Notes
                                               for New Notes pursuant to the Exchange Offer
                                               and a Holder will have the same adjusted
                                               basis and holding period in the New Notes as
                                               in the Old Notes immediately before the
                                               exchange. See "Certain U.S. Federal Income
                                               Tax Considerations."

REGISTRATION RIGHTS AGREEMENT................  The Exchange Offer is intended to satisfy the registration rights of Holders of Old Notes
                                               under the Registration Rights Agreement,
                                               which rights terminate upon consummation of
                                               the Exchange Offer.

EXCHANGE AGENT...............................  The Bank of New York is the Exchange Agent.
                                               The address and telephone number of the
                                               Exchange Agent are set forth in "The Exchange
                                               Offer -- Exchange Agent."

                                       THE NEW NOTES

SECURITIES OFFERED...........................  $150,000,000 aggregate principal amount of
                                               10 3/4% Senior Secured Notes due 2004.

MATURITY DATE................................  February 1, 2004.

INTEREST RATE AND PAYMENT DATES..............  The New Notes will bear interest at a rate of
                                               10 3/4% per annum. Interest on the New Notes
                                               will be payable semi-annually in cash in
                                               arrears on February 1 and August 1 of each
                                               year, commencing February 1, 1998.

GUARANTEES...................................  The New Notes will be fully and unconditionally guaranteed by each of the
                                               current and future Restricted Subsidiaries
                                               (as defined) of the Company (collectively,
                                               the "Guarantors"), jointly and severally
                                               (subject to insolvency and fraudulent
                                               conveyance limitations).

SECURITY.....................................  The New Notes will initially be secured by a first priority security interest in and a
                                               pledge of all of the capital stock of the
                                               Company and its subsidiaries and a second
                                               priority security interest in those assets of
                                               the Company and its Restricted Subsidiaries
                                               (including cash, accounts receivable,
                                               inventory, and certain related assets)
                                               securing indebtedness outstanding under the
                                               Revolving Credit Facility. The indenture
                                               relating to the New Notes (the "Indenture")
                                               contains a covenant that prohibits the
                                               Company and its Restricted Subsidiaries from
                                               creating consensual liens on their existing
                                               vehicles. See "Description of the Revolving
                                               Credit Facility" and "Description of Notes --
                                               Collateral."

RANKING......................................  The New Notes will be senior secured obligations of the Company and will rank
                                               senior in right of payment to all
                                               subordinated indebtedness of the Company and
                                               PARI PASSU in right of payment with all
                                               senior indebtedness of the Company. However,
                                               the New Notes will be effectively
                                               subordinated to all other secured
                                               indebtedness of the Company and its
                                               subsidiaries, including indebtedness under
                                               the Revolving Credit Facility, to the extent
                                               of the assets that secure such indebtedness.

OPTIONAL REDEMPTION..........................  The New Notes will be redeemable at the option of the Company, in whole or in part,
                                               on or after February 1, 2001, at the
                                               redemption prices set forth herein, plus
                                               accrued and unpaid interest, if any, to the
                                               date of redemption. Notwithstanding the
                                               foregoing, at any time or from time to time
                                               prior to February 1, 2000, the Company may
                                               redeem up to

                                               one-third of the aggregate principal amount
                                               of the New Notes at the redemption price of
                                               110.75% of the principal amount thereof, plus
                                               accrued and unpaid interest, if any, through
                                               the date of redemption, with the net cash
                                               proceeds of one or more Public Equity
                                               Offerings (as defined); provided, that at
                                               least $100.0 million aggregate principal
                                               amount of the New Notes remain outstanding
                                               immediately thereafter. See "Description of
                                               Notes -- Redemption."

MANDATORY REDEMPTION.........................  None.

CHANGE OF CONTROL............................  Upon a Change of Control (as defined), the
                                               Company will be required to offer to
                                               repurchase all of the outstanding New Notes
                                               at 101% of the principal amount thereof,
                                               together with accrued and unpaid interest, if
                                               any, to the date of repurchase. See
                                               "Description of Notes -- Repurchase Upon
                                               Change of Control."

CERTAIN COVENANTS............................  The Indenture contains certain covenants which limit the ability of the Company and
                                               its Restricted Subsidiaries to (i) incur
                                               additional indebtedness; (ii) make restricted
                                               payments; (iii) issue and sell capital stock
                                               of subsidiaries; (iv) enter into certain
                                               transactions with affiliates; (v) create
                                               certain liens; (vi) sell certain assets; and
                                               (vii) merge, consolidate or sell
                                               substantially all of the Company's assets.
                                               See "Description of Notes -- Certain
                                               Covenants."

    For a more detailed discussion of the terms of the New Notes, see "Description of Notes."

                                  RISK FACTORS

    An investment in the New Notes involves a high degree of risk. For a discussion of certain matters that should be considered by Holders in connection with the Exchange Offer, see "Risk Factors," commencing on page 14.

    Atlantic Express Transportation Corp. is a New York corporation. Its principal office is located at 7 North Street, Staten Island, New York 10302-1205 (telephone number (718) 442-7000).

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The summary historical financial data of the Company for each of the years in the three-year period ended June 30, 1997 and for the three-month periods ended September 30, 1996 and 1997 were derived from the historical consolidated financial information of the Company included elsewhere in this Prospectus. The pro forma financial data for the year ended June 30, 1997 was derived from the "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this Prospectus. The summary pro forma financial data is presented for informational purposes only and does not purport to represent what the Company's results of operations would actually have been if the Central acquisition or the offering of "Old Notes" had occurred on the assumed dates or project the Company's financial position or results of operations at any future date or for any future periods. The Company's unaudited consolidated financial information includes all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the three-month period ended September 30, 1997 are not necessarily indicative of the results for the entire year ending June 30, 1998. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Information" and the historical consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                               HISTORICAL                          PRO FORMA(2)
                                                         -------------------------------------------------------  ---------------
                                                                                            THREE MONTHS ENDED
                                                                                                                  YEAR ENDED JUNE
                                                               YEAR ENDED JUNE 30,            SEPTEMBER 30,             30,
                                                         -------------------------------  ----------------------  ---------------
                                                           1995       1996       1997       1996       1997(1)         1997
                                                         ---------  ---------  ---------  ---------  -----------  ---------------
                                                                                     ($ IN MILLIONS)
OPERATING DATA:
  Revenues.............................................  $   114.0  $   142.6  $   166.1  $    25.2   $    59.2      $   227.4
  Gross profit.........................................       22.6       27.4       30.0        2.3         7.9           40.3
  Income (loss) from operations........................        5.8        7.3        7.4       (2.8)        0.8           11.8
  Net Income (loss)(3).................................        2.6        1.4       (1.7)      (2.5)       (1.9)          (2.6)
OTHER DATA:
  EBITDA(4)............................................       13.4       17.0       17.8        2.6         4.1           25.2
  Depreciation and amortization........................        7.6        9.7       10.4        2.6         3.3           13.4
  Total capital expenditures...........................       18.0       20.7       26.3       11.5        18.9           36.3
  Number of vehicles(5)................................      2,116      2,760      3,257      3,101       3,806          3,637
  Number of contracts (6)..............................         91         93         97         85         136            140
  Ratio of EBITDA to net interest expense (7)..........                                                     1.1            1.6
  Ratio of Net Debt (8) to EBITDA......................                                                     5.5           36.9

                                                                                                                  HISTORICAL(1)
                                                                                                                 ---------------
                                                                                                                       AT
                                                                                                                  SEPTEMBER 30,
                                                                                                                      1997
                                                                                                                 ---------------

                                                                                                                 ($ IN MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents.............................                                                            $     6.3
  Net property, plant and equipment.....................                                                                 99.1
  Total assets..........................................                                                                204.1
  Total debt............................................                                                                158.6
  Total stockholder's equity............................                                                                 25.9

(FOOTNOTES ON FOLLOWING PAGE)

------------------------------

(1) The financial information as of and for the three months ended September 30, 1997 reflects the acquisition of Central effective July 1, 1997.

(2) The pro forma financial data gives effect to the Central acquisition and the offering of the Old Notes and the application of the net proceeds therefrom as if they had occurred on July 1, 1996. See "Unaudited Pro Forma Consolidated Financial Information." Penalties upon early extinguishment of debt of approximately $0.9 million and a further $0.9 million write-off of remaining unamortized deferred finance charges relative to existing indebtedness have not been reflected in the pro forma financial data for the year ended June 30, 1997 as these costs are reported net of their related tax effects as extraordinary items.

(3) Net Income (loss) includes extraordinary income (net of taxes) pertaining to forgiveness of indebtedness of $1.1 million in 1995 and an extraordinary loss (net of taxes) pertaining to loss on early extinguishment of debt ($0.6 million) and write-off of deferred finance charges ($0.5 million) for the year ended June 30, 1997.

(4) EBITDA represents income from operations before depreciation and amortization. EBITDA is used in certain financial covenants in the Indenture and is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation; as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles; or as a measure of the Company's profitability or liquidity. EBITDA as used in this Prospectus may not be comparable to "EBITDA" as reported by other companies.

(5) Vehicles include the Company's fleet of school buses, paratransit vehicles, coaches and other service and support vehicles that are either owned, leased by the Company or provided by municipal authorities as of the last day of each period. See "Business -- Fleet Management and Maintenance."

(6) Represents the number of contracts as of the last day of each period. See "Business -- School Bus Division -- Contracts" and "Business -- Paratransit Division -- Contracts."

(7) Net interest expense is defined as interest expense less interest income, and does not include amortization of debt issuance costs of $1,276,488 and $259,801 for the year ended June 30, 1997 and the three months ended September 30, 1997, respectively.

(8) Net Debt is defined as total debt, excluding premium on issuance of the Old Notes, less cash and cash equivalents. At September 30, 1997, the Company's Net Debt was $152.2 million.

                                  RISK FACTORS

    AN INVESTMENT IN THE NEW NOTES INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL CONSIDERATION TO THE SPECIFIC FACTORS SET FORTH BELOW AND THE OTHER INFORMATION SET FORTH HEREIN, PRIOR TO TENDERING THEIR OLD NOTES.

SIGNIFICANT LEVERAGE

    At September 30, 1997, the Company's total debt and stockholder's equity was $158.6 million and $25.9 million, respectively. The Company also had borrowing availability under the Revolving Credit Facility of $27.9 million, subject to the borrowing conditions contained therein. For the year ended June 30, 1997, and for the three months ended September 30, 1997, earnings were inadequate to cover fixed charges by $1.2 million and $3.2 million, respectively. During those periods, the Company generated net losses of $1.7 million and $1.9 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." The ratio of EBITDA to net interest expense would have been 1.6 to 1.0 for the pro forma year ended June 30, 1997 and 1.1 to 1.0 for the three months ended September 30, 1997.

    The Company's high level of debt and debt service requirements will have several important consequences, including (i) a substantial portion of the Company's cash flow from operations will be dedicated to servicing its indebtedness; (ii) the covenants contained in the Company's debt instruments will impose certain restrictions on the Company which, among other things, will limit its ability to borrow funds; (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes may be impaired; and (iv) the Company's ability to withstand competitive pressures and adverse economic conditions may be adversely affected.

    The Company's ability to meet its debt service obligations and to reduce its total indebtedness will depend upon its future performance, which will be subject to general economic conditions, its ability to achieve cost savings and other financial, business and other factors affecting the operations of the Company, many of which are beyond its control. If the Company cannot generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of such debt (including the Notes), sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained.

COLLATERAL; OTHER SECURED INDEBTEDNESS

    In the event of a default under the Notes, the proceeds from the sale of the collateral securing the Notes may not be sufficient to satisfy in full the Company's obligations under the Notes. The amount to be received upon such a sale would depend upon numerous factors, including the timing and the manner of the sale. In addition, the book value of the collateral, particularly the outstanding capital stock of the Guarantors, should not be relied upon as a measure of realizable value.

    The Notes will be effectively subordinated to all other secured indebtedness of the Company and its Subsidiaries, including indebtedness under the Revolving Credit Facility, to the extent of the assets that secure such indebtedness. As of September 30, 1997, the Company had $158.6 million of secured indebtedness.

GUARANTEES

    The repayment of the New Notes will be fully and unconditionally and irrevocably guaranteed by the Guarantors (subject to insolvency and fraudulent conveyance limitations). If the Company becomes insolvent or is liquidated or if the indebtedness under the Revolving Credit Facility is accelerated, the lender under the Revolving Credit Facility would be entitled to exercise the remedies available to a secured lender. Accordingly, such lender will have prior claim on the assets of the Company and the Guarantors. In such event, it is possible that there would be no assets remaining from which claims of the holders of New Notes could be satisfied or, if any assets remained, such assets might be insufficient to fully satisfy such claims. See "Description of the Notes -- Certain Covenants" and "-- Fraudulent Transfer Considerations."

RELIANCE UPON AND CONCENTRATION OF SCHOOL BUS TRANSPORTATION CONTRACTS WITH
  SCHOOL DISTRICTS

    Historically, the Company's school bus transportation contracts have had terms between one and five years, generally subject to extension upon expiration at the discretion of the school districts with the agreement of the Company for additional contract periods. Although since 1979 the Company has achieved a contract renewal rate of approximately 98%, the decision to renew contracts is not made solely by the Company and may be based upon factors beyond the Company's control. Any significant decrease in this historical renewal rate could have a material adverse effect on the Company. There can be no assurance that any of the Company's current or future contracts will be extended, or if extended, that the rates of compensation for such extensions will be acceptable to the Company. Moreover, there can be no assurance that the school districts that currently employ the Company's services will not seek to satisfy their transportation needs in the future by alternative means. A loss of a significant number of contracts, or those contracts specified in the next paragraph, which account for a significant percentage of the Company's revenues, would have a material adverse effect on the Company.

    For fiscal 1997, the Company derived 51.3% of its revenues from the Board of Education of the City of New York (the "New York Board of Education"). For fiscal 1997, no other customer accounted for more than 7% of the Company's revenues. The New York Board of Education contracts, most of which originated in 1979, do not expire (because of renewals) until June 30, 2000. The loss of the foregoing contracts would have a material adverse effect upon the Company. There can be no assurance that all or some of such contracts will be extended following their scheduled dates of expiration, or, if extended, that the rate of compensation will be acceptable to the Company, nor can there be any assurance that the Company will be able to fulfill its plans to expand and diversify prior to the dates of such scheduled expirations.

    In 1995, the Company received five-year extensions on all 17 of its New York Board of Education school bus transportation contracts. To receive these extensions, the Company agreed to a reduction in its rates in fiscal 1996 and to a ceiling on rate increases in fiscal 1997 and 1998 not to exceed the applicable Consumer Price Index ("CPI"). Thereafter, the contracts provide that the Company will receive increases up to the applicable CPI increase. There can be no assurance that the applicable CPI increases will be adequate to cover the Company's costs of performing the contracts, which costs could increase more rapidly than the applicable CPI.

TRANSPORTATION CONTRACT REQUIREMENTS

    The Company's school bus transportation contracts generally provide for performance security in one or more of the following forms: performance bonds, letters of credit and cash retainages. The contracts also require the maintenance of minimum amounts of insurance coverage, the maintenance of appropriate facilities and transportation equipment; and the implementation of various operating rules and regulations. There can be no assurance that either letters of credit or performance bonds will continue to be available to the Company as security for its contracts or, if available, at a cost that does not adversely affect the Company's margins. The failure of the Company to procure the required security or maintain required levels of insurance coverage could result in the default of a school bus transportation contract by the Company and subject it to damages as a result thereof or prevent the renewal or extension of such contract. In addition, the number of school buses to be provided under the Company's contracts generally may be decreased, and hence the revenues generated under such contracts may decrease based on the requirements of the relevant school district. All school bus contracts can be terminated by school districts for certain performance related factors.

FRAUDULENT TRANSFER CONSIDERATIONS

    The obligations of any Guarantor under the Indenture and the grant by any Guarantor of a security interest under the Collateral Agreements (as defined) may be subject to review under applicable fraudulent transfer or similar laws in the event of the bankruptcy or other financial difficulty of any such Guarantor. In the United States, under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of any such person, such as a trustee in bankruptcy or any such person as debtor in possession, were to find that at the time such person incurred its obligations under its guarantee or pledged its assets, it (i) received less than fair consideration or reasonably equivalent value therefor; and (ii) either (a) was insolvent, (b) was rendered insolvent by such guarantee or pledge, (c) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (d) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, such court could avoid such obligations under its guarantee and/or the security interest in its assets and direct the return of any amounts paid with respect thereto. Moreover, regardless of the factors identified in the foregoing clauses (i) and (ii), a court could take such action if it found that the guarantee was entered into or the security interest granted with actual intent to hinder, delay, or defraud creditors. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured.

REORGANIZATION

    On March 2, 1992, AETG and certain subsidiaries of the Company filed a voluntary petition requesting relief from creditors under chapter 11 of the Bankruptcy Code of 1986, as amended (the "Bankruptcy Code"). A major cause of the chapter 11 filing was the seizure of the Company's principal bank by the Federal Deposit Insurance Corporation on the maturity date of the Company's outstanding notes due to such bank (and the consequent non-renewal of such notes) during a period when the Company was experiencing liquidity constraints due to, among other things, certain non-recurring expenses. On August 23, 1993, the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") entered an order confirming a Joint Plan of Reorganization (the "Plan"). The Plan has been consummated and a final decree closing the chapter 11 proceeding was entered by the Bankruptcy Court in January 1994. As a result of the emergence from bankruptcy in fiscal 1994, AETG's consolidated financial statements recorded forgiveness of debt of $11.1 million (net of taxes) and certain other nonrecurring items. Accordingly, certain financial information included elsewhere in this Offering Circular for fiscal 1994 and prior periods is not directly comparable to financial information for fiscal 1995 and subsequent periods. Although management believes that circumstances similar to that which gave rise to the chapter 11 proceeding will not recur, no assurance can be given that such circumstances will not recur. See "Business -- General."

FLUCTUATION IN THE COST OF FUEL

    The Company, which operates a fleet of approximately 3,806 vehicles, consumes substantial quantities of fuel for its operations. The Company's fuel costs for fiscal 1997 were approximately $6.8 million. Historically, the Company has been unable to pass through increases in the price of fuel to the school districts it services. The average fuel cost per gallon for the Company in fiscal 1997 increased by approximately 19% compared to its average fuel costs in fiscal 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General." There can be no assurance that future market conditions will not result in further increases in the cost of fuel, which increased costs may have a material adverse effect on the Company. Historically, the Company has not entered into hedging contracts to protect it from fluctuations in the cost of fuel, but it may seek to do so in the future. No assurance can be given that such hedging contracts, if entered into, would adequately protect the Company from fluctuating fuel costs.

LABOR RELATIONS

    At September 30, 1997, approximately 72% of the Company's employees were members of various labor unions and the Company was party to 17 collective bargaining agreements, four of which, covering approximately 1,400 employees, expire over the next three years and one of which, covering 281 employees of the Paratransit Division has already expired. Although no assurance can be given, the Company does not believe that the expiration of the lapsed collective bargaining agreement will have a material adverse effect on its labor costs. In the third quarter of fiscal 1997, the Transport Workers Union of America won an election to unionize a subsidiary of the Company that has approximately 390 employees. No assurance can be given as to the outcome of negotiations with the representatives of the newly unionized employees.

    Labor contracts are not necessarily co-terminus with school bus transportation contracts. Although the Company believes that historically it has had satisfactory labor relations with its employees and their unions, the Company's inability to negotiate acceptable union contracts in the future or a deterioration of labor relations could result in strikes or work stoppages and increased operating costs as a result of higher wages or benefits paid to union members, which would have a material adverse effect on the Company. In addition, labor shortages in selected markets could materially adversely affect the Company's ability to enter or expand in such markets. Although the Company has had no strikes or work stoppages in the last 10 years, there can be no assurance that the Company will not have a strike or work stoppage in the future. See "Business -- Employees."

POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES

    The Company's operations are subject to various federal, state and local environmental laws, ordinances and regulations, including those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of employees ("Environmental Laws"). The nature of the Company's operations and the history of industrial uses and presence of asbestos at some of its facilities expose the Company to the risk of liabilities or claims with respect to environmental and worker health and safety matters. In connection with its ownership and operation of its properties, the Company may be potentially liable for costs in connection with Environmental Laws (including costs of investigation and remediation), which costs could have a material adverse effect on the Company. See "Business -- Environmental Matters."

GOVERNMENT REGULATIONS

    The Company is required to comply with laws and regulations promulgated by various federal and state regulatory agencies including, among others, state motor vehicle agencies, state departments of education, the Federal Highway and Safety Administration, the Occupational Safety and Health Administration and the ADA. The Company cannot predict whether new laws or regulations relating to the Company's transportation services will be adopted and, if adopted, no assurance can be given that the implementation of such laws or regulations and any additional compliance costs associated therewith will not have a material adverse effect on the Company. See "Business -- Government Regulations."

INSURANCE COSTS; CLAIMS

    The Company's cost of maintaining automobile liability, personal injury, property damage and workers' compensation insurance is significant. The Company could experience higher insurance premiums as a result of adverse claims experience or because of general increases in premiums by insurance carriers for reasons unrelated to the Company's own claims experience. As an operator of school buses and other high occupancy vehicles, the Company is exposed to claims for personal injury or death and property damage as a result of accidents. Under its present insurance coverage, the Company self insures for the first $250,000 of losses per accident subject to a maximum aggregate of $3.4 million in claims per year. The Company is also responsible for the first $250,000 of losses per claim subject to a maximum aggregate of $2.8 million in claims per year for workers compensation claims. Generally, the Company's insurance policies must be renewed annually. The Company's ability to continue to obtain insurance at affordable premiums depends upon its ability to continue to operate with an acceptable safety record. A significant increase in the number of claims against the Company, the assertion of one or more claims in excess of its policy limits or the inability to obtain adequate insurance coverage at acceptable rates, or at all, could have a material adverse effect on the Company. In addition, the running of statutes of limitations for personal injuries to minor children typically is suspended during the children's legal minority. Therefore, it is possible that accidents causing injuries to minor children on school buses may not give rise to lawsuits until a number of years later, which could also have a material adverse effect on the Company. See "Business -- Risk Management and Insurance."

RISKS RELATED TO THE COMPANY'S GROWTH STRATEGY

    The Company intends to grow by winning new school bus contracts (from other contractors and as a result of privatizations) and through selective acquisitions. The Company expects that there will be substantial competition for new contract bidding and for prospective acquisitions. Such competition may decrease the profitability associated with any new contract and increase the cost of acquisitions. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional contracts. In particular, there can be no assurance that the Company will be able to successfully integrate the acquisition of Central into the Company without substantial costs, delay or other operational or financial problems. In addition, there can be no assurance that either school bus transportation contracts or acquired businesses will achieve anticipated levels of revenues and earnings. See "Business -- School Bus Industry Overview."

    Moreover, in order to expand its school bus fleet, the Company will be required to invest significant capital. There can be no assurance that adequate financing will be available to the Company on terms which will enable the Company to acquire a sufficient number of new vehicles or make capital expenditures necessary to implement any expansion of service. The Company's inability to procure the financing necessary to acquire additional school buses or make needed capital improvements could delay or prevent the Company from achieving its growth objectives and would have a material adverse effect on the Company. See "Business -- Fleet Management and Maintenance."

DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL

    Domenic Gatto, who is the Chairman of the Board, President and Chief Executive Officer of the Company and Thomas Denney, who is the President and Chief Executive Officer of Central, are key to the management and direction of the Company and Central, respectively. The Company has entered into an employment agreement with Thomas Denney, which is scheduled to expire on June 30, 2002. After June 30, 2002, either party has the right to terminate the agreement upon 30 days notice. The agreement includes a non-compete clause which terminates 24 months after termination of employment. The loss of the services of Mr. Gatto or Mr. Denney could have a material adverse effect on the Company, and there can be no assurance that the Company would be able to find replacements for Mr. Gatto or Mr. Denney with equivalent business experience and skills.

CONTROL OF THE COMPANY

    The Board of Directors of the Company is comprised of seven directors, three of whom are designated by Domenic Gatto and his brothers, Michael Gatto and Patrick Gatto (collectively, the "Majority Stockholders"), and two of whom are designated by the holder (the "Preferred Stockholder") of

AETG's Series A convertible preferred stock, par value $0.01 per share (the "Series A Preferred Stock"). There are two vacant seats on the Board of Directors, one of which is to be designated by the Majority Stockholders and one of which is to be designated by Jefferies.

    The Majority Stockholders own a majority of the voting stock of AETG, which owns all of the outstanding capital stock of the Company. Pursuant to a stockholders agreement (the "Stockholders' Agreement") among the Majority Stockholders and the Preferred Stockholder, the Board of Directors of AETG consists of five directors, three of whom have been designated by the Majority Stockholders and two of whom have been designated by the Preferred Stockholder. The Series A Preferred Stock is currently convertible into 45% of the full voting power of all of AETG's outstanding voting securities, assuming full conversion thereof. Prior to a Default (as defined in the Stockholders' Agreement), the Majority Stockholders have the power to direct the affairs of the Company and to determine the outcome of all matters required to be submitted to stockholders for approval; provided, that the approval of a supermajority of the directors of each of AETG and the Company is required before the Company or any of its subsidiaries may take any action with respect to any Significant Transaction (as defined in the Stockholders' Agreement). Following any such Default, the Preferred Stockholder is entitled to vote on stockholder issues as though it had four times the vote it would have on conversion, and the Board of Directors of each of AETG and the Company will be increased to a number so that the ratio of the directors designated by the Preferred Stockholder is maintained at a level of four to three. There can be no assurance that conditions will not arise which will result in the Preferred Stockholder obtaining voting control of AETG, and therefore of the Company.

    Beginning on February 28, 1999, the Preferred Stockholder has the right, subject to certain exceptions, to require AETG to redeem all of the Series A Preferred Stock then outstanding. However, it is unlikely AETG will have sufficient cash to make such redemption. In addition to any other rights the Preferred Stockholder may have if AETG fails to make such redemption, the Preferred Stockholder will obtain the right to control the following matters relating to the capitalization of AETG and its subsidiaries (including the Company and its subsidiaries): (i) the issuance of securities of the Company or any of its subsidiaries to the public or in a private placement (provided that it is fair to the stockholders overall); and (ii) the reduction, refunding or defeasance of the offering of the Notes, or to obtain waivers thereunder (provided that it is fair to the stockholders overall), in each case, to facilitate the sale or redemption in whole or in part of the Series A Preferred Stock then outstanding. See "Ownership of the Company -- Stockholders' Agreement."

SUBSTANTIAL COMPETITION; INDUSTRY CONSOLIDATION

    The school bus transportation industry is highly competitive. Contracts are generally awarded pursuant to public bidding, where price is the primary criteria for a contract award. The Company has many competitors in the school bus transportation business including transportation companies with resources and facilities substantially greater than that of the Company. Although the Company has historically been competitive in the market for new contracts as well as for acquisitions of other companies, there can be no assurance that the Company will be able to compete effectively in the future. In particular, the school bus transportation industry is undergoing significant consolidation which has intensified the competition for contracts and acquisitions. From time to time, the Company makes unsolicited inquiries with respect to possible acquisitions and from time to time has received unsolicited inquiries with respect to a possible acquisition of the Company. Whether such inquiries will result in further communications, or ultimately, an acquisition, has depended and will depend upon the facts and circumstances in each case. Any failure to compete effectively could have a material adverse effect on the Company. See "Business -- Competition."

LACK OF PUBLIC MARKET

    The Old Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The New Notes will be new securities for which there is currently no public market.

The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Jefferies has advised the Company that it currently intends to make a market in the Notes. However, Jefferies is not obligated to do so and any market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the Exchange Offer. Although the Old Notes sold to qualified institutional buyers are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market, there can be no assurance as to the development of any market or the liquidity of any market that may develop for the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

SEASONALITY; FLUCTUATION IN QUARTERLY OPERATING RESULTS

    The School Bus Division, which accounted for over 80% of the Company's revenues for each of the last three fiscal years, is seasonal in nature and generally follows the pattern of the school year, with sustained levels of business during the months of September through June. As a result, the Company has experienced a substantial decline in revenues during the months of July through September. The Company's quarterly operating results have also fluctuated due to a variety of factors, including variation in the number of school days in each quarter (which is affected by the timing of the first and last days of the school year, holidays, the month in which spring break occurs and adverse weather conditions, which can close schools) and the profitability of the Company's other divisions. In particular, historically the Company has generated net losses during the first quarter of each fiscal year. Consequently, interim results are not necessarily indicative of the full fiscal year and quarterly results may vary substantially, both within a fiscal year and between comparable fiscal years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SCHOOL BUS SALES INDUSTRY; RELIANCE ON BLUE BIRD

    Due to the acquisition of Central, the Company is exposed to risks associated with the school bus sales industry and to risks associated with being dependent upon Blue Bird as its sole supplier of school and commercial buses. Central is potentially liable for products liability claims regarding the products it sells. The ultimate outcome of pending claims, or potential future claims, against it cannot presently be determined and, because the amount of Central's product liability insurance coverage varies from year to year, such claims could have a material adverse effect on the Company. See "-- Insurance Costs; Claims."

    The Company's school bus sales business is substantially dependent upon Blue Bird. Pursuant to distribution agreements between Central and Blue Bird (the "Distribution Agreements"), Central has the non-exclusive right to distribute specified Blue Bird school buses, commercial buses, and certain other products in portions of New York State and all of New Jersey. During their respective terms, Central is not permitted to represent any other supplier of goods competitive to those covered by the Distribution Agreements. The Distribution Agreements automatically renew on August 31 of each year for an additional one-year period unless either party gives notice of cancellation on or before the prior July 31. Blue Bird has the right to terminate the Distribution Agreements upon a subsequent change of control of Central, which for the purposes of such agreements, includes Mr. Denney ceasing to function as chief operating officer of Central in control of its day to day operations. If such distribution agreement was terminated, Central would lose the ability to sell Blue Bird buses and other products and the Company expects that its costs for obtaining additional buses would significantly increase.

    Central also sells Blue Bird buses to third parties. Central's third-party sales are subject to risks associated with Blue Bird and the public perception of its products. Adverse publicity or recalls affecting Blue Bird products could have a material adverse effect on the Company. In addition, disruption in the timely supply of Blue Bird products, whether due to market-induced shortages, labor interruptions, manufacturing problems or other factors, could have a material adverse effect on the Company. The following information with respect to Blue Bird and bus chassis has been derived from Blue Bird's public filings.

    In general, buses consist of a body mounted on a chassis, which includes the bus engine. A substantial portion of the units sold by Central are "Type C" buses for which Blue Bird does not manufacture a chassis. Because of the importance of the Type C bus to Central, the ability of Blue Bird to obtain an adequate supply of chassis could become critical to Company's ability to compete in the school bus sales market. There are presently only three major chassis manufacturers in the United States. In May 1991, Blue Bird and one of these suppliers, General Motors Corporation ("GM"), entered into a chassis supply agreement (the "GM Chassis Agreement"). If the GM Chassis Agreement were to be terminated or if, for any reason, GM were to cease manufacturing chassis or cease selling them to Blue Bird, there can be no assurance that Central would be able to meet its demand for Blue Bird school buses.

    School bus manufacturers' products must satisfy certain standards applicable to vehicles established by the National Highway Traffic Safety Administration (the "NHTSA") and certain products must also satisfy specifications established by other federal, state and local regulatory agencies, primarily dealing with safety standards applicable to school buses. In August 1996, the NHTSA announced its determination that approximately 11,500 school buses were not in compliance with federal requirements for fuel systems. Of the affected buses, 11,300 were Blue Bird Type D models in which the chassis were manufactured by Blue Bird, which failed crash tests when fuel tanks were punctured upon impact. In January 1997, Blue Bird issued a recall of the affected buses, and management of Blue Bird estimated that the cost of the repairs required to be paid by Blue Bird to bring the vehicles into compliance would not be material.

BLUE SKY RESTRICTIONS

    In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or resold by any Holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Company does not currently intend to register or qualify the resale of the New Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available. Holders must ensure their own compliance with respect to such laws, which could limit the ability of Holders to resell New Notes.

FAILURE TO EXCHANGE OLD NOTES

    The New Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of valid tenders of such Old Notes. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Original Old Notes were sold by the Company on February 4, 1997 (the "Closing Date"), and the Additional Old Notes on August 14, 1997, to Jefferies. Jefferies subsequently resold the Original Old Notes and the Additional Old Notes to "qualified institutional buyers" (within the meaning of Rule 144A under the Securities Act ("Rule 144A")) and certain of the Original Old Notes to a limited number of institutional "accredited investors" (within the meaning of Rule 501 under the Securities Act) in transactions not requiring registration under the Securities Act or applicable state securities laws, including sales pursuant to Rule 144A. As a condition to the sale of the Old Notes, the Company, the Guarantors and Jefferies entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed to (i) file within 90 days after the Closing Date a Registration Statement with the Commission with respect to the Exchange Offer and the New Notes; and (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Closing Date. If applicable law or interpretations of the Commission do not permit the Company to effect the Exchange Offer, or if certain Holders of the Notes do not receive freely tradeable Notes pursuant to the Exchange Offer or if the Exchange Offer is not consummated within 240 days after the Closing Date, the Company will use its best efforts to cause to become effective a registration statement (the "Shelf Registration Statement") with respect to the resale of the Notes and to keep the Shelf Registration Statement effective until three years after the Closing Date. The Registration Rights Agreement also provides that unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will have commenced the Exchange Offer and will use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration statement was declared effective by the Commission New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended June 30, 1997 voluntarily filed by the Company with the Commission. This description of the Registration Rights Agreement is qualified by reference to such exhibit. The Registration Statement, of which this Prospectus is a part, is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER


    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to the Expiration Date. As of the date of this Prospectus, $150,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about January 27, 1998, to all Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. See "Risk Factors -- Failure to Exchange Old Notes." However, Old Notes may be tendered only in integral multiples of $1,000.


    The New Notes will evidence the same debt as the Old Notes for which they are exchanged, and are entitled to the benefits of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof.

    Holders do not have any appraisal or dissenters' rights under the New York Business Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange

Offer in accordance with the applicable requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such unaccepted tenders of Old Notes will be returned, without expense to the Holder thereof, as promptly as practicable after the Expiration Date.

    Holders whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the Holders will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "Risk Factors -- Failure to Exchange Old Notes."

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses; Solicitation of Tenders."

EXPIRATION DATE; EXTENSIONS AMENDMENTS


    The term "Expiration Date" shall mean 5:00 p.m., New York City time on February 26, 1998, unless the Company extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a release to the Dow Jones News Services prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right at its sole discretion (i) to delay accepting any Old Notes; (ii) to extend the Exchange Offer; (iii) to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent; or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a Prospectus supplement that will be distributed to all Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Exchange Offer would otherwise expire during such five to 10 business day period. During any extension of the Expiration Date, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company.

    The Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

    Interest accrues on the Notes at the rate of 10 3/4% per annum and will be payable in cash semi-annually in arrears on each February 1 and August 1, having commenced on August 1, 1997. No interest will be payable on the Old Notes on the date of the exchange for the New Notes and therefore no interest will be paid thereon to the Holders at such time.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a beneficial owner thereof as set forth below and the acceptance by the Company thereof will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and the Letter of Transmittal. At September 30, 1997 substantially all of the Old Notes are held of record by a nominee of the Depository.

    Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must ensure that a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, are received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal; (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date; or
(iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY, NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

    Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal; or (ii) for the account of an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed by the registered Holder with signature guaranteed by an Eligible Institution or accompanied by appropriate powers of attorney with signature guaranteed by an Eligible Institution, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of its authority so to act must be submitted with the Letter of Transmittal.

    By tendering, each Holder will represent to the Company that, among other things (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder; (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the Holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes; and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the tendering Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

DELIVERY OF DOCUMENTS TO THE DEPOSITORY OR THE COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, and if the Company has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Notes so tendered will only be made after timely confirmation of such book-entry transfer of Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from a participant tendering Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

    If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old

Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the Expiration Date, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof; or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which exceed those described herein, or would otherwise make it inadvisable to proceed with the Exchange Offer.

    If the Company determines in good faith that any of the conditions are not met, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to exchanging Holders; (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (See "-- Withdrawal Rights"); or (iii) waive certain of such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a Prospectus supplement that will be distributed to all Holders.

    The foregoing conditions are for the benefit of the Company and may be asserted by the Company in good faith regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    Holders have certain rights and remedies against the Company under the Registration Rights Agreement. Upon the occurrence of certain Registration Defaults (as defined), the Company will pay liquidated damages to each Holder during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Old Notes held by such Holder. Thereafter, the weekly liquidated damages amount will increase to $0.10 per $1,000 principal amount of Old Notes until such Registration Default is cured. All accrued liquidated damages will be paid in the same manner as interest payments on the Old Notes on semi-annual damages payment dates that correspond to interest payment dates for the Old Notes. Following the cure of a Registration Default, the accrual of liquidated damages will cease. The Company delayed commencing the Exchange Offer to consummate the Central acquisition and is currently required to pay liquidated damages to the Holders of the Old Notes.

EXCHANGE AGENT

    The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


 BY REGISTERED OR CERTIFIED      FACSIMILE TRANSMISSIONS:         BY HAND OR OVERNIGHT
            MAIL:                                                       DELIVERY:
                               (Eligible Institutions Only)

    The Bank of New York              (212) 815-6339              The Bank of New York
   101 Barclay Street, 7E                                          101 Barclay Street
  New York, New York 10286        TO CONFIRM BY TELEPHONE       Corporate Trust Services
                                                                         Window
Attn: Reorganization Section/    OR FOR INFORMATION CALL:             Ground Level
       Nathalie Simon                                           New York, New York 10286
                                      (212) 815-5788              Attn: Reorganization
                                                                        Section--
                                                                        Floor 7E
                                                                     Nathalie Simon


DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES; SOLICITATION OF TENDERS

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.


    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $225,000 and include fees and expenses of the Exchange Agent and Trustee and accounting and legal fees.


    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted to the Exchange Agent, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded by the Company at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the Exchange Offer will be amortized over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in no action letters issued to third parties by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such New Notes, and provided, further, that each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." If any Holder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission; and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

                            THE OLD NOTES OFFERINGS

    On February 4, 1997 the Company issued the Original Old Notes to the Initial Purchaser, who resold the Original Old Notes to "qualified institutional buyers" (within the meaning of Rule 144A) in transactions meeting the requirements of Rule 144A and to a limited number of institutional "accredited investors" (within the meaning of Rule 501 under the Securities Act) in transactions not involving a public offering. The offering of the Original Old Notes was part of a refinancing plan designed to extend the maturity of the Company's indebtedness, provide the Company with additional financing and operating flexibility, and enhance the Company's financial liquidity. The Company applied the net proceeds of the offering of the Original Old Notes (i) to repay existing indebtedness (approximately $73.8 million); (ii) to terminate certain operating leases and purchase the vehicles and other assets leased thereunder (approximately $5.9 million); (iii) to acquire a Medicaid business and purchase additional vehicles to perform the Company's obligations thereunder; and (iv) the remainder for general corporate purposes.

    Upon consummation of the offering of the Original Old Notes, the Company entered into the Revolving Credit Facility. See "Description of the Revolving Credit Facility."

    On August 14, 1997, the Company issued the Additional Old Notes to the Initial Purchaser, who resold the Additional Old Notes to "qualified institutional buyers" (within the meaning of Rule 144A) in transactions meeting the requirements of Rule 144A. The offering of the Additional Old Notes was part of a financing plan to fund the acquisition of Central. The Company applied the net proceeds of the offering of the Additional Old Notes to (i) acquire Central; and (ii) to fund the Company's entrance into the Los Angeles market.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of the Company as of September 30, 1997. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Consolidated Financial Information," and the respective notes thereto included elsewhere in this Prospectus.

                                                                                                SEPTEMBER 30, 1997
                                                                                                ------------------
                                                                                                 ($ IN MILLIONS)
Cash..........................................................................................      $      6.3
                                                                                                    --------
                                                                                                    --------
Debt:
  Revolving Credit Facility (1)...............................................................      $      1.6
  Existing debt (2)...........................................................................             6.9
  The Notes...................................................................................           150.0
                                                                                                    --------
    Total debt................................................................................           158.6
Stockholder's equity..........................................................................            25.9
                                                                                                    --------
    Total capitalization......................................................................      $    184.5
                                                                                                    --------
                                                                                                    --------

------------------------

(1) Borrowings of up to $30.0 million are available to the Company for working capital and general corporate purposes, subject to the borrowing conditions contained therein. See "Description of the Revolving Credit Facility."

(2) Consists of $4.7 million indebtedness secured by vehicles and $2.2 million of notes and mortgages on real property acquired in connection with the acquisition of Central.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected historical financial data for each of the years in the three-year period ended June 30, 1997 were derived from the audited historical financial statements of the Company included elsewhere in this Prospectus. The historical financial data for the year ended June 30, 1993 and for the three-month periods ended September 30, 1996 and 1997 are unaudited, but in the opinion of management include all material adjustments necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the three-month period ended September 30, 1997 are not necessarily indicative of the results for the entire year ending June 30, 1998. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                                                                   THREE
                                                                                                                  MONTHS
                                                                                                                   ENDED
                                                                                                                 SEPTEMBER
                                                                          YEAR ENDED JUNE 30,                    30, 1997
                                                        -------------------------------------------------------  ---------
                                                          1993       1994(1)      1995       1996       1997       1996
                                                        ---------  -----------  ---------  ---------  ---------  ---------
                                                                                 ($ IN MILLIONS)
OPERATING DATA:
Revenues..............................................  $    93.3   $   101.5   $   114.0  $   142.6  $   166.1  $    25.2
Income (loss) from operations.........................        5.2         5.6         5.8        7.3        7.4       (2.8)
Income (loss) before extraordinary items..............        1.1         1.9         1.5        1.4       (0.6)      (2.5)
Net Income (loss).....................................        1.1        12.3         2.6        1.4       (1.7)      (2.5)
Ratio of earnings to fixed charges (2)................        1.6x        1.7x        1.5x       1.3x        --         --
BALANCE SHEET DATA (AT END OF PERIOD) (3):
Total assets..........................................       63.1        68.9        83.0      104.4      154.4      118.2
Long-term obligations.................................       11.3        28.9        42.3       59.7      110.5       75.8
Total stockholder's equity............................        2.5        25.5        28.1       29.5       27.6       27.1


                                                          1997(4)
                                                        -----------

OPERATING DATA:
Revenues..............................................   $    59.2
Income (loss) from operations.........................         0.8
Income (loss) before extraordinary items..............        (1.9)
Net Income (loss).....................................        (1.9)
Ratio of earnings to fixed charges (2)................          --
BALANCE SHEET DATA (AT END OF PERIOD) (3):
Total assets..........................................       204.1
Long-term obligations.................................       158.6
Total stockholder's equity............................        25.9

------------------------

(1) In 1994, certain subsidiaries of the Company emerged from bankruptcy. See "Risk Factors -- Reorganization." Net income for the year ended June 30, 1994 included $10.4 million extraordinary income pertaining to forgiveness of indebtedness.

(2) For the year ended June 30, 1997, and for the three-month periods ended September 30, 1996 and 1997, earnings were inadequate to cover fixed charges by $1.2 million, $4.2 million and $3.2 million, respectively. Fixed charges in 1993 and 1994 exclude $4.0 million and $0.7 million of contractual interest not incurred due to the bankruptcy proceedings and in fiscal 1997 exclude write-off of unamortized deferred finance charges of $0.9 million as a result of the refinancing transaction. See Note 8 of Notes to Consolidated Financial Statements.

(3) The Company paid no dividends during any of the periods in the table.

(4) The financial information as of and for the three months ended September 30, 1997 reflect the acquisition of Central effective July 1, 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE "SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION," "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION" AND THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    Atlantic is one of the largest providers of school bus transportation in the United States. The Company has contracts with 63 school districts in New York, Missouri, California, Pennsylvania, Connecticut and New Jersey. In addition to the School Bus Division, the Company provides services to public transit systems for physically and mentally challenged passengers through the Paratransit Division, transportation for pre-kindergarten children and Medicaid recipients through the Pre-K/Medicaid Operations, and express commuter line and charter and tour bus services through the Coach Division. At September 30, 1997, Atlantic had a fleet of 3,806 vehicles operating from 31 facilities. The Company generated revenues of $166.1 million in the fiscal year ended June 30, 1997.

    The School Bus Division accounted for 81.3%, 84.4% and 84.4% of the Company's revenues for each of fiscal 1997, 1996 and 1995, respectively. The Company's school bus transportation contracts have provided a relatively predictable and stable stream of revenues over their terms, which range from one to five years. Since 1979, Atlantic has achieved a contract renewal rate of approximately 98%, which management believes is due to (i) its reputation for passenger safety and providing efficient, on-time service; (ii) its long-standing relationships with the school districts it services; (iii) the preference of school districts to maintain continuity of service with their current proven contractor rather than risk the uncertainty associated with a replacement; and (iv) the disadvantage of prospective competitors, who generally would have to make substantially greater investments than the Company in new equipment and who may experience difficulty obtaining suitable parking and maintenance facilities in Atlantic's primary markets, especially in the New York greater metropolitan area.

    The price per day per vehicle varies, depending upon a wide range of factors including (i) vehicle type (standard school buses, minivans, or vehicles with wheelchair lifts); (ii) the nature of service to be provided (transportation of regular enrollment students or transportation of physically or mentally challenged students); (iii) special requirements of a particular school district concerning age of vehicles and/or upgrades on equipment; and (iv) the cost of labor. Salaries and related labor costs are the most significant factors in the Company's cost structure. In urban areas, particularly those with a strong union presence, the cost of providing school bus transportation is substantially greater than in suburban and rural areas, where unions are generally less prevalent and salaries are lower. As a result, prices paid by school districts vary accordingly. School Bus Division revenues have historically been seasonal, based on the school year and holiday schedules. During the months of September through June, the Company's fleet of school buses has been generally fully utilized. Historically, during the summer months, only a portion of the Company's school buses have been needed to fulfill the Company's summer contracts for school and camp activities and special trips. The Company conducts periodic maintenance and overhauls of its school vehicles during the summer months, which increases costs during a season of lower revenues. See "Risk Factors-- Seasonality; Fluctuation in Quarterly Operating Results."

    The Paratransit Division which accounted for 11.4%, 8.3% and 5.3% of the Company's revenues in fiscal 1997, 1996 and 1995, respectively, is Atlantic's second largest and fastest growing division. The terms of the Company's paratransit contracts range from one to five years. The contracts are awarded by public transit systems through a public bidding or RFP process. The Company is generally entitled to a specified charge per hour of vehicle service together with other fixed charges. The method of contract compensation also varies. See "Business -- Paratransit Division -- Contracts."

    The Company's Pre-K/Medicaid Operations accounted for less than 6% of the Company's revenues in each of the last three fiscal years. Pre-K contracts are generally awarded to the lowest responsible bidder in a public bidding process. Medicaid contracts are generally awarded through negotiations with private agencies. The Company generally services specific Pre-K bus routes during the months of September through June, and services Medicaid routes throughout the year. Pre-K and Medicaid contracts are generally paid based on number of passengers per trip.

    The Coach Division, which accounted for 3.4%, 3.9% and 4.9% of the Company's revenues in fiscal 1997, 1996 and 1995, respectively, operates luxury coaches for express commuter services and charter and tour contracts for individual special events. The Company's contracts for coach services vary based on term and length of the trip. Coach Division charter and tour revenues are generally a function of the size and number of coaches utilized rather than the number of passengers carried.

    The principal elements of the Company's costs of sales are labor, fuel, parts, vehicle insurance, equipment lease expense and rent. Historically, costs of sales have varied directly in proportion to revenues, and approximately 88.2% of fiscal 1997 costs of sales were variable costs consisting of direct labor (primarily driver wages and related employment expenses), fuel costs and maintenance costs. At September 30, 1997, approximately 72% of the Company's employees were members of various labor unions and the Company was party to 17 collective bargaining agreements, four of which, covering approximately 1,400 employees, expire over the next three years, and three of which, covering 184 employees of the School Bus Division, and 281 employees of the Paratransit Division have already expired. In the third quarter of fiscal 1997, the Transport Workers Union of America won an election to unionize a subsidiary of the Company that has approximately 390 employees. Management does not expect a material increase in its labor costs as a result of such unionization, although no assurance can be given as to the outcome of negotiations with the representatives of the newly unionized employees. Although the Company believes that historically it has had satisfactory labor relations with its employees and their unions, the Company's inability to negotiate acceptable union contracts in the future or a deterioration of labor relations could result in strikes or work stoppages and increased operating costs as a result of higher wages or benefits paid to union members, which would have a material adverse effect on the Company. See "Risk Factors -- Labor Relations." The average fuel cost for the Company has increased approximately 19% compared to its average fuel costs in fiscal 1996. The Company spent approximately $6.8 million on fuel in fiscal 1997. See "Risk Factors -- Fluctuation in the Cost of Fuel." General and administrative expenses include costs associated with the Company's headquarters in Staten Island and terminal office and managerial salaries. In fiscal 1997, the Company increased the size of its staff in its corporate headquarters to accommodate the Company's growth. Management believes that it currently has sufficient staff to support anticipated revenues levels. The above cost increases are anticipated to be offset somewhat as the Company's business grows and the Company realizes economies of scale by (i) spreading the cost of the administrative staff and facilities over a larger revenue base; and (ii) capturing savings in expenses such as vehicle insurance and vehicle parts and purchases. In addition, the Company obtained a reduction of approximately $1 million in the initial scheduled premium for its workers' compensation coverage for calendar 1997 compared to calendar 1996. Such reduction was due in part to the Company's recent claims experience and to recent tort reform and managed care initiatives in New York State, where most of the Company's employees work. The Company's ability to permanently obtain the benefit of such premium reductions is subject to the Company's future claims experience, which cannot be predicted with certainty. If the Company's workers' compensation claims experience is significantly adverse, the Company may be required to apply a portion or all of its premium savings towards policy retentions and future premiums could increase.

    Commencing June 1995, the Company received five-year extensions on all 17 of its New York Board of Education school bus transportation contracts. To receive these extensions, the Company agreed to a reduction in its rates in fiscal 1996 and to a ceiling on rate increases in fiscal 1997 and 1998 not to exceed the applicable CPI. Thereafter, the contracts provide that the Company will receive increases based solely upon the applicable CPI increase.

RESULTS OF OPERATIONS

                                           YEAR ENDED JUNE 30,                                THREE MONTHS ENDED SEPTEMBER 30
                    ------------------------------------------------------------------   ------------------------------------------
                            1995                   1996                   1997                   1996                  1997
                    --------------------   --------------------   --------------------   --------------------   -------------------
                                             ($ IN MILLIONS)
Revenues..........   $114.0      100.0%     $142.6      100.0%     $166.1      100.0%      $25.2      100.0%     $59.2      100.0%
Gross profit......     22.6       19.8        27.4       19.3        30.0       18.1         2.3        9.2        7.9       13.4
General and
  administrative
  costs...........      9.2        8.0        10.4        7.3        12.2        7.3         2.5        9.9        3.8        6.4
Depreciation and
  amortization....      7.6        6.7         9.7        6.8        10.4        6.3        (2.6)      10.2        3.3        5.6
Income (loss) from
  operations......      5.8        5.1         7.3        5.1         7.4        4.5        (0.8)     (10.9)       2.8        0.1
Net interest
  expense.........      3.1        2.7         5.1        3.6         8.7        5.3         1.5        5.9        4.1        7.0
Income (loss)
  before
  extraordinary
  item............      1.5        1.3         1.4        1.0        (0.6)      (0.4)       (2.5)      (9.9)      (1.9)      (3.1)
Net income
  (loss)..........      2.6(1)     2.3         1.4        1.0        (1.7)      (1.0)(2)    (2.5)      (9.9)      (1.9)      (3.1)

OTHER DATA
EBITDA(3).........     13.4       11.8        17.0       11.9        17.8       10.7        (0.2)      (0.8)       4.1        7.0

------------------------

(1) Includes extraordinary item, forgiveness of indebtedness of $1.1 million net of $0 of taxes.

(2) Includes extraordinary item, loss on early extinguishment of debt ($0.6 million net of $0.4 million taxes) and write-off of unamortized deferred finance charges ($0.5 million net of $0.4 million of taxes).

(3) EBITDA represents income from operations before depreciation and amortization. EBITDA is used in certain financial covenants in the Indenture and is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation; as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles; or as a measure of the Company's profitability or liquidity. EBITDA as used in this Prospectus may not be comparable to "EBITDA" as reported by other companies.


THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996.


    REVENUES. Revenues were $59.2 million for the three months ended September 30, 1997 compared to $25.2 million for the three months ended September 30, 1996, an increase of $34.0 million or 134.8%. This increase was due primarily to
(i) $28.1 million in revenues of Central as a result of the Central acquisition, which was effective as of July 1, 1997; (ii) new contracts awarded to and increases in service requirements of existing contracts in the Paratransit Division of $1.3 million; (iii) the award of the Los Angeles contract which added $0.7 million of revenues; (iv) $1.5 million of additional summer contract revenues; (v) the acquisition of school bus routes in the State of New York in May 1997 which added $0.7 million of revenues; (vi) the acquisition of a PreK/Medicaid business in the State of New York which added $.05 million of revenues; (vii) $1.1 million in contract rate increases and other billings. The Company's revenues from school bus transportation are significantly curtailed during the months of July and August due to school holidays while revenues from the sale and service of buses have historically been significantly higher during the first three months of the fiscal year. Therefore revenues and results for the first fiscal quarter are not representative of annual operations. Revenues were $59.1 million for the three months ended September 30, 1997. Central accounted for 47.6% of the Company's revenues for the three months ended September 30, 1997.

    GROSS PROFIT. Gross profit was $7.9 million for the three months ended September 30, 1997 compared to $2.3 million for the three months ended September 30, 1996, an increase of $5.6 million or 242.2%. This increase was due primarily to the increase in revenues described above and gross profit generated by Central of $3.7 million. As a percentage of revenues, gross profit increased to 13.4% in the first quarter of

1997 from 9.2% in the first quarter of 1996. This increase was primarily due to a decrease of 1.4% in payroll and benefit expenses, a 1.0% decrease in parts and tire costs and a 1.5% decrease in lease costs due to the termination of certain operating leases and the purchase of assets leased thereunder.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs were $3.8 million for the three months ended September 30, 1997 compared to $2.5 million for the three months ended September 30, 1996, an increase of $1.3 million or 50.1%. This increase was principally related to additional administrative payroll and benefits related to infrastructure growth and $0.7 million in connection with the Central acquisition. However, general and administrative costs as a percentage of revenues decreased to 6.4% from 9.9%.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense was $3.3 million for the three months ended September 30, 1997 compared to $2.6 million for the three months ended September 30, 1996 an increase of $0.7 million or 28.6%. This increase was due primarily to depreciation expense of Central of $0.4 million and amortization of goodwill and other items in relation to the acquisition of Central of $0.2 million.

    INCOME (LOSS) FROM OPERATIONS. Income from operations was $0.8 million for the three months ended September 30, 1997 compared to a loss of $2.8 million for the three months ended September 30, 1996 an increase of $3.6 million. This increase was due primarily to increased revenues and higher gross profit margins offset in part by increases in general and administrative costs.

    NET INTEREST EXPENSE. Net interest expense was $4.1 million for the three months ended September 30, 1997 compared to $1.5 million for the three months ended September 30, 1996, an increase of $2.6 million or 177.2%. This increase was primarily due to the interest in connection with the Original Old Notes and the Additional Old Notes.

    NET LOSS. The Company generated a net loss of $1.9 million for the three months ended September 30, 1997 compared to a net loss of $2.5 million for the three months ended September 30, 1996 a decrease of $0.6 million.

FISCAL YEAR ENDED JUNE 30, 1997 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1996


    REVENUES. Revenues were $166.1 million in fiscal 1997 compared to $142.6 million in fiscal 1996, an increase of $23.5 million or 16.5%. This increase was due primarily to (i) new contracts awarded to the Paratransit Division, which added $8.0 million of revenues; (ii) $2.1 million in contract rate increases and other billings; (iii) the acquisition of school bus routes in the State of New York in October 1995 and May 1997, which added $2.4 million of revenues; (iv) the award of a new contract in St. Louis, which was initiated in September 1996 and added $8.3 million; (v) $0.7 million of additional summer contracts; (vi) $1.3 million of additional Pre-K/Medicaid billings; and (vii) additional runs awarded in Philadelphia, which added $0.7 million in revenue. Revenues were $227.4 million for the pro forma year ended June 30, 1997. Central accounted for 24.8% of the Company's revenues for the pro forma year ended June 30, 1997.


    GROSS PROFIT. Gross profit was $30.0 million in fiscal 1997 compared to $27.4 million in fiscal 1996, an increase of $2.6 million or 9.5%. This increase was due primarily to the increase in revenues described above. As a percentage of revenues, gross profit decreased to 18.1% in fiscal 1997 from 19.3% in fiscal 1996. This decrease was primarily due to increases in fuel expenses of 0.7% and in payroll and benefits expenses of 0.6%.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs were $12.2 million in fiscal 1997 compared to $10.4 million in fiscal 1996, an increase of $1.8 million or 17.3%. The increase was principally related to additional administrative payroll costs of $0.6 million related to infrastructure growth and an $0.8 million increase in the bad debt reserve. However, general and administrative expenses as a percentage of revenues remained constant at 7.3%.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $10.4 million in fiscal 1997 compared to $9.7 million in fiscal 1996, an increase of $0.7 million or 7.0%. This increase was due to a net increase in depreciation in connection with the purchase of new vehicles.

    INCOME FROM OPERATIONS. Income from operations was $7.4 million in fiscal 1997 or 4.5% of revenues and $7.3 million in fiscal 1996 or 5.1% of revenues.

    NET INTEREST EXPENSE. Net interest expense was $8.7 million for the year ended June 30, 1997 compared to $5.1 million for the year ended June 30, 1996, an increase of $3.6 million or 71.4%. This increase was primarily due to $4.9 million of interest in connection with the Original Old Notes issued in the recent financing activity.

    INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS. The Company generated a loss before extraordinary items of $0.6 million in fiscal 1997 compared to income of $1.4 million in fiscal 1996, a decrease of $2.0 million. This decrease was due to the following factors: increases in interest expense, depreciation and amortization, and general and administrative expenses, offset by an increase in gross profit and increase in benefit from income taxes.

    NET INCOME (LOSS). The Company generated a net loss of $1.7 million (including extraordinary items consisting of loss on early extinguishment of debt and write off of unamortized deferred financing charges of $0.5 million each (net of $0.4 million each of taxes) for the fiscal year ended June 30, 1997 compared to $1.4 million net income (with no extraordinary items) for the fiscal year ended June 30, 1996, a decrease of $3.1 million.

FISCAL YEAR ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1995

    REVENUES. Revenues were $142.6 million in fiscal 1996 compared to $114.0 million in fiscal 1995, an increase of $28.5 million or 25.0%. This increase was due primarily to (i) the acquisition of certain routes in the State of New York in May 1995 and October 1995, which added revenues of approximately $10.3 million; (ii) new school bus contracts in St. Louis, which added revenues of $9.2 million; (iii) the acquisition of Raybern Bus Service, Inc. and related companies in August 1995, which added revenues of $4.7 million; (iv) the award of a new Paratransit Division contract in Kentucky, which added $3.4 million of revenues; and (v) approximately $2.4 million of additional Paratransit Division revenues in New York City. These increases were partially offset by a decrease of approximately $1.2 million in revenues in the Company's Pre-K/Medicaid Division due primarily to lost contracts and a further decrease of approximately $0.3 million due to a reduction in other billings.

    GROSS PROFIT. Gross profit was $27.4 million in fiscal 1996 compared to $22.6 million in fiscal 1995, an increase of $4.9 million or 21.6%. This increase was due primarily to the increase in revenues described above. As a percentage of revenues, gross profit was 19.3% and 19.8% in fiscal 1996 and fiscal 1995, respectively. Commencing June 1995, the Company received five-year extensions on all 17 of its New York Board of Education school bus transportation contracts. To receive these extensions, the Company agreed to a reduction in its rates in fiscal 1996 and to a ceiling on rate increases in fiscal 1997 and 1998. Thereafter, the contracts provide that the Company will receive increases based upon the applicable CPI increase. Consequently, the Company's gross margins in fiscal 1996 were lower than in fiscal 1995. See "-- General."

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs were $10.4 million in fiscal 1996 compared to $9.2 million in fiscal 1995, an increase of $1.3 million or 14.0%. This increase was due primarily to increased corporate staff to accommodate growth in the Company's operations, although a portion of this growth was absorbed by existing staff. As a result, general and administrative expenses decreased as a percentage of revenues to 7.3% in fiscal 1996 from 8.0% in fiscal 1995.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $9.7 million in fiscal 1996 compared to $7.6 million in fiscal 1995, an increase of $2.1 million or 27.6%. Depreciation increased $1.5 million due to the increased level of capital expenditures primarily relating to school buses acquired in connection with contracts in St. Louis, and amortization increased $0.6 million due to the purchase of certain school bus route contract rights in fiscal 1996 and amortization of deferred financing costs.

    INCOME (LOSS) FROM OPERATIONS. Income from operations was $7.3 million or 5.1% of revenues in fiscal 1996 and was $5.8 million or 5.1% of revenues in fiscal 1995.

    NET INTEREST EXPENSE. Net interest expense was $5.1 million in fiscal 1996 compared to $3.1 million in fiscal 1995, an increase of $2.0 million or 66.7%. This increase was due primarily to interest expense in connection with (i) acquisitions of new subsidiaries; (ii) the purchase of new vehicles; and (iii) the term loan obtained in October 1994.

    NET INCOME (LOSS). The Company generated net income of $1.4 million for fiscal 1996 compared to $2.6 million (including extraordinary item, forgiveness of indebtedness of $1.1 million net of $0 of taxes) for fiscal 1995, a $1.2 million decrease.

LIQUIDITY AND CAPITAL RESOURCES

    The Company had historically financed both its working capital and capital expenditures with short-term financing. As a result, the Company had been subject to significant debt amortization and refinancing requirements which strained the Company's cash flows, especially during the seasonal low periods. The offering of the Original Old Notes in February 1997 was part of a refinancing plan designed to extend the maturity of the Company's indebtedness, provide the Company with additional financing and operating flexibility, and enhance the Company's financial liquidity. In August 1997, the Company applied the net proceeds of the offering of the Additional Old Notes to acquire Central and to fund the Company's entrance to the Los Angeles market. Management believes that the sale of the Old Notes together with its cash balance of $6.3 million and its $30 million Revolving Credit Facility of which the Company had borrowing availability of $27.9 million as at September 30, 1997, will provide the Company with significantly more liquidity than had previously been available.

    Management anticipates total capital expenditures of $23.9 in fiscal 1998 of which approximately $18.9 million were made by September 30, 1997 which included approximately $9.3 million for the purchases of buses for Los Angeles contracts which were funded from the proceeds of the offering of the Additional Old Notes and $9.6 million of capital expenditures for additional vehicles and equipment. In connection therewith, the Company incurred additional purchase money indebtedness of $6.4 million which included $2.2 million in connection with the acquisition of Central.

    With the current fleet size, management anticipates making approximately $3.5 million of annual capital expenditures for regular replacement of vehicles and approximately $2.5 million of annual maintenance capital expenditures.

    NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES. Net cash used in operating activities was $3.0 million for the three months ended September 30, 1997 primarily due to a $1.9 million net loss, $3.0 million use of funds for working capital, a $1.3 million increase in deferred income taxes and $0.3 million of other uses of funds. These uses of funds were partially offset by $3.6 million of depreciation and amortization. Net cash provided by operating activities was $4.9 million for fiscal 1997, primarily due to $10.9 million of depreciation and amortization and a $1.1 million increase in other sources of funds. This source of funds was offset in part by a $1.6 million net loss and a $5.5 million use of funds for working capital. Net cash provided by operating activities was $5.7 million for fiscal 1996, due primarily to net income of $1.4 million and depreciation and amortization of $9.7 million which were offset in part by $4.7 million of funds used for working capital and $1.1 million of funds transferred to restricted cash as collateral for a letter of credit.

    NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES. In July 1997 the Company acquired Central for $21.5 million (net of $0.2 million cash acquired) which was funded from the proceeds of the Additional Old Notes and its agreement to issue a $2.2 million note and mortgage relating to certain real property. For the three months ended September 30, 1997, the Company made $18.9 million of capital expenditures to acquire additional vehicles and equipment and to purchase assets previously leased. Of these capital expenditures $6.4 million were directly financed and $9.3 million were financed from the proceeds of the Additional Old Notes. In fiscal 1997, the Company made $26.3 million of capital expenditures to acquire additional vehicles and equipment, purchase certain assets previously leased, and for expansion of the Company's corporate headquarters. Of these capital expenditures, $11.9 million were directly financed. In addition, the Company purchased $5.0 million of marketable securities, which securities are held by

Atlantic North. In fiscal 1996, the Company made $20.6 million of capital expenditures, of which $17.4 million were directly financed. In addition, the Company purchased $3.4 million of contract rights in fiscal 1996, of which $2.7 million were directly financed. The Company operates in a capital intensive industry which has historically required significant capital expenditures to attain additional bus routes and purchase additional buses to service such routes. The Company's maintenance capital expenditures were approximately $1.7 million in fiscal 1996.

    NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES. Net cash provided by financing activities totaled $26.9 million for the three months ended September 30, 1997, due primarily to the net proceeds from the offering of the Additional Old Notes plus $1.6 million borrowing under the Company's revolving line of credit, offset by principal payments on borrowings in connection with the acquisition of Central (payment of all of Central's debt), and $3.0 million in deferred financing and organization costs. In addition the Company incurred $6.4 million of indebtedness to directly finance capital expenditures for the three months ended September 30, 1997. Net cash provided by financing activities totaled $31.2 million for the year ended June 30, 1997, due primarily to the net proceeds from the offering of the Original Old Notes plus $8.5 million of additional borrowing (including an increase of $2.9 million in the Company's revolving line of credit), offset by $79.5 million of principal and debt amortization requirement and $7.0 million in deferred financing and organization costs. In addition, the Company incurred $11.9 million of indebtedness to directly finance capital expenditures for the year ended June 30, 1997. In fiscal 1996, net cash used in financing activities totaled $5.0 million due to $12.1 million of principal repayments and debt amortization requirements, which were offset by $8.1 million of additional borrowings, used to finance normal working capital needs and $0.8 million of funds transferred to restricted cash. In addition, the Company incurred $20.1 million of aggregate indebtedness to directly finance capital expenditures and acquisitions of contract rights.

    At September 30, 1997, the Company's total debt and stockholder's equity were $158.6 million and $25.9 million, respectively. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will depend upon its future performance, which will be subject to general economic conditions, its ability to achieve cost savings and other financial, business and other factors affecting the operations of the Company, many of which are beyond its control. If the Company cannot generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of such debt (including the Notes), sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained. See "Risk Factors -- Significant Leverage."

IMPACT OF YEAR 2000 ON THE COMPANY'S SYSTEMS

    Management is in the process of determining whether all of the Company's accounting and operational systems are year 2000 compliant. Management does not expect the costs associated with any required conversions of systems to ensure year 2000 compliance to be significant.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of any enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

    Both SFAS Nos. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

QUARTERLY FINANCIAL INFORMATION; SEASONALITY

    The table below sets forth unaudited summary financial information for the Company for the last 13 quarters. This information has been prepared by the Company on a basis consistent with its audited financial statements and includes all adjustments that management considers necessary for a fair presentation of the results for such quarters.

    The Company's operations are seasonal in nature. Historically, the first quarter of the Company's fiscal year has generated operating losses due to significantly reduced revenues of the School Bus Division during the summer months. The Company's school bus contracts generally resume in late August and early September. The Company's quarterly operating results also fluctuate due to a variety of factors, including variation in the number of school days in each quarter (which is affected by the timing of the first and last days of the school year, holidays, the month in which spring break occurs and adverse weather conditions, which can close schools) and the profitability of the Company's other divisions. Consequently, interim results are not necessarily indicative of the full year and quarterly results may vary substantially, both within a fiscal year and between comparable fiscal years. For example, in the fourth quarter of fiscal 1997, in most of the Company's markets, the Company experienced two additional revenue days and one less payroll day than the same period in fiscal 1996. This disparity in the school calendar had a positive impact on operating results in the fourth quarter of fiscal 1997. See "Risk Factors -- Seasonality; Fluctuation in Quarterly Operating Results."

                                                                                                 FISCAL 1996
                                           FISCAL 1995                       ----------------------------------------------------
                       ----------------------------------------------------
                        SEPT. 30,    DEC. 31,      MARCH 31,     JUNE 30,     SEPT. 30,    DEC. 31,      MARCH 31,     JUNE 30,
                          1994         1994          1995          1995         1995         1995          1996          1996
                       -----------  -----------  -------------  -----------  -----------  -----------  -------------  -----------
                                                                    ($ IN MILLIONS)
Revenue..............   $    15.8    $    31.7     $    32.9     $    33.7    $    18.9    $    40.7     $    41.6     $    41.4
Income (loss) from
  operations.........        (2.7)         2.6           2.7           3.3         (2.8)         3.8           2.6           3.7
Net income (loss)
  before
  extraordinary
  item...............        (2.1)         1.0           1.2           1.4         (2.5)         1.6           0.8           1.5
OTHER DATA
EBITDA (1)...........        (1.1)         4.4           4.6           5.5         (0.5)         6.4           5.2           5.9


                                          FISCAL 1997

                                                                           FISCAL 1998
                       --------------------------------------------------  -----------
                        SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT 30,
                          1996         1996         1997         1997         1997
                       -----------  -----------  -----------  -----------  -----------

Revenue..............   $    25.2    $    45.0    $    45.5    $    50.1    $    59.2
Income (loss) from
  operations.........        (2.8)         2.4          2.0          5.8          0.8
Net income (loss)
  before
  extraordinary
  item...............        (2.5)         0.5         (0.5)         1.9         (1.9)
OTHER DATA
EBITDA (1)...........        (0.2)         5.2          4.7          8.1          4.1

------------------------

(1) EBITDA represents income from operations before depreciation and amortization. EBITDA is used in certain financial covenants in the Indenture and is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation; as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles; or as a measure of the Company's profitability or liquidity. EBITDA as used in this Prospectus may not be comparable to "EBITDA" as reported by other companies.

    Central's school bus distribution business is also seasonal in nature. Approximately 49% of Central's annual sales have occurred in the quarter ended September 30 each year, which is typical for the school bus sales industry. In addition, Central's working capital needs have tended to increase during that quarter in response to the higher seasonal sales volume and inventory is at its highest during July and August prior to heavy seasonal school bus deliveries. The Company believes the Central acquisition will partially offset the seasonal effects of the Company's school bus operations, as Central's seasonal peak has tended to occur during the months of July and August, which has been the Company's seasonal low period.

                                    BUSINESS

GENERAL

    Atlantic is one of the largest providers of school bus transportation in the United States. The Company has contracts with 63 school districts in New York, Missouri, California, Pennsylvania, Connecticut and New Jersey. In addition to the School Bus Division, the Company provides services to public transit systems for physically or mentally challenged passengers through the Paratransit Division, transportation for pre-kindergarten children and Medicaid recipients through the Pre-K/Medicaid Operations, express commuter line and charter and tour bus services through the Coach Division. At September 30, 1997, Atlantic had a fleet of 3,806 vehicles operating from 31 facilities. For the fiscal year ended June 30, 1997, the Company generated revenues of $166.1 million, approximately 81% of which was derived from the School Bus Division.

    The Company's school bus transportation contracts have provided a relatively predictable and stable stream of revenues over their terms, which range from one to five years. Since 1979, Atlantic has achieved a contract renewal rate of approximately 98%, which management believes is due to (i) its reputation for passenger safety and providing efficient, on-time service; (ii) its long-standing relationships with the school districts it services; (iii) the preference of school districts to maintain continuity of service with their current proven contractor rather than risk the uncertainty associated with a replacement; and (iv) the disadvantage of prospective competitors who generally would have to make substantially greater investments than the Company in new equipment and who may experience difficulty obtaining suitable parking and maintenance facilities in Atlantic's primary markets, especially in the New York greater metropolitan area.

    By capitalizing on the stable revenue stream provided by its existing contracts and its reputation for passenger safety and service, Atlantic has become one of the fastest growing major school bus companies in the United States. This growth has resulted from (i) securing additional contracts from existing and new customers (including replacing underperforming contractors);
(ii) expanding into new markets; and (iii) consummating a series of strategic acquisitions.

    Management believes that the proven strength and experience of its management team and its reputation for passenger safety and service provide a strong foundation for continued growth and increased cash flow. To capitalize on the opportunities presented by the transportation industry, Atlantic's management team focuses on the following areas: (i) expansion into new markets;
(ii) expansion into existing markets; (iii) growth of the Paratransit Division; and (iv) focus on passenger safety and service.

    Atlantic was founded in 1964 as a school bus company based in Staten Island, New York. Domenic Gatto, Chairman of the Board, Chief Executive Officer and President of the Company, commenced employment with the Company in 1973 and purchased the Company in 1974, at which time the Company operated only 16 buses. In 1979, the Company was awarded two major school bus transportation contracts by the New York Board of Education, which substantially increased the Company's revenues. These contracts, which were originally awarded for a period of three years, have been extended successively through fiscal 2000. From 1982 to 1987, the Company strengthened its presence in New York City through the acquisition of 14 regional school bus transportation companies which, in aggregate, contributed approximately $26.3 million of revenues in fiscal 1997. In 1986, the Company won and purchased additional contracts in New York City, which also have been extended successively through 2000, and which contributed revenues of approximately $27.1 million in fiscal 1997. From 1986 to 1989, the Company further strengthened its presence in New York City through the acquisitions of four local contractors and expanded its operations to Nassau and Suffolk counties on Long Island, New York, through a combination of acquisitions and winning new contracts. From 1990 to 1995, the Company consummated five additional acquisitions in the New York metropolitan area and three acquisitions on Long Island, New York, which generated approximately $23.4 million of revenues in fiscal 1997. In addition to the Company's expansion in the New York greater metropolitan area, the Company extended its operations to Philadelphia in 1993, where it was the successful bidder for a new contract, which, when combined with subsequent acquisitions in 1993 and additional new contracts received in 1996 and 1997, contributed approximately $9.8 million of revenues in fiscal 1997. Continuing its strategy of expanding its operations outside New York City, the Company established operations in St. Louis in 1995 and 1996 by winning contracts, which contributed $17.1 million of revenues in fiscal 1997.

SCHOOL BUS INDUSTRY OVERVIEW

    According to the most recently available industry source, an estimated 24 million children ride school buses each school day in the United States, at an annual cost of approximately $12 billion. Approximately two-thirds of the approximately 400,000 school buses used to transport these children are operated by school districts, with the remaining one-third operated by over 5,000 private contractors. Based on 1996 industry sources, Laidlaw Transit, Inc., a division of Laidlaw, Inc., is the largest private school bus transportation contractor in North America, followed by Ryder Student Transportation, a division of Ryder System, Inc., Durham Transportation Inc. and the Company follow, based on fleet size. Management believes that, if measured by revenues, it would be the third largest school bus contractor because of its significant operations in higher-priced urban markets, especially in New York City.

    Management believes that three major trends, described below, affecting the school bus transportation industry provide the Company with significant opportunities for continued growth.

    PRIVATIZATION. Privatization of student transportation is becoming an increasingly attractive cost-cutting option to school districts. Management believes that, by outsourcing school bus transportation and related regulatory compliance activities, school boards can focus more of their efforts on education. Consequently, since 1990, while the total number of school buses in the industry overall has only grown by approximately 10%, the number of school buses operated by the private sector has increased by over 60%. According to a recent industry survey, 65 school districts converted portions of their transportation operations to the private sector in the 1995-96 school year. School bus transportation contractors, including the Company, are increasing their efforts to persuade school boards that contracting for student transportation services will conserve scarce public dollars while providing safe and reliable service.

    CONSOLIDATION. According to an industry source, in 1996, the 10 largest contractors accounted for approximately 50% of school buses in the private sector, with the remaining 50% reportedly operated by approximately 5,000 regional contractors. Continuing consolidation is occurring among private contractors, driven largely by the inability of smaller companies to absorb the costs of complying with increasingly stringent government regulations while still providing commensurate levels of service at competitive prices.

    EXPECTED INCREASE IN SCHOOL ENROLLMENT. The U.S. Department of Education has projected a substantial increase in public school enrollment in the 10-year period between 1996 and 2006. In addition, the 1996 school year is projected to set a new national record for public school enrollment of 51.7 million students. This growth, which is attributable to a rise in the birth rate since 1984, has been termed the "baby boom echo." Through 2006, an estimated 6,000 additional schools would be required to accommodate the projected increase in enrollment. An estimated 33 states are expected to face substantial rising enrollments, with a 14% increase in the west and a 6% increase in the south, while the north and mid-west are estimated to remain relatively stable. An enrollment increase of 6% has been projected in New York City. The school bus transportation industry will need to grow accordingly to accommodate the expected increase in school enrollment.

    Management believes that resources required to effectively capitalize on the above-mentioned industry trends favor larger school bus contractors like the Company. In addition, management believes that the demand for school bus transportation is generally insensitive to economic cycles and is fundamentally strong, with industry sources projecting increases in public and private school enrollment each year through 2006 from the record level projected in 1996.

SCHOOL BUS DIVISION

    The School Bus Division is Atlantic's largest division. The Company has contracts to provide school bus transportation in 54 school districts located in New York, Missouri, California, Pennsylvania, Connecticut and New Jersey. The Company's revenues from school bus operations have increased at a compound annual growth rate of 14.3%, from $90.3 million in fiscal 1994 to $135.0 million in fiscal 1997.

    SERVICES. The Company generally provides services for transportation of open enrollment ("Regular Education") students through the use of standard school buses, and transportation for physically or mentally challenged ("Special Education") students through the use of an assortment of vehicles, including standard school buses, passenger vans, and lift-gate vehicles, which are capable of accommodating wheelchair bound students. In most jurisdictions serviced by the Company, escorts are required to accompany drivers on Special Education vehicles.

    CONTRACTS. The Company's school bus transportation contracts are awarded by school districts based on public bidding or request for proposal ("RFP") process. The Company's school bus transportation contracts have provided a relatively predictable and stable stream of revenues over their terms, which range from one to five years. Since 1979, Atlantic has achieved a contract renewal rate of approximately 98%. Compensation under school bus transportation contracts is generally based upon a daily rate per vehicle which is established either by public bidding or by proposal and negotiation with respect to RFP contracts. Contracts in New York City provide for the payment of the daily vehicle rate (which encompasses all costs of the Company, including driver and escorts) for days of scheduled performance in accordance with the school calendar and provides for payment in the event of school cancellation as a result of inclement weather or other emergencies. The number of vehicles required is determined by the school districts, initially pursuant to its bid specifications and/or RFP, and is subject to change.

    Commencing June 1995, the Company received five-year extensions on all 17 of its school bus transportation contracts with the Board of Education of the City of New York (the "New York Board of Education"). To receive these extensions, the Company agreed to a reduction in its rates in fiscal 1996 and to a ceiling on the increases in fiscal 1997 and 1998. Thereafter, the contracts provide that the Company will receive increases based upon the applicable CPI increase.

    The Company's school bus transportation contracts generally provide for performance security in one or more of the following forms: performance bonds, letters of credit and cash retainages. Under current arrangements, the Company secures the performance of its New York Board of Education contracts through the use of performance bonds plus cash retainages of 5% of amounts due to the Company. In most instances, the Company has opted to satisfy its security performance requirements by posting performance bonds. At September 30, 1997, the Company had provided performance bonds aggregating $43.3 million. The Revolving Credit Facility provides for the issuance of letters of credit. See "Risk Factors -- Transportation Contract Requirements" and " -- Reliance Upon and Concentration of School Bus Transportation Contracts with School Districts."

    CUSTOMERS. The Company has longstanding relationships with many of the school districts which it services. School districts with which the Company does business generally appoint a business manager and/ or transportation supervisor to oversee school bus transportation operations. Larger school districts have separate bureaus or divisions which regulate and supervise the provision of school bus transportation services. Passenger safety, timeliness and quality of service are among the factors used by school bus transportation administrators to evaluate the Company.

    In the Company's experience, unless a school district is dissatisfied with the services of a school bus transportation contractor, school districts tend to extend existing contracts rather than solicit bids from potential replacement contractors, unless applicable law or the terms of the contract otherwise require. Management believes that replacing an existing contractor through a bidding process generally has resulted in higher prices to districts than contract extensions because of the significant start-up costs that a replacement contractor faces. Bidding also exposes a school district to uncertainty in the quality of service which would be provided by a new contractor.

    Historically, school districts awarded school bus transportation contracts through a public bidding process by which such contracts were required to be awarded to the lowest responsible bidder, without regard to quality of service. However, management believes that due, in part, to the poor performance of certain low-priced school bus transportation contractors, school districts will increasingly rely on a RFP process, which enables school administrators to broaden the factors considered when awarding a contract. Factors such as passenger safety, timeliness and quality of service, among others, are generally considered under the RFP process. In 1996, the State of New York (where the Company has its largest concentration of school bus transportation contracts) adopted legislation which, for the first time, permits school districts in the State of New York to select school bus transportation contractors through a RFP process. Management believes that because of the reputation it has developed in the school bus transportation industry, it is well-positioned to obtain contracts which are awarded by the RFP process as well as by public bidding.

    The Company's 17 contracts with the New York Board of Education have been successively extended through fiscal 2000. The New York Board of Education accounted for 46.1%, 49.8%, and 57.0% of the Company's revenues in fiscal 1997, 1996 and 1995, respectively. No other customer contributed greater than 7% of the Company's revenues during these periods. See "Risk Factors -- Reliance Upon and Concentration of School Bus Transportation Contracts with School Districts."

PARATRANSIT DIVISION

    The Paratransit Division is Atlantic's second largest and fastest growing division. The Paratransit Division's revenues have increased from $3.4 million in fiscal 1994 to $19.0 million in fiscal 1997. Management believes the demand for paratransit services in the United States will continue to grow over the next several years. Pursuant to the Americans with Disabilities Act of 1990 (the "ADA"), certain public transit systems are required to provide comparable services to disabled persons who are unable to use standard public transportation. The ADA required over 500 public transit systems in the United States to implement fully operational paratransit systems by January 1997. Because the ADA was enacted in 1990, the paratransit services industry is relatively young, with most existing contracts having been awarded in the last five years. The larger public transit systems in the United States rely predominantly upon the private sector to perform paratransit services, while approximately one-half of the small and medium size systems outsource paratransit transportation services. Management believes many small companies that have been providing paratransit services may be unable to fulfill the complex service requirements of paratransit contracts, and thus many of the contracts presently held by such operators may not be renewed. The Company has gained substantial experience in satisfying the rigorous demands of such contracts and plans to compete aggressively to obtain new paratransit contracts in the next five years as contracts awarded expire. With the exception of relatively minor contributions for some vehicle acquisition costs, the ADA requirement to provide paratransit services was an unfunded mandate by the federal government. An industry source estimates that the annual cost of providing paratransit services in the United States is approximately $1 billion.

    Better known national paratransit providers include Laidlaw Transit, Inc., Ryder ATE, a division of Ryder Systems Inc., Southeast Transit Management Inc. and the Company. In addition, paratransit services are also provided by several hundred smaller local paratransit companies and by local municipalities.

    To achieve passenger safety and to satisfy paratransit contract requirements, the Company has instituted a comprehensive driver training course which encompasses defensive driving, passenger sensitivity, first aid and CPR procedures, passenger assistance techniques and a comprehensive knowledge of disabilities of the passengers which the Company transports. The Company has also developed and implemented complex and comprehensive routing and scheduling programs in order to provide its paratransit services in accordance with rapid response times which are contractually mandated. Paratransit services are primarily funded by public transit systems.

    SERVICES. The Company's paratransit services are rendered based upon advance call-in requests for transportation, which are generally scheduled by the Company. At September 30, 1997, the Company had approximately 348 vehicles consisting of full-size four-door sedan automobiles and lift-equipped vans to service its paratransit transportation contracts. The Paratransit Division has developed a substantial degree of expertise in developing and providing transportation services required by its physically or mentally challenged passengers in this developing segment of the transportation industry.

    CONTRACTS. The terms of the Company's paratransit contracts range from one to five years. The scope of services and contract requirements vary considerably from one jurisdiction to another. The three general components of paratransit transportation services are (i) providing the actual transportation services;
(ii) reserving passenger requests for service; and (iii) sorting and scheduling passenger requests for service. Some of the Company's customers require the Company to perform all three components of service while other customers perform one or more of such functions themselves. Paratransit vehicles are either provided by the transit agency or the Company depending upon the terms of a particular contract. The Company is generally entitled to a specified charge per hour of vehicle service. Paratransit users pay the Company a fixed amount per trip determined by the local transit system governmental entity (which may be equal to or based upon prevailing public transportation fees in the jurisdiction in question), which is credited against the monthly contract price due from the local transit system.

    CUSTOMERS. The Company presently performs paratransit services under contracts with public transit systems in New York City; Yonkers, New York; Louisville, Kentucky; Atlantic City, New Jersey; and Bucks County and Montgomery County, Pennsylvania. Management believes that its New York City Transit Authority contract is one of the largest paratransit contracts awarded to date in the United States.

PRE-K/MEDICAID OPERATIONS

    The Company provides transportation for physically or mentally challenged children between the ages of three and five, to and from pre-kindergarten facilities located in the New York City metropolitan area. At September 30, 1997, the Company transported approximately 155 children each school day with approximately 13 vehicles pursuant to contracts with the New York City Department of Transportation. Each vehicle requires the presence of an escort who is responsible to assist the children on and off the bus. Escorts are employed and trained by the Company. The Company is compensated on a per child basis at rates which were determined pursuant to public bidding. In September 1997, the Company returned five contracts utilizing 18 vehicles and transporting 187 children and elected to extend the balance of its contracts.

    The Company also performs contracts with private, not-for-profit organizations, which are funded under Medicaid, for the transportation of physically or mentally challenged passengers to and from rehabilitation facilities. At September 30, 1997, the Company utilized 84 vehicles in the performance of these contracts and receives compensation based upon a daily rate per person transported, which rates of compensation vary based upon ambulatory and nonambulatory passengers.

    The Company generated approximately 3.9% of its revenues in fiscal 1997 from its Pre-K/Medicaid Operations.

COACH DIVISION

    The Company provides express commuter, charter and tour bus transportation services with a fleet of 32 luxury motor coaches and 15 mini coaches.

    For the year ended June 30, 1997, express commuter services were provided to approximately 700 passengers from a "Park and Ride" facility (which is leased from an affiliate company in AETG's entertainment business) in Staten Island, New York to and from Manhattan on a daily basis. See "Certain Transactions."

    Charter and tour bus operations include single day and multi-day charters throughout the continental United States and Canada. In addition, the Company operates scheduled line services between New York City and Atlantic City under contractual arrangements with tour operators. Luxury coaches are generally contracted for individual special events. The Company's contracts for coach services vary based on duration and length of trip. This segment of the Company's operations generated 3.4% of the Company's revenues in fiscal 1997.

REORGANIZATION

    In March 1992, Atlantic Express Inc., the predecessor in interest to AETG, and certain subsidiaries of the Company filed a voluntary petition requesting relief from creditors under chapter 11 of the Bankruptcy Code. In August 1993, the Bankruptcy Court entered an order confirming the Plan. The Plan has been consummated and a final decree closing the chapter 11 proceeding was entered by the Bankruptcy Court in January 1994. As part of the reorganization, on August 23, 1993, Atlantic Express Inc. (which operated in two industries: transportation and entertainment), transferred all of its assets and liabilities to AETG, which became the new parent company. On January 30, 1997, AETG transferred all operating assets and liabilities pertaining to the transportation operations to the Company, which became the parent company of the companies operating in the transportation industry. A major cause of the chapter 11 filing was the seizure of the Company's principal bank by the Federal Deposit Insurance Corporation on the maturity date of the Company's outstanding notes due to such bank (and the consequent non-renewal of such notes) during a period when the Company was experiencing liquidity constraints due to, among other things, certain non-recurring expenses incurred by the entertainment operations of Atlantic Express Inc. The chapter 11 proceedings did not adversely affect the Company's relationship with any of the school districts which it serviced at the time of, or subsequent to, the chapter 11 proceedings. All transportation contracts of the Company were performed without interruption and have since been further extended by each of such school districts. Moreover, the Company has not encountered difficulty in bidding for or negotiating contracts with new school districts as a result of the chapter 11 proceedings. See "Risks Factors -- Reorganization."

PREFERRED STOCKHOLDER

    In February 1994, an investor group represented by Wafra Investment Advisory Group, Inc. ("Wafra") purchased Series A Preferred Stock from AETG, in exchange for $12.75 million in cash and common stock, no par value of AETG (the "Common Stock"), valued at $2.95 million on the date of purchase. The Preferred Stock represents 100% of the authorized preferred stock and, upon full conversion, 45% of the issued and outstanding Common Stock. Wafra is a multi-disciplined investment manager with over $1.3 billion of capital under management, $200 million of which is committed to direct equity investments. Prior to any such conversion, all of the Common Stock is owned by the Majority Stockholders. See "Ownership of the Company."

RECENT TRANSACTIONS

    ACQUISITION OF CENTRAL. On August 14, 1997, the Company completed the acquisition of Central, which became effective on July 1, 1997, for total consideration of $26.5 million of cash less long-term indebtedness, which as of June 30, 1997, was $4.8 million, and its agreement to issue a $2.2 million mortgages and notes relating to certain real property. The Company funded the acquisition of Central by using a portion of the proceeds from the sale of the Additional Notes. See "The Old Notes Offerings."

    Central is the leading authorized distributor of Blue Bird school buses in North America, serving the states of New York and New Jersey. The Company believes Central has a greater than 45% market share for sales of school buses in its distribution territory. In addition, Blue Bird is the leading manufacturer of school buses in North America, with a reported 43% market share. Central also currently operates 158 school buses for school districts in New Jersey.

    The Company believes that the Central acquisition will provide it with significant synergistic opportunities, including an expanded customer base, reduced capital expenditures and a reduction in the impact of seasonality on the Company's financial results. For the year ended June 30, 1997 on a pro forma basis, approximately 70% of Central's customer base consisted of school districts in central and upstate New York and New Jersey that operate their own school buses. The Company currently has minimal operations in those areas and believes that the relationships gained through the Central acquisition will enhance the Company's ability to capitalize on the potential privatization in certain of these markets. If the acquisition of Central had occured on June 30, 1996, the Company believes that it would have reduced capital expenditure requirements by approximately $1.9 million in the year ended June 30, 1997 by purchasing buses through Central at more favorable prices. The Company also believes the Central acquisition will partially offset the seasonal effects of the Company's school bus operations, as Central's seasonal peak occurs during the months of July and August, the Company's seasonal low period. The Company intends to continue to operate the businesses of Central. Mr. Thomas Denney, the President and Chief Executive Officer of Central since July 1978, will continue in such positions with Central.

    ENTRANCE INTO THE LOS ANGELES MARKET. In May 1997, the LAUSD awarded the Company the L.A. Contract and in July 1997, a private school awarded an 18 vehicle contract to the Company. The L.A. Contract is a five-year contract, with services commencing in September 1997. The entrance into the Los Angeles market required $12.6 million of capital expenditures, including $2.9 million for the purchase of real property, $8.5 million for the purchase of vehicles and $1.2 million for real property improvements. At September 30, 1997, the Company had made a majority of these capital expenditures.

    The Company believes that the Los Angeles market presents the Company with significant expansion potential. This market consists of approximately 2,200 school buses, of which approximately 1,250 are contractor-operated. In addition, the Company believes there are approximately 800 contractor-operated school buses adjacent to the LAUSD and approximately 7,000 contractor-operated school buses elsewhere in California. The contractor-operated market in Los Angeles is currently serviced by five principal contractors, the largest of which maintains an approximately 60% market share. The Company believes that the LAUSD desires to increase the number of contractors in this market with additional major, national school bus contractors such as the Company. To the extent the Company is able to obtain additional school bus routes in the Los Angeles and adjacent markets, the Company believes that it will have an opportunity to significantly improve its EBITDA margins and improve its return on investment. These benefits will result from operating leverage created by the Company's initial capital expenditures and administrative infrastructure.

    NEW PARATRANSIT CONTACTS. In July 1997, the Company was awarded the SEPTA Contract, a three-year contract to provide paratransit services in Philadelphia, Pennsylvania. Pursuant to the SEPTA Contract, SEPTA will provide the Company with all of the required vehicles and, as a result, the Company will not need to make significant capital expenditures to fulfill its obligations thereunder. In May 1997, the Company was also awarded a six-month paratransit contract in Montgomery County, Pennsylvania.

    ACQUISITION OF SABELLA. On April 30, 1997, the Company acquired substantially all of the assets of Sabella, a New York City school bus contractor which currently operates 87 school bus routes, for $1.1 million. The Company believes the financial performance of this acquired business can be improved by taking advantage of other operational efficiencies.

FOCUS ON PASSENGER SAFETY AND SERVICE

    Management has developed a corporate culture focused on passenger safety and service. Atlantic participates in the "Safe Bus" program, under which complaints regarding school bus drivers' performance and safety are registered by an independent party and forwarded to the Company for remedial action. Unlike many of its competitors, the Company requires its drivers to wear standardized uniforms, thereby reinforcing its professional image. In addition, all drivers are required to attend periodic safety workshops and training programs, which emphasize defensive driving and courteous behavior. Management believes that its emphasis on passenger safety and service is a competitive advantage and a major contributor to its success in winning new contracts.

FLEET MANAGEMENT AND MAINTENANCE

    At September 30, 1997, the Company had a fleet of 3,806 vehicles and the average age of the Company's fleet, exclusive of vehicles provided by SEPTA, was
6.4 years (6.9 years for school buses, which account for 62.1% of the Company's fleet). School buses have an average useful life of approximately 16 years.

    At September 30, 1997, the fleet was maintained by the Company's trained mechanics at its 31 facilities. The Company has a comprehensive preventive maintenance program for its equipment to minimize equipment down time and prolong equipment life. Programs implemented by the Company include standard maintenance, regular safety checks, lubrication, wheel alignments and oil and filter changes, all of which are performed on a regularly scheduled basis by the Company's mechanics.

    The following is a breakdown of the Company's fleet of vehicles at September 30, 1997:

                                                               LIFT/               SERVICE
                                                                RAMP                 AND
                                          SCHOOL   MINIVANS   EQUIPPED             SUPPORT
                                          BUSES    AND CARS   VEHICLES   COACHES   VEHICLES   TOTAL
                                          ------   --------   --------   -------   --------   -----
Owned...................................  2,162      720        362         33        60      3,337
Leased..................................    129       75        112         14        17        347
Total...................................  2,291      795        474         47        77      3,684
                                          ------   --------   --------   -------     ---      -----
                                          ------   --------   --------   -------     ---      -----
Average age (years).....................    6.9      5.4        5.5        5.6       5.8        6.4
                                          ------   --------   --------   -------     ---      -----
                                          ------   --------   --------   -------     ---      -----

    The following is a breakdown of the Company's fleet of owned vehicles at September 30, 1997 by age:

                                                               LIFT/               SERVICE
                                                                RAMP                 AND
                                          SCHOOL   MINIVANS   EQUIPPED             SUPPORT
                                          BUSES    AND CARS   VEHICLES   COACHES   VEHICLES   TOTAL
                                          ------   --------   --------   -------   --------   -----
Less than 2 years old...................    401       21         33                    4        459
2-5 years old...........................    378      326        113          4        19        840
5-10 years old..........................    456      237        122         29        24        868
10-15 years old.........................    907      136         93                    7      1,143
Greater than 15 years...................     20                   1                    6         27
                                          ------   --------   --------   -------     ---      -----
Total...................................  2,162      720        362         33        60      3,337
                                          ------   --------   --------   -------     ---      -----
                                          ------   --------   --------   -------     ---      -----

    The following is a breakdown of the Company's fleet of leased vehicles at September 30, 1997 by age:


                                                               LIFT/               SERVICE
                                                                RAMP                 AND
                                          SCHOOL   MINIVANS   EQUIPPED             SUPPORT
                                          BUSES    AND CARS   VEHICLES   COACHES   VEHICLES   TOTAL
                                          ------   --------   --------   -------   --------   -----
Less than 2 years old...................     79                                                  79
2-5 years old...........................     48       75        109         14        17        263
5-10 years old..........................      1                   3                               4
10-15 years old.........................      1                                                   1
Greater than 15 years...................
                                          ------   --------   --------   -------     ---      -----
Total...................................    129       75        112         14        17        347
                                          ------   --------   --------   -------     ---      -----
                                          ------   --------   --------   -------     ---      -----


    In addition to the vehicles in the table above, the Company will operate 122 vehicles provided by SEPTA pursuant to the SEPTA contract.

    The Company used $5.8 million of the net proceeds of the offering of the Original Old Notes to terminate certain operating leases and purchase approximately 230 related vehicles and other assets. Currently, the Company's operating leases have terms which range from five to seven years and require fixed monthly payments. The leases generally have fixed rates which are negotiated on the lease origination date.

EMPLOYEES

    At September 30, 1997, the Company had over 5,800 employees to provide transportation services, consisting of approximately 4,240 drivers, 820 escorts and 370 mechanics. In addition, there were approximately 410 employees in executive, operations, clerical and sales functions. The Company's school bus drivers and escorts are required to undergo background checks, drug and alcohol testing and fingerprinting as a condition for employment on school buses. All drivers are licensed to drive school buses and/or motor coaches in accordance with federal and state licensing requirements.

    The Company requires its drivers to complete a thorough and comprehensive training process in addition to satisfying federal and state requirements. In some states, such as New York, a special subclass of license is required for school bus drivers. The Company's paratransit drivers are also required to complete special training. Drivers undergo a 20 hour basic training course once a year and a two hour refresher class twice per year. In addition, drivers are required to be fingerprinted and pass a defensive driving test, as well as physical, oral and written tests. Further, all drivers must pass a pre-employment drug test as well as random drug and alcohol tests during the course of each year. Pursuant to federal and state law, each year the Company is required to randomly test 50% of its drivers for drug use and 25% for alcohol use.

    At September 30, 1997, approximately 72% of the Company's employees were members of various labor unions and the Company was a party to 17 collective bargaining agreements, four of which, covering approximately 1,400 employees, expire over the next three years and three of which, covering 184 employees of the School Bus Division and 281 employees of the Paratransit Division have already expired. In the third quarter of fiscal 1997, the Transport Workers Union of America won an election to unionize a subsidiary of the Company that has approximately 355 employees. Management does not expect a material increase in its labor costs as a result of such unionization, although no assurance can be given as to the outcome of negotiations with the representatives of the newly unionized employees. See "Risk Factors -- Labor Relations." Management believes that its relations with its employees are satisfactory. The Company has had no strikes or work stoppages in the past 10 years.

    At September 30, 1997, approximately 30% of the Company's school bus drivers, escorts and mechanics were represented by Local 1181 of the Amalgamated Transit Union, which primarily represents personnel rendering services on behalf of the New York Board of Education. Labor agreements with Local 1181 require contributions to the Local 1181 welfare fund and pension plan on behalf of drivers, mechanics and certain escorts. All contracts awarded by the New York Board of Education during the past 17 years contain employee protection provisions and require continued contributions to the Local 1181 pension plan and welfare fund for rehired employees opting to remain in such plan and such fund. Pursuant to a plan amendment approved by the Pension Benefit Guarantee Corporation, withdrawal liability for contributing employers to the plan, such as the Company, is essentially eliminated, provided that withdrawal is based upon the loss of New York Board of Education contracts and that the successor contractor becomes a contributing employer to the plan.

    Pursuant to the Central acquisition, the Company employs an additional 141 school bus drivers and seven escorts, and a staff of seven full-time mechanics for its school bus contract operations. Central's drivers are paid an hourly wage rate. At July 1, 1997, Central had 124 employees engaged in the school bus sales business consisting of approximately 16 employees in executive, operations and clerical functions, 14 employees engaged in sales, 88 full-time and part-time mechanics and six employees engaged in other business-related activities. None of Central's employees are members of labor unions and Central is not party to any collective bargaining agreements. Management of Central believes that its relations with its employees are satisfactory. Central has had no strikes or work stoppages in its 22 year history.

FACILITIES

    The Company is headquartered in Staten Island, New York. Subsidiaries of the Company, after giving effect to the Recent Transactions, provide transportation services and sales from 31 facilities (of which six are owned, 22 leased and three which are partially owned and partially leased) in seven states. The facilities are utilized for bus storage, repair and maintenance and/or administrative purposes. Management believes that the Company's current facilities are adequate for its existing operations. The following table outlines the facilities owned or leased by the Company or its subsidiaries at September 30, 1997.

                                                                          SQUARE
           AREA                 FACILITY LOCATION        OWNERSHIP       FOOTAGE           TYPE OF OPERATION
--------------------------  --------------------------  -----------  ----------------  --------------------------
New York..................  7 North Street                   Owned         131,000     Coach
                            Staten Island
                            52 Bayview Ave.                 Leased          37,500     School Bus
                            Staten Island
                            141 East Service Road West      Leased         300,250     Coach
                            Shore Expressway Staten
                            Island
                            46-81 Metropolitan Ave.          Owned         203,000     School Bus/Paratransit
                            Ridgewood                                                  Pre-K/Medicaid
                            107-10 180th St. Jamaica        Leased         221,000     School Bus
                            1752 Shore Parkway              Leased         225,000     School Bus
                            Brooklyn
                            1380-86 Ralph Avenue            Leased         186,840     School Bus
                            Brooklyn
                            Exterior St.                    Owned/         177,000     School Bus
                            The Bronx                       Leased
                            c/o Somers Jr. High School      Leased          87,120     School Bus
                            Route 202 Somers
                            870 Nepperhan Ave. Yonkers      Leased          33,500     Paratransit
                            Gnarled Hollow Road             Owned/         128,763     School Bus
                            Setauket                        Leased
                            1575 Route 112                  Leased          65,000     School Bus
                            Port Jefferson Station
                            Lawson Blvd.                    Owned/         720,000     School Bus
                            Oceanside                       Leased
                            1620 New Highway                Leased         161,172     School Bus
                            Farmingdale(1)

                                                                          SQUARE
           AREA                 FACILITY LOCATION        OWNERSHIP       FOOTAGE           TYPE OF OPERATION
--------------------------  --------------------------  -----------  ----------------  --------------------------
New York (cont.)..........  91 Baiting Place Road           Leased         130,680     School Bus
                            Farmingdale
                            7765 Lakeport Rd.                Owned(2)       372,337    Central-Sales
                            Chittenango
                            2926 Lakeville Road Avon        Leased           6,000     Central-Repair Facility
New Jersey................  2701 Fire Road                  Leased          12,000     Paratransit
                            Egg Harbor Township
                            2015 Route 206 Bordentown        Owned(2)       217,824    Central-Sales
                            107 How Lane                    Leased           6,800     Central-School Bus
                            New Brunswick
                            230 Red Lion Road               Leased         307,650     Central-School Bus
                            South Hampton
Pennsylvania..............  3740 East Thompson St.          Leased          54,425     School Bus/Paratransit
                            Philadelphia
                            6940 Norwitch Dr.               Leased           2,000     School Bus/Paratransit
                            Philadelphia(1)
                            6971 Norwitch Dr.               Leased          90,291     School Bus/Paratransit
                            Philadelphia
Connecticut...............  57 South St.                    Leased          78,408     School Bus
                            Ridgefield
Kentucky..................  925 West Broadway               Leased          42,385     Paratransit
                            Louisville
Missouri..................  2711 South Second Street         Owned         148,104     School Bus
                            St. Louis
                            5411 Brown Ave.                 Leased         208,696     School Bus
                            St. Louis
                            1808 So. 3rd St.                Leased         115,200     School Bus
                            St. Louis
                            3675 Chouteau Avenue            Leased         256,000     School Bus
                            St. Louis
California................  201 W. Sotello St.               Owned         158,973     School Bus
                            Los Angeles

------------------------
(1) These leases are occupied on a statutory month-to-month basis.

(2) The Company has exercised its options to acquire ownership of these properties.

RISK MANAGEMENT AND INSURANCE

    The Company maintains various forms of liability insurance against claims made by third parties for bodily injury or property damage resulting from operations. Such insurance consists of (i) general liability insurance of $50 million per occurrence with no deductible against claims resulting from other (e.g., non-automobile) liability exposures; (ii) automobile liability insurance of up to $50 million per occurrence, subject to a $250,000 deductible per occurrence and an aggregate annual deductible of $3.4 million; and (iii) statutory workers' compensation and employers' liability insurance, subject to an aggregate annual deductible of $2.8 million ($250,000 per occurrence). Beyond the deductibles and per occurrence limits mentioned herein, the automobile liability coverage provides indemnity for an unlimited number of occurrences and the general liability coverage provides $50 million aggregate coverage per location. The Company's insurance policies provide coverage for a one year term and are, therefore, subject to annual renewal.

    The Company self-insures its annual automobile and workers compensation insurance deductibles through Atlantic North Casualty Company ("Atlantic North"), a wholly owned captive insurance company chartered in Vermont. The Company believes it is able to (i) reduce the premium expense paid to its third-party insurance carriers and (ii) increase its investment income through the retention and investment of premium income in excess of amounts paid under claims in any given period. Atlantic North's total claims liability is partially funded by premium income and receivables from the Company, which, in turn, are limited to the amount of the combined deductibles on the Company's automobile and workers compensation insurance policies (currently $6.2 million annually).

    The Company's former automobile liability insurance carrier for the states of New York, New Jersey and Pennsylvania has been declared insolvent by the state departments of insurance for those states. Claims made under policies issued by such carrier are to be settled from property/casualty security funds administered by the respective state departments of insurance subject to limitations of $1 million per claim in New York and $300,000 per claim in New Jersey and Pennsylvania. Additional coverage for each claim may be available to the Company through reinsurance treaties which apply to the policies of the insolvent carrier. The Company, which is in the initial phase of a review of all outstanding claims made during the applicable policy periods (February 28, 1994 through February 28, 1997), believes that there is sufficient coverage under the respective casualty security funds to cover all outstanding claims. See "Risk Factors-- Insurance Costs; Claims."

    The Company obtained a reduction of approximately $1 million in the initial scheduled premium for its workers' compensation coverage for calendar 1997 compared to calendar 1996. Such reduction was due in part to the Company's recent claims experience and to recent tort reform and managed care initiatives in New York State, where most of the Company's employees work. The Company's ability to permanently obtain the benefit of such premium reductions is subject to the Company's future claims experience, which cannot be predicted with certainty. If the Company's workers' compensation claims experience is significantly adverse, the Company may be required to apply a portion or all of its premium savings towards policy retentions and future premiums could increase.

    In addition, the Company maintains catastrophic coverage of $20 million per occurrence, for an unlimited number of occurrences, subject to a $100,000 deductible per occurrence. This insurance provides replacement cost coverage for losses on the Company's fleet and insurance against business interruptions resulting from the occurrence of natural catastrophes. The Company also maintains property insurance for the replacement cost of all of its real and personal property.

COMPETITION

    The school bus transportation industry is highly competitive. The Company competes on the basis of its reputation for passenger safety, quality of service and price. Management believes it is competitive in each of these areas. Contracts are generally awarded pursuant to public bidding, where price is the primary criteria for a contract award. The Company has many competitors in the school bus transportation business including transportation companies with resources and facilities substantially greater than those of the Company. The Company competes with Laidlaw Transit, Inc., a division of Laidlaw, Inc., the largest private transportation contractor in North America, Ryder Student Transportation, a division of Ryder System, Inc., the second largest company in the industry and Durham Transportation Inc., in addition to other regional and local companies. See "Risk Factors -- Substantial Competition."

ENVIRONMENTAL MATTERS

    The Company's operations are subject to a broad range of Environmental Laws. In addition, a number of the Company's facilities are located in metropolitan areas where there is a long history of industrial and/or commercial use. The Company is taking into account the requirements of such Environmental Laws in the improvement, modernization, expansion and start-up of its facilities and therefore has retained a consultant to implement a program to assure that existing facilities comply with such requirements. As with most transportation companies, the Company could incur significant costs related to environmental compliance or remediation; these costs, however, most likely would be incurred over a period of years. Compliance with Environmental Laws or more vigorous enforcement policies of regulatory agencies, or stricter or different interpretations of such laws and future regulatory action regarding soil or groundwater, may require material expenditures by the Company.

    Under various Environmental Laws a current or previous owner of real estate or operations conducted thereon may be liable for the costs of removal or remediation of certain hazardous substances or petroleum products on, under or in such property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants. The presence of, or failure to properly remediate, such substances, may adversely affect the ability to sell or rent such real estate or to borrow using such real estate as collateral. Persons who generate, arrange for the disposal or treatment of, or dispose hazardous substances may be liable for the costs of investigation, remediation or removal of such hazardous substances at or from the disposal or treatment facility regardless of whether such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

    Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing material ("ACM") when such materials are in poor condition or in the event of building remodeling, renovation or demolition. Such laws may impose liability for the release of ACM and may provide for third parties to seek recovery from owners or operators of real estate for personal injury associated with ACM. The Company has not undertaken an environmental assessment or ACM survey at all of its facilities. However, based on previous inquiries, the Company is aware that ACM is present at various facilities, some of which may be in a condition requiring removal or encapsulation at this time.

    Underground storage tanks ("USTs") are located at many of the Company's properties. In the case of USTs operated by previous owner-operators, the Company has not evaluated whether such USTs were closed in accordance with applicable legal requirements. The Company has retained a consultant to assist it in implementing a compliance program to assure that its USTs conform to applicable legal requirements that become effective in 1998. The Company estimates the costs of implementing such program will not exceed $500,000. In addition, property owned and/or operated by the Company may be impacted by offsite issues, such as leaking USTs or previous or current industrial operations. Except in certain instances in connection with the removal of a UST, the Company has not undertaken an analysis of the condition of the subsurface soils at its properties.

    In connection with its ownership and operation of its properties, the Company may be potentially liable for costs in connection with the matters discussed above (including costs of investigation and remediation), which costs could have a material adverse effect on the Company. With respect to Central's facilities, the Company has sought to reduce the impact of such costs by obtaining certain representations and indemnities from the sellers of Central. The indemnity covers environmental matters to the extent that such matters exceed $200,000 and involve a maximum of $1,000,000. To be indemnified, the Company must assert any claims within four years of the consummation of the Central acquisition. The Company has no assurance that the sellers will perform their indemnification obligations.

GOVERNMENT REGULATIONS

    The Company is subject to a wide variety of federal, state and municipal laws and regulations concerning vehicle standards and equipment maintenance; qualification, training and testing of employees; and qualification and maintenance of operating facilities. The Company's vehicles are subject to federal motor vehicle safety standards established by the National Highway Traffic Safety Administration ("NHTSA"). Specific standards are promulgated by the NHTSA with regard to school buses pursuant to the School Bus Safety Act of 1974. The Company's vehicles are also subject to the laws and regulations of each state in which it operates, which are often more stringent than applicable federal requirements. For example, in New York State, in addition to federal standards, regulations promulgated by the New York State Department of Motor Vehicles and the New York State Department of Transportation ("NYSDOT") require that school buses be equipped with high back seats, lefthand emergency door exits, 16 gauge side panels and illuminated school bus signs. All school buses and paratransit vehicles are required to be inspected twice annually by NYSDOT inspectors in accordance with a rigorous set of standards covering each mechanical component of the vehicles.

    The Company's employees are subject to various federal and state laws and regulations pertaining to driver qualifications, and drug, alcohol and substance abuse testing. The Commercial Motor Vehicle Safety Act of 1986 requires drivers of commercial vehicles, including school buses, motor coaches and paratransit vehicles, to obtain a commercial drivers license. Many states have additional licensing requirements for subclasses of drivers such as school bus drivers and/or paratransit drivers. Under regulations enacted at the state and/or local levels, the Company's school bus drivers and paratransit drivers are required to complete certain minimum basic training and follow-up refresher classes annually. Pursuant to regulations promulgated by the United States Department of Transportation under the Drug Free Workplace Act of 1988, the Company's drivers are required to undergo pre-employment drug and alcohol testing, and the Company is required to conduct random testing for drug and/or alcohol abuse. Similar drug and alcohol abuse testing is also required under various state laws. The Company's operating and maintenance facilities for its School Bus Division, Paratransit Division and Pre-K/Medicaid Operations are also required to be maintained in accordance with regulations promulgated by various federal and state agencies including departments of education, departments of motor vehicles and state departments of transportation.

LEGAL PROCEEDINGS

    The Company's subsidiaries have been and are subject to claims for personal injury or property damage, which are routine and incidental to transportation operations. These claims are generally defended by counsel designated by the Company's liability insurance carrier. The Company does not believe that any such currently pending claims will have material adverse effect on the Company.

    The Company is a plaintiff in a multi-party action against the New York Board of Education. The action, which is pending in the Supreme Court of the State of New York, New York County, concerns the method of calculation for increases to the daily rate of compensation paid to the Company under contract extension agreements. The New York Board of Education has claimed in preliminary audits that transportation contractors, including the Company, received contract payments in prior years which exceeded the amount to which the contractors were entitled in accordance with contract rate adjustment procedures. Following the commencement of the litigation, the Company and other school bus contractors agreed that on a prospective basis, contractors would accept the lower contract rate which the New York Board of Education calculated to be due (based upon cumulative rate adjustments) and that the difference would be held in escrow by the New York Board of Education. A favorable result in the pending action would result in a prospective increase in the Company's daily rate of compensation and the release to the Company of the funds presently held in escrow. An unfavorable result would not affect the rates of payment which the Company is presently receiving, but could result in a liability of up to $1.0 million to the New York Board of Education for claimed overpayments for past years. The Company does not believe that such pending litigation will have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the members of the Board of Directors and executive officers of the Company. Directors serve for a term of one year or until their successors are elected and qualified.

                       NAME                               AGE                            POSITION
---------------------------------------------------  -------------  ---------------------------------------------------
Domenic Gatto......................................           48    Chairman of the Board, President and Chief
                                                                    Executive Officer
Michael Gatto......................................           41    Executive Vice President, Secretary, Treasurer and
                                                                    Director
Patrick Gatto......................................           36    Executive Vice President and Director
Nathan Schlenker...................................           59    Chief Financial Officer
Noel Cabrera.......................................           38    Executive Vice President
Jerome Dente.......................................           52    Director of New York School Bus Operations
David Kessler......................................           57    Vice President and Director of the Paratransit
                                                                    Division
John Shea..........................................           48    Director
Peter Petrillo.....................................           37    Director

    The Company has expanded its Board of Directors to seven seats consisting of two directors designated by the Preferred Stockholder, three directors designated by the Majority Stockholders, one director to be designated by the Majority Stockholders and one director to be designated by Jefferies. Neither the Majority Stockholders or Jefferies has yet designated a director to fill its respective vacancy on the Board of Directors.

    DOMENIC GATTO, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Mr. Gatto has been President, Chief Executive Officer and Chairman of the Board of the Company and AETG since their formations. Mr. Gatto, a Vietnam veteran, began his career in the school bus business as a bus driver and has been responsible for the development of all facets of the business of the Company and AETG.

    MICHAEL GATTO, EXECUTIVE VICE PRESIDENT, SECRETARY, TREASURER AND
DIRECTOR. Mr. Gatto has been Executive Vice President, Secretary, Treasurer and a Director of the Company since its formation and has held the positions of Vice President, Secretary, Treasurer and Director of AETG since 1982. He has been employed in various capacities by AETG since 1979. Mr. Gatto oversees the overall day to day operations of the Company's school bus transportation terminals in the New York greater metropolitan area.

    PATRICK GATTO, EXECUTIVE VICE PRESIDENT AND DIRECTOR. Mr. Gatto has been Executive Vice President and a Director of the Company since its formation and has held the positions of Vice President and Director of AETG since 1990 and has been employed by AETG since 1982 in various capacities. Mr. Gatto oversees the paratransit and maintenance operations of the Company and coordinates certain facets of the Company's school bus operations in the New York greater metropolitan area.

    NATHAN SCHLENKER, CHIEF FINANCIAL OFFICER. Mr. Schlenker has been Chief Financial Officer of the Company since its formation, and has held such position at AETG since 1991. Prior to 1991 Mr. Schlenker was the Vice President of Finance of Feuer Leather Corporation, an international leather manufacturer and marketing firm. From 1973 until 1985, Mr. Schlenker was a partner of Ekstein, Ekstein & Schlenker, a firm of certified public accountants.

    NOEL CABRERA, EXECUTIVE VICE PRESIDENT. Mr. Cabrera has been Executive Vice President of the Company since its formation, a Vice President of AETG since 1994 and Executive Vice President of AETG since July 1996. Mr. Cabrera joined AETG in 1990 as a management analyst. He was previously employed as a consultant for Manasia Enterprises, a New York based consulting firm, and as a project manager for the Office of the President of the Republic of the Philippines with respect to financing of industrial projects.

    JEROME DENTE, CHIEF OPERATIONS OFFICER. Mr. Dente was appointed Chief Operations Officer in December 1997. From 1994 to December 1997, Mr. Dente was the Director of New York School Bus Operations for the Company since 1994. Prior to 1994 Mr. Dente served 28 years as a Transportation Officer in the United States Army, achieving the rank of Colonel. Mr. Dente received a Master of Science in Transportation Management from Florida Institute of Technology, a Master of Arts in Strategic Studies from the U.S. Naval War College and a Bachelors of Science from Widener University.

    DAVID KESSLER, VICE PRESIDENT AND DIRECTOR OF THE PARATRANSIT DIVISION. Mr. Kessler has been Vice President and Director of the Paratransit Division since 1994. He has been employed by AETG since 1989. Mr. Kessler received a Master of Public Affairs/Master of Science in Engineering from Princeton University and a Bachelors of Science in Engineering from Cornell University.

    JOHN SHEA, DIRECTOR. Mr. Shea has been a director of AETG since February 1994 and the Company since its formation. Since 1991 he has been responsible for merchant banking and direct equity investments at Wafra. From 1984 to 1991, Mr. Shea was responsible for direct equity investments at Lambert Brussels Capital Corporation. He is a director of CAPMAC Holdings Inc. and Capital Markets Assurance Corporation.

    PETER PETRILLO, DIRECTOR. Mr. Petrillo has been a director of AETG and the Company since January 1997. Since January 1995, he has been a Vice President in the merchant banking and direct equity investments group at Wafra. From January 1991 to December 1994, Mr. Petrillo was a partner at Claymore Partners Ltd., a strategic and turnaround consulting firm.

    All of the members of the Board of Directors and executive officers, other than Messrs. Dente, Shea and Petrillo, were executive officers of the Company's predecessors in March 1992, when certain subsidiaries of the Company filed a voluntary petition requesting relief from creditors under chapter 11 of the Bankruptcy Code. See "Risk Factors -- Reorganization." There are no family relationships between any of the aforementioned persons, except that Messrs. Domenic Gatto, Michael Gatto and Patrick Gatto are brothers.

DIRECTOR COMPENSATION AND ARRANGEMENTS

    Directors who are employees of the Company or one of its subsidiaries or affiliates of the Preferred Stockholder do not receive additional compensation for serving as directors. It is currently contemplated that only one director of the Company (the independent director of the Company to be designated by Jefferies) will receive $25,000 as compensation for services as a director. See "Ownership of the Company -- Stockholders' Agreement."

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with Domenic Gatto which provides for his continued employment with the Company as President, Chief Executive Officer and Chairman of the Board of Directors until January 15, 2002, unless earlier terminated, subject to extension by the Board of Directors for up to three years. The agreement provides for an annual base salary at the rate of $510,935 (effective January 15, 1997), subject to annual increases, commencing on January 15, 1998, by a percentage equal to the percentage increase in the Regional CPI (as defined) provided that such increase shall in no event be more than 5% nor less than 3% of the base salary. In the event that the employment agreement is not renewed by the Company, Mr. Gatto is entitled to severance pay equal to six months of his base salary as of the date of his termination. The employment agreement between AETG and Mr. Gatto will continue in effect, and has been amended to provide that no compensation will be provided for the employment of Mr. Gatto as President, Chief Executive Officer and Chairman of the Board of Directors of AETG.

    Michael Gatto and Patrick Gatto are each employed as Executive Vice Presidents of the Company, and as Directors, and Michael Gatto is also employed as Secretary and Treasurer of the Company pursuant to employment agreements having terms expiring January 15, 2002, unless earlier terminated, subject to extension by the Board of Directors for up to three years. The employment agreements for Michael Gatto and Patrick Gatto include terms similar to the employment agreement of Domenic Gatto, except that under each such agreement the annual base salary is $340,252 effective as of January 15, 1997. The employment agreements between AETG and each of Michael Gatto and Patrick Gatto will continue in effect, and have been amended to provide that no compensation will be provided for the employment of Michael Gatto and Patrick Gatto as Vice President, Secretary, Treasurer, and Director of AETG and Vice President and Director of AETG, respectively.

    The Company employs Nathan Schlenker as Chief Financial Officer pursuant to an employment agreement having a term commencing on January 15, 1997, and expiring on January 15, 1998, unless earlier terminated, subject to extension by the Board of Directors for up to three years. The agreement provides for base salary of $191,227 per annum, subject to the same annual percentage increases as provided for in the employment agreement of Domenic Gatto. Upon the expiration of the employment agreement, Mr. Schlenker is entitled to severance pay in the amount of $2,000 per month for 96 months, plus reimbursement for 60 months of certain medical insurance costs, provided that the amount of such reimbursements shall not exceed $3,000 per year. A previous employment agreement between AETG and Mr. Schlenker, due to expire on February 28, 1998, has been terminated effective January 15, 1997, by operation of the First Amendment to the Stockholders' Agreement and by a separate consent to terminate signed by Mr. Schlenker.

                           SUMMARY COMPENSATION TABLE
                             ANNUAL COMPENSATION(1)

                                                              FISCAL                           OTHER ANNUAL    ALL OTHER
NAME AND PRINCIPAL POSITION                                   YEAR(2)     SALARY      BONUS    COMPENSATION    INCOME(5)
----------------------------------------------------------  -----------  ---------  ---------  -------------  -----------

Domenic Gatto.............................................        1997   $ 486,755     --        $  94,292     $   3,193
  President and Chief Executive Officer                           1996   $ 467,578     --        $  96,090(3)  $   3,750

Michael Gatto.............................................        1997   $ 324,150     --        $  42,224     $   3,050
  Executive Vice President, Secretary and Treasurer               1996   $ 311,379     --        $  40,208(4)  $   3,750

Patrick Gatto.............................................        1997   $ 324,150     --        $  42,224     $   2,850
  Executive Vice President                                        1996   $ 311,379     --        $  40,208(4)  $   3,750

Nathan Schlenker..........................................        1997   $ 197,725  $  17,000       --         $   2,678
  Chief Financial Officer                                         1996   $ 183,352  $   2,000       --         $   3,750

------------------------

(1) There is no non-cash compensation in lieu of salary or bonus or other long-term compensation awards or payouts or any other compensation payable to the individuals named in the table. There is no applicable defined benefit plan or actuarial plan under which benefits are determined, other than under Section 401(k) of the Internal Revenue Code. See note (5).

(2) In accordance with Item 402(b) of Regulation S-K, information is presented only for the Company's last two completed fiscal years.

(3) Includes (i) $25,800 for automobile allowance; (ii) $35,000 for life insurance allowance; (iii) $6,516 for disability insurance; and (iv) $28,774 and $26,976 for vacation time not taken in 1996 and 1997, respectively.

(4) Includes (i) $17,208 and $19,224 for automobile allowance in 1996 and 1997, respectively; and (ii) $23,000 for life insurance allowance.

(5) Representing contributions under Section 401(k) of the Internal Revenue
    Code.

                            OWNERSHIP OF THE COMPANY

    AETG owns all of the Company's issued and outstanding capital stock. The following table sets forth certain information with respect to the beneficial ownership of the Common Stock and Series A Preferred Stock of AETG as of September 30, 1997 by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock and Series A Preferred Stock; (ii) each director of AETG; (iii) AETG's Chief Executive Officer and the other executive officers listed in the Summary Compensation Table above; and (iv) all current directors and executive officers of AETG as a group.

                                                                                                          PERCENTAGE OF ALL
                                                                              NUMBER                         OUTSTANDING
                                                         TITLE OF               OF         PERCENTAGE          VOTING
                    NAME(1)                               CLASS               SHARES        OF CLASS        SECURITIES(2)
-----------------------------------------------  ------------------------  -------------  -------------  -------------------
Domenic Gatto(3)...............................  Common Stock                       88          100.0%             55.0%
Michael Gatto(4)...............................  Common Stock                       25           28.4              15.6%
Patrick Gatto(5)...............................  Common Stock                       25           28.4              15.6%
Nathan Schlenker...............................             --                      --             --                --
Noel Cabrera...................................             --                      --             --                --
John Shea(6)...................................             --                      --             --                --
Peter Petrillo(6)..............................             --                      --             --                --
Busco Capital Inc.(7)..........................  Series A Preferred Stock           72          100.0%             45.0%
All directors and executive officers of AETG as
  a group (9 persons)..........................  Common Stock                       88          100.0%             55.0%

------------------------

(1) Unless otherwise indicated, the business address of each beneficial owner is c/o Atlantic Express Transportation Group Inc., 7 North Street, Staten Island, New York 10302-1205 and each beneficial owner has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as owned by such beneficial owner.

(2) Under certain circumstances Busco Capital Inc. is entitled to vote on stockholder issues as though it had four times the vote it would otherwise have. See " -- Stockholders' Agreement."

(3) Includes 25 shares of Common Stock beneficially owned by Michael Gatto and 25 shares of Common Stock beneficially owned by Patrick Gatto, as to which Domenic Gatto has sole voting power over the shares pursuant to irrevocable proxies. See notes (4) and (5).

(4) Michael Gatto shares beneficial ownership of all of the shares shown as being beneficially owned by him pursuant to an irrevocable proxy under which Domenic Gatto has sole voting power as to such shares. See note (3).

(5) Patrick Gatto shares beneficial ownership of all of the shares shown as being beneficially owned by him pursuant to an irrevocable proxy under which Domenic Gatto has sole voting power as to such shares. See note (3).

(6) The business address of Messrs. Shea and Petrillo is c/o Wafra Investment Advisory Group, Inc., 9 West 57th Street, New York, New York 10019.

(7) Busco Capital Inc. is represented by Wafra. The shares of Series A Preferred Stock held by Busco Capital Inc. represent, upon full conversion, 45% of the Common Stock. Busco Capital Inc.'s business address is Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands. Holders of Series A Preferred Stock are entitled to one vote per share subject to greater voting rights under certain conditions pursuant to which the holders of Series A Preferred Stock may select a majority of the Board of Directors. See " -- Stockholders' Agreement."

AETG PREFERRED STOCK AND COMMON STOCK

    The AETG Certificate of Incorporation provides that AETG may issue 228 shares of Common Stock and 72 shares of Series A Preferred Stock. The holders of the outstanding shares of Common Stock and Series A Preferred Stock vote together, without regard to class, with each holder of outstanding shares of Common Stock and Series A Preferred Stock being entitled to one vote for each share of Common Stock or Series A Preferred Stock. The Series A Preferred Stock may be converted into Common Stock at an initial conversion price of one share of the Series A Preferred Stock for each share of Common Stock (subject to adjustment in accordance with certain anti-dilution provisions). The Series A Preferred Stock participates PRO RATA (as if converted to Common Stock) with the Common Stock with respect to any cash dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Common Stock. So long as the Series A Preferred Stock shall remain outstanding, neither Common Stock nor any other stock ranking junior to the Series A Preferred Stock shall be redeemed, purchased or otherwise acquired for any consideration. In the event of any liquidation, dissolution or winding up of AETG, before any payment or distribution of its assets shall be made or set apart for the holders of Common Stock or any other series or classes of stock ranking junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive $218,055.56 per share. AETG may require conversion of the Series A Preferred Stock upon a public offering providing for at least $20 million in net proceeds to AETG provided the per share issue price in such offering shall be equal to or greater than the conversion price of the Series A Preferred Stock at the time of the offering compounded at 30% annually from the date of purchase of such stock and provided further that the holders of the Series A Preferred Stock have the opportunity to sell 75% of their securities at such price.

    Under the Stockholders' Agreement, if Domenic Gatto's employment agreement, described above, is not renewed or if Domenic Gatto's employment is terminated by the Company without cause (as defined), Domenic Gatto has the right, subject to certain exceptions, to resell his shares of Common Stock to AETG for a purchase price equal to the greatest of (i) $1.5 million; (ii) if such shares are not then publicly traded, the fair market value of the shares as determined by an appraiser; or (iii) if such shares are then publicly traded, the market value of such shares. Such employment agreement includes certain non-competition and non-solicitation covenants which are effective during the term of Domenic Gatto's employment and for 24 months after his termination. The employment agreements for Michael Gatto and Patrick Gatto include terms similar to the employment agreement of Domenic Gatto except that the minimum purchase price of the shares of Common Stock subject to the put right is $1.0 million.

STOCKHOLDERS' AGREEMENT

    Pursuant to the Stockholders' Agreement, the Board of Directors of AETG consists of five directors, three of whom have been designated by the Majority Stockholders and two of whom have been designated by the Preferred Stockholder. Prior to a Default (as defined in the Stockholders' Agreement), the Majority Stockholders have the power to direct the affairs of the Company and to determine the outcome of all matters required to be submitted to stockholders for approval; provided, that the approval of a supermajority of the directors of each of AETG and the Company is required before the Company or any of its subsidiaries may take any action with respect to any Significant Transaction. Following any such Default, the Preferred Stockholder is entitled to vote on stockholder issues as though it had four times the vote it would have on conversion, and the Board of Directors of each of AETG and the Company will be increased to a number so that the ratio of the directors designated by the Preferred Stockholder is maintained at a level of four to three.

    "Significant Transactions" include, among other things, (i) the creation of any additional classes of common stock or certain other securities; (ii) certain transactions (including acquisitions outside of the ordinary course of business) with a value of $3.5 million or more (except that, under certain circumstances, such threshold may be lower); (iii) any amendment or modification of any provision of AETG's or the Company's certificate of incorporation or by-laws;
(iv) certain extensions and any amendments or modifications of any employment agreements between AETG or the Company and Domenic Gatto, Patrick Gatto, Michael Gatto or Nathan Schlenker; and (v) any consolidation or merger of AETG or its affiliates with any other entity in which AETG or its affiliates will not be the controlling or surviving corporation, or the sale of all or substantially all of the assets of AETG or its affiliates. In addition, the approval of all of the directors appointed by the Majority Stockholders and the Preferred Stockholder is required to amend AETG's certificate of incorporation or its by-laws. The approval of a majority of disinterested directors is required under the Stockholders' Agreement to approve any transaction between AETG and the Majority Stockholders, the Preferred Stockholder, or an affiliate of either, except in the case of the renewal of any employment agreements between AETG and Domenic Gatto, Patrick Gatto, Michael Gatto and Nathan Schlenker, which may be approved by a majority of directors present at a meeting of the Board of Directors.

    The Preferred Stockholder also has the right, subject to certain exceptions, to require AETG to purchase 100% of its shares of Series A Preferred Stock commencing February 28, 1999 (subject to six months prior written notice) at a price based upon the higher of (i) their proportionate share of the fair market value of AETG appraised as a public company; (ii) if then publicly traded, the valuation of AETG at market price; or (iii) the liquidation preference value of such Series A Preferred Stock ($15.7 million). AETG at its option can pay the price for the preferred stock in three annual installments, subject to a premium for payments not made within a period of one year. In the event AETG is legally precluded from redeeming the preferred stock as the result of insufficient surplus, it is required to redeem such shares at the rate of 60% of its cash flow. It is unlikely AETG will have sufficient cash to make such redemption. The ability of the Company to pay a dividend to AETG is restricted by the Indenture. See "Description of Notes -- Certain Covenants." In addition to any other rights the Preferred Stockholder may have if AETG fails to make such redemption, the Preferred Stockholder will obtain the right to control certain matters relating to the capitalization of AETG and its subsidiaries (including the Company and its subsidiaries), which right includes matters relating to repayments of the Notes. See "Risk Factors -- Control of the Company."

                              CERTAIN TRANSACTIONS

    The Company's Coach Division is operated through its wholly owned subsidiary, Atlantic Express Coachways, Inc. ("Coachways"), which leases "Park & Ride" and administrative facilities from Showplace Bowling Center, Inc. ("Showplace"), a wholly owned subsidiary of AETG which is engaged in the entertainment business. The administrative facilities consist of an office and ticket sales facilities. The lease also provides for use of parking facilities for commuters who purchase express tickets on Coachways' express bus service between Staten Island and Manhattan in New York City. The lease, which is for a term of 10 years, with two five-year renewal options, commenced July 1, 1995 for an annual base rental of $180,000. The Company believes that the rental reflects the reasonable market value for the lease.

    Staten Island Bus, Inc., a wholly owned subsidiary of the Company, leases a facility from Dom-Rich Associates, Inc., a wholly owned subsidiary of AETG. The lease, which is for a term of five years, with two five-year renewal options, commenced January 1, 1997 for an annual base rental of $48,000. The Company believes that the rental reflects the reasonable market value for the lease.

    Certain of the subsidiaries of AETG which make up its entertainment business were collectively indebted to the Company in the amount of $4.9 million as of September 30, 1997 (the "Affiliate Loan"). Such indebtedness resulted from numerous intercompany loans among the various subsidiaries of AETG prior to the formation of the Company. The Affiliate Loan is evidenced by a note accruing interest, payable at maturity at 6.8%, commencing January 1, 1997 until maturity in the principal amount of $4.6 million payable on July 1, 2004.

    Pursuant to the Stockholders' Agreement, Wafra is entitled to receive an annual management fee from AETG equal to (i) $229,503, subject to the same percentage adjustment, on an annual basis, as the average of the two highest salaries paid by the Company to its employees (other than Domenic Gatto); plus
(ii) $120,000. The management fee is payable in equal monthly installments of $29,126, subject to the foregoing adjustments. Wafra is under common control with the Preferred Stockholder.

    In fiscal 1996, the Company received management fees of $255,000 from affiliated companies. Such fees represented the affiliated companies' proportionate share of managerial accounting and legal expenses financed by the Company. The Company received no such management fees in fiscal June 30, 1997

    At September 30, 1997, the Company had amounts receivable from AETG and another affiliate of the Company of $235,302. Such amounts arose as a result of advances to these companies from the Company.

    In July 1997, Central entered into two five-year leases with Mr. Denney and a former shareholder of Central to lease the real property which serves as the primary operating facilities of Central in New York and New Jersey. Also in July 1997, the Company, Mr. Denney and the same former shareholder of Central agreed to enter into two five-year options to purchase such property from Mr. Denney and such other shareholder of Central for a purchase price of $2.2 million which, upon exercise of such options, would be amortized over 15 years with a five-year balloon paymentsecured by a purchase money note and mortgage on such property. The Company exercised the options in August 1997.

                  DESCRIPTION OF THE REVOLVING CREDIT FACILITY

    A COPY OF THE REVOLVING CREDIT FACILITY HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL TERMS OF THE REVOLVING CREDIT FACILITY, WHICH SUMMARY IS QUALIFIED BY REFERENCE TO SUCH EXHIBIT.

    The Company and the Restricted Subsidiaries entered into the $30.0 million Revolving Credit Facility with Congress Financial Corporation (the "Bank"). Borrowings under the Revolving Credit Facility are available for working capital and general corporate purposes, including letters of credit, subject to the borrowing conditions contained therein.

    The Revolving Credit Facility is secured by first priority liens on the cash, accounts receivable, inventory, general intangibles and documents and instruments related thereto of the Company and its Restricted Subsidiaries. Under the terms of the Revolving Credit Facility, each of the Borrowers (as defined in the Revolving Credit Facility) has guaranteed the obligations of the other Borrowers and each Subsidiary (as defined in the Revolving Credit Facility) of the Company, other than Atlantic North, has guaranteed the obligations of all Borrowers.

    The Revolving Credit Facility expires three years from the Closing Date, unless extended. The interest rate per annum applicable to the Revolving Credit Facility will be the prime rate, as announced by CoreStates Bank N.A., plus 0.75% or, at the Company's option, the adjusted Eurodollar rate (as defined) plus 2.75% and provides for a one-time 0.25% reduction in rates upon the Company reaching certain profitability levels. The Company is required to pay certain fees in connection with the Revolving Credit Facility, including but not limited to an unused line fee of 0.375% on the undrawn portion of the first $22 million of the revolving credit commitment.

    The Revolving Credit Facility contains negative covenants that restrict the Borrowers from taking various actions and that require that the Borrowers achieve and maintain certain financial covenants. The Revolving Credit Facility includes covenants relating to limitations on mergers or consolidations, indebtedness, investments, payment of dividends and redemptions, affiliate transactions, ERISA, and certain corporate activities.

    The Revolving Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, defaults under certain other indebtedness, bankruptcy events, material adverse judgments and changes of control.

                              DESCRIPTION OF NOTES

GENERAL

    The Old Notes were issued pursuant to the Indenture among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The New Notes will also be issued pursuant to the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture and the Collateral Agreements among the Company and the Guarantors does not purport to be complete and is qualified by reference to the Indenture and the Collateral Agreements including the definitions therein of certain terms used below. The Indenture and the Collateral Agreements are filed as exhibits to the Registration Statement of which this Prospectus is part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

    The Notes will be senior secured obligations of the Company and rank senior in right of payment to all subordinated Indebtedness of the Company and PARI PASSU in right of payment with all senior Indebtedness.

    The Notes will be effectively subordinated to all other senior secured indebtedness of the Company and its Subsidiaries, including indebtedness under the Revolving Credit Facility, to the extent of the assets securing such debt. As of September 30, 1997, the Company had $8.6 million of secured indebtedness.

    The Notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

PRINCIPAL MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount to $150,000,000 and will mature on February 1, 2004. Interest on the Notes will be payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 1997, to holders of record on the immediately preceding January 15 and July 15, respectively. The Notes will bear interest at 10 3/4% per annum. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, such office or agency will be the office of the Trustee maintained for such purpose. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

REDEMPTION

    The Notes are not redeemable at the Company's option prior to February 1, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on February 1 of the years indicated below:

YEAR                                                                    PERCENTAGE
----------------------------------------------------------------------  -----------
2001..................................................................     105.375%
2002..................................................................     102.688%
2003 and thereafter...................................................     100.000%

    Notwithstanding the foregoing, at any time or from time to time prior to February 1, 2000, the Company may, at its option, redeem up to one-third of the aggregate principal amount of the Notes, at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of redemption, with the net cash proceeds of one or more Public Equity Offerings; provided, that (a) such redemption shall occur within 90 days of the date of closing of such public offering and (b) at least $100,000,000 aggregate principal amount of Notes remains outstanding immediately after giving effect to each such redemption.

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a PRO RATA basis, by lot or by such other method as the Trustee deems to be fair and appropriate, provided, that Notes of $1,000 or less may not be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

    The Notes will not be entitled to any mandatory redemption or sinking fund.

GUARANTORS

    The repayment of the Notes will be fully and unconditionally and irrevocably guaranteed by all Restricted Subsidiaries of the Company, jointly and severally. The Indenture provides that as long as any Notes remain outstanding, any future Restricted Subsidiary shall enter into a similar guarantee and the stock of such Restricted Subsidiary will be pledged to secure the Notes.

    The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or render a Guarantor insolvent. See "Risk Factors -- Fraudulent Transfer Considerations" and "Risk Factors -- Guarantees."

COLLATERAL

    Subject to certain exceptions, the Notes and Guarantees will be secured by a security interest in all of the Capital Stock of the Company and each of its Subsidiaries (other than any such Capital Stock that is owned by a person other than AETG, the Company or any Restricted Subsidiary). In addition, the Notes will be secured by the cash, accounts receivable, inventory, general intangibles and documents and instruments related thereto of the Company and its Restricted Subsidiaries (except to the extent that the terms of any such general intangibles prohibit the granting of a security interest therein); provided, that the Lien with respect thereto shall be subordinated to the Liens securing obligations under the Revolving Credit Facility. All of the assets described above are collectively referred to herein as the "Collateral." The Notes will not be secured by any other property.

    The Company and the Guarantors entered into security and pledge agreements as of February 4, 1997, as amended on August 14, 1997 and December 12, 1997 (collectively, the "Collateral Agreements") that provide for the grant of a security interest in or pledge of the Collateral to the Trustee, as collateral agent (in such capacity, the "Collateral Agent"), for the benefit of the holders of the Notes. Such pledges and security interests will secure the payment and performance when due of all of the Obligations of the

Company and the Guarantors under the Indenture, the Notes, the Guarantees and the Collateral Agreements.

    So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions in the Indenture and the Collateral Agreements, the Company will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any Subsidiary's collateral pledged by it, and to exercise any voting, other consensual rights and other rights pertaining to such Collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default (i) all rights of the Company to exercise such voting, other consensual rights or other rights will cease upon notice from the Collateral Agent, which may be pursuant to the direction of the Holders of a majority in outstanding principal amount of the Notes, and all such rights will become vested in the Collateral Agent, which to the extent permitted by law, will have sole right to exercise such voting, other consensual rights or other rights; and (ii) all rights of the Company to receive all cash dividends, interest and other payments made upon or with respect to the pledged Collateral will, upon notice from the Collateral Agent, cease and such cash dividends, interest and other payments will be paid to the Collateral Agent. All funds distributed under the Collateral Agreements and received by the Collateral Agent for the benefit of the holders of the Notes will be retained and/or distributed by the Collateral Agent in accordance with the provisions of the Indenture.

    Under the terms of the Collateral Agreements, the Collateral Agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to foreclose on the Collateral following an Event of Default. Holders of the Notes may not enforce the Collateral Agreements. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Collateral Agent in its exercise of any trust or power under the Collateral Agreements. Upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes, the Collateral Agreements will terminate and the pledged Collateral will be released. In addition, in the event that the pledged Collateral is sold and the Net Proceeds are or will be applied in accordance with the terms of the covenant described under "-- Limitation on Asset Sales," the Collateral Agent will release simultaneously with such sale the Liens in favor of the Collateral Agent in the assets sold, provided, that the Collateral Agent has received all documentation required by the Trust Indenture Act therefor.

    In the event of a Default under the Notes, the proceeds from the sale of the Collateral may not be sufficient to satisfy the Company's Obligations under the Notes in full. The amount to be received upon such a sale would be dependent upon numerous factors including the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied upon as a measure of realizable value. By its nature, the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time. While indebtedness is outstanding under the Revolving Credit Facility, Holders will have no vote on any decisions with respect to the Collateral that is subject to the lien of the Revolving Credit Facility, including the time or method of disposition thereof. To the extent that third parties enjoy Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Lien that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy.

    If the Notes become due and payable prior to the final stated maturity thereof for any reason or are not paid in full at the final stated maturity thereof and, after any applicable grace period has expired, at a time in which Indebtedness is outstanding under the Revolving Credit Facility, the Collateral Agent will not have the right to foreclose upon the Collateral that is subject to the Revolving Credit Facility unless the lender forecloses upon such Collateral. Thereafter, the Collateral Agent has the right to foreclose upon such Collateral, which may be in accordance with instructions from the Holders of a majority in aggregate principal amount of the Notes or, in the absence of such instructions, in such manner as the Collateral Agent deems appropriate in its absolute discretion. Proceeds from the sale of Collateral that is subject to the Revolving Credit Facility will first be applied to repay Indebtedness outstanding under the Revolving Credit Facility, if any, and thereafter paid to the Trustee. The proceeds received by the Trustee will be applied by the Trustee first to pay the expenses of any foreclosure and fees and other amounts then payable to the Trustee under the Indenture and, thereafter, to pay all amounts owing to the Holders under the Indenture (with any remaining proceeds to be payable to the Company or as may otherwise be required by law).

REPURCHASE UPON CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all the Notes then outstanding (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company must mail or cause to be mailed a notice to each holder stating, among other things (i) that the Change of Control Offer is being made pursuant to this provision and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (v) that any holder electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent with respect to the Notes (the "Paying Agent") at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (vi) that any holder will be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that a holder whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment the Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and not withdrawn; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer's Certificate stating that the Notes or portions thereof tendered to the Company are accepted for payment. The Paying Agent will promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee will authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, PROVIDED, that each such new Note will be in principal amount of $1,000 or an integral multiple thereof. The Company will announce the result of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

    There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases.

    "Change of Control" means (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the Company's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to one or more Existing Holders; (ii) the liquidation or dissolution of the Company or the adoption of a plan by the stockholders of the Company relating to the dissolution or liquidation of the Company; (iii) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange
Act), except for one or more Existing Holders, of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of the total outstanding Voting Stock of AETG; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or AETG (together with any new directors who are designated pursuant to the Stockholders' Agreement or approved by a vote of at least 66 2/3 % of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or AETG, as the case may be, then still in office; or (v) the failure by AETG to own 51% of the voting power of the total outstanding Voting Stock of the Company.

    "Existing Holders" shall mean the Majority Stockholders and the Preferred Stockholder.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions payable to the Company or any 90% Owned Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company, any Subsidiary or any other Affiliate of the Company (other than any such Equity Interest owned by the Company or any Wholly Owned Subsidiary); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or such Guarantor's Guarantee thereof, as the case may be, prior to any scheduled principal payment, sinking fund payment or other payment at the stated maturity thereof; (iv) make any Restricted Investment; or (v) make any payment or transfer any assets to, or on behalf of, AETG or any of its Affiliates (all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

    (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof,

    (b) immediately after giving effect thereto on a PRO FORMA basis, the Company could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the covenant described under "Limitation on Incurrence of Indebtedness," and

    (c) such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Board of Directors and evidenced by a resolution set forth in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made after the date of the Indenture (including Restricted Payments permitted by clauses (i) and (ii) of the next following paragraph and excluding Restricted Payments permitted by the other clauses therein), is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of Equity Interests of the Company (other than Disqualified Stock) after the Issue Date and on or prior to the time of such Restricted Payment, plus (3) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of the Company that has been converted or exchanged into Equity Interests of the Company (other than Disqualified Stock) pursuant to the terms thereof after the Issue Date and on or prior to the time of such Restricted Payment (including any additional net cash proceeds received by the Company upon such conversion or exchange).

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of the Indenture; (ii) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company or Indebtedness of the Company or any Restricted Subsidiary in exchange for Equity Interests of the Company (other than Disqualified Stock); (iii) the redemption, repurchase or payoff of any Indebtedness with proceeds of any Refinancing Indebtedness permitted to be incurred pursuant to the provision described under "-- Limitation on Incurrence of Indebtedness;" (iv) payments by the Company to AETG pursuant to the Tax Sharing Agreement; (v) distributions, loans or advances to AETG in an aggregate amount not to exceed the Permitted Amount during any fiscal year; provided, that such amounts are used by AETG to pay ordinary operating expenses and Management Fees (as defined in the Stockholders' Agreement); (vi) Permitted Affiliate Transactions; or (vii) other Restricted Payments in an aggregate amount not to exceed $1.0 million; provided, that with respect to clauses (v), (vi) and (vii) above, no Default or Event of Default shall have occurred and be continuing at the time, or shall occur as a consequence thereof.

    Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

    LIMITATION ON INCURRENCE OF INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (1) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any Indebtedness (including Acquired Debt) or (2) issue any Disqualified Stock; provided, that the Company may incur Indebtedness (including Acquired Debt or Indebtedness incurred under the Revolving Credit Facility) or issue shares of Disqualified Stock and any Restricted Subsidiary may incur Acquired Debt or Indebtedness incurred under the Revolving Credit Facility, in each case if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (y) the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least equal to the ratio set forth below opposite the period in which such incurrence or issuance occurs, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness (including Acquired Debt or Indebtedness incurred under the Revolving Credit Facility) had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period:

PERIOD ENDING                                                                                   RATIO
-------------------------------------------------------------------------------------------     -----
February 1, 1998...........................................................................        2.00
February 1, 1999...........................................................................        2.25

; provided, that in the case of Indebtedness (other than Purchase Money Indebtedness, Acquired Debt or Indebtedness incurred under the Revolving Credit Facility) the Weighted Average Life to Maturity and final stated maturity of such Indebtedness exceeds the Weighted Average Life to Maturity and final stated maturity of the Notes.

    The foregoing limitations will not prohibit the incurrence of:

    (a) Indebtedness under the Revolving Credit Facility, provided, that the aggregate principal amount of Indebtedness so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (a) and outstanding on such date, shall not exceed $30.0 million, less any repayments thereunder pursuant to the provisions under "Limitation on Asset Sales,"

    (b) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business,

    (c) obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by the Indenture (collectively, "Hedging Obligations"),

    (d) (i) Indebtedness arising out of Capital Lease Obligations or Purchase Money Obligations (collectively, "Purchase Money Indebtedness") in an aggregate amount not to exceed $10.0 million outstanding at any time, and (ii) a $2.2 million aggregate principal amount note and mortgage relating to certain real property acquired in the acquisition of Central New York Coach Sales & Service, Inc., Jersey Bus Sales, Inc., and related property by the Company.

    (e) Indebtedness owed by (i) a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary; or (ii) the Company to a Wholly Owned Subsidiary,

    (f) Indebtedness outstanding on the Issue Date, including the Notes,

    (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within three business days of incurrence, and

    (h) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, "Refinance") Indebtedness referred to in clause (f) above or this clause (h) or Indebtedness incurred pursuant to the Interest Coverage Ratio test set forth in the immediately preceding paragraph ("Refinancing Indebtedness"); provided, that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced (plus the premiums required to be paid, and the out-of-pocket expenses (other than those payable to an Affiliate of the Company) reasonably incurred, in connection therewith), (ii) the Refinancing Indebtedness has a final scheduled maturity that exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being Refinanced and (iii) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Notes as the Indebtedness being Refinanced.

    LIMITATION ON ASSET SALES. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of

Directors as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets subject to such Asset Sale; (ii) at least 85% of the consideration for such Asset Sale is in the form of cash, Cash Equivalents or liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of the Notes) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company and its Restricted Subsidiaries with respect to such liabilities); and (iii) within 12 months of such Asset Sale, the Net Proceeds thereof are (a) invested in assets related to the business of the Company or its Restricted Subsidiaries, or (b) to the extent not used as provided in clause (a), applied to make an offer to purchase Notes as described below (an "Excess Proceeds Offer"); provided, that if (x) the amount of Net Proceeds from any Asset Sale not invested pursuant to clause (a) above is less than $5.0 million or (y) the Net Proceeds from an Asset Sale of Collateral with respect to which the Lien thereon is subordinate to the Lien securing obligations under the Revolving Credit Facility are used to repay obligations under the Revolving Credit Facility, the Company will not be required to make an offer pursuant to clause
(b). Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness under the Revolving Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

    The amount of Net Proceeds not invested as set forth in the preceding clause
(a) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company will offer to purchase Notes having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 30 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

    Each Excess Proceeds Offer will remain open for a period of 20 business days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company will purchase and mail or deliver payment for the Purchase Amount for the Notes or portions thereof tendered, PRO RATA or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Notes tendered pursuant to the Excess Proceeds Offer. The principal amount of Notes to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Notes acquired by the Company through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation.

    Each Excess Proceeds Offer will be conducted in compliance with applicable regulations under the federal securities laws, including Exchange Act Rule 14e-1. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

    There can be no assurance that sufficient funds will be available at the time of any Excess Proceeds Offer to make required repurchases.

    LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except (i) Liens securing Indebtedness permitted to be incurred under the Revolving Credit Facility; provided, that the Notes are secured by a second priority security interest in the assets subject to such Liens; (ii) Purchase Money Liens; (iii) Permitted Liens; and (iv) a $2.2 million aggregate principal amount note and mortgage relating to certain real property acquired in the acquisition of Central by the Company.

    LIMITATION ON RESTRICTIONS ON SUBSIDIARY DIVIDENDS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary (a) to (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on such Restricted Subsidiary's Capital Stock or (B) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary's profits or (2) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, or (b) make loans or advances to the Company or any of its Restricted Subsidiaries, or (c) transfer any of its assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) the Revolving Credit Facility, as in effect on the Closing Date, or any refinancings, amendments, modifications or supplements thereof containing dividend and other payment restrictions that are not materially more restrictive than those contained in the Revolving Credit Facility on the Closing Date; (ii) the Indenture, the Collateral Agreements and the Notes; (iii) applicable law; (iv) restrictions with respect to a Subsidiary that was not a Subsidiary on the Closing Date in existence at the time such Person becomes a Subsidiary (but not created as a result of or in anticipation of such Person becoming a Subsidiary); provided, that such restrictions are not applicable to any other Person or the properties or assets of any other Person; (v) customary non-assignment and net worth provisions of any contract or lease entered into in the ordinary course of business; (vi) customary restrictions on the transfer of assets subject to a Lien permitted under the Indenture imposed by the holder of such Lien; (vii) restrictions imposed by any agreement to sell assets or Capital Stock to any Person pending the closing of such sale; and (viii) permitted Refinancing Indebtedness (including Indebtedness Refinancing Acquired Debt), provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are not materially more restrictive than those contained in any agreements governing the Indebtedness being Refinanced.

    MERGER, CONSOLIDATION OR SALE OF ASSETS. The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to, any other Person unless (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia,
(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes, the Indenture, the Collateral Agreements and the Registration Rights Agreement; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) the Company, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, (A) has a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) not less than 90% of the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "Incurrence of Indebtedness."

    In the event of any transaction (other than a lease) complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its Obligations under, the Indenture, the Notes, the Collateral Agreements and the Registration Rights Agreement.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for (i) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $1.0 million; provided, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; (ii) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $5.0 million; provided, that a majority of the disinterested members of the Board of Directors of the Company determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; (iii) Affiliate Transactions for which the Company delivers to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view, issued by an investment banking firm of national standing; and (iv) Permitted Affiliate Transactions and other Restricted Payments permitted by the provisions described above under "Limitations on Restricted Payments."

    RESTRICTIONS ON SALE AND ISSUANCE OF SUBSIDIARY STOCK. The Company shall not sell, and shall not permit any of its Restricted Subsidiaries to issue or sell, any shares of Capital Stock of any Restricted Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary, other than directors' qualifying shares; provided, that the Company and its Restricted Subsidiaries may sell all of the Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries if the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "-- Limitation on Asset Sales."

    LINE OF BUSINESS. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than (a) the business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Closing Date and (b) any transportation business that is ancillary or complementary to any business described in clause (a) above. The foregoing restriction will not (i) prohibit the acquisition or operation of Central by the Company or (ii) prevent the Company from engaging in the same lines of business conducted or proposed to be conducted by Central as of the date the acquisition of Central is consummated (the "Acquisition Date"), provided that such business is conducted only in territories contiguous with the territories in which Central conducted or proposed to conduct its business as of the Acquisition Date.

    GUARANTORS. The Indenture will provide that as long as any Notes remain outstanding, any Restricted Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

    If all of the Capital Stock of any Guarantor is sold to a Person (other than the Company or any of its Restricted Subsidiaries) and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "-- Limitation on Asset Sales," then such Guarantor will be released and discharged from all of its obligations under its Guarantee of the Notes and the Indenture.

    The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee of the Notes, result in the obligations of such Guarantor under its Guarantee of the Notes not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors -- Guarantees."

    REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee, and deliver or cause to be delivered to the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants; and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. From and after the time a registration statement with respect to the Notes is declared effective by the Commission, the Company will file such information with the Commission, provided that the Commission will accept such filing.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following will constitute an Event of Default under the Indenture (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment of principal (or premium, if any) on the Notes when due at maturity, redemption, by acceleration or otherwise; (iii) default in the performance or breach of the provisions of "Repurchase Upon Change of Control," "Limitation on Asset Sales," and "-- Merger, Consolidation or Sale of Assets;" (iv) default in the performance or breach of the provisions of "Limitation on Restricted Payments" and "Limitation on Incurrence of Indebtedness," and the continuance of such default for a period of 30 days; (v) failure by the Company or any Guarantor for 30 days after notice to comply with certain other agreements in the Indenture or the Notes; (vi) default under (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if (a) either (1) such default results from the failure to pay principal on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $2.5 million in the aggregate; (vii) failure by the Company or any Restricted Subsidiary to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $2.5 million which judgments are not discharged, bonded or stayed within 60 days after their entry; (viii) breach by the Company, AETG or any Guarantor of any provision of the Collateral Agreements to which they are a party; (ix) written assertion by the Company, AETG or any of the Guarantors, of the unenforceability of their obligations under the Indenture, the Collateral Agreements, the Notes or the Guarantees to which they are a party; and (x) certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary.

    If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice to the Company and the Trustee all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of

Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

    The holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may on behalf of the holders of all of the Notes (i) waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Note affected; and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

    The Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator, stockholder or controlling person of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation (except as may arise in favor of holders of Notes under federal securities laws, including anti-fraud provisions thereof). Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

    The Indenture provides that the Company will be discharged from any and all obligations in respect of the Notes, other than the obligation to duly and punctually pay the principal of, and premium, if any, and interest on, the Notes in accordance with the terms of the Notes and the Indenture upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the due dates thereof on the Notes. Such trust may only be established if, among other things (i) the Company has delivered to the Trustee an opinion of independent counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default or Event of Default shall have occurred or be continuing; and (iii) certain customary conditions precedent are satisfied.

    The Company may satisfy and discharge its Obligations under the Indenture to holders of the Notes by delivering to the Trustee for cancellation all outstanding Notes or by depositing with the Trustee or the Paying Agent, if applicable, after the Notes have become due and payable, cash sufficient to pay at the stated maturity of all of the outstanding Notes and paying all other sums payable under the Indenture by the Company. If the Company has so deposited such cash, the Guarantors will be discharged from their Obligations under their Guarantees of the Notes and the Indenture.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium on, or change the fixed maturity of any Note, alter the provisions with respect to the redemption of the Notes in a manner adverse to the holders of the Notes, or alter the price at which repurchases of the Notes may be made pursuant to an Excess Proceeds Offer or Change of Control Offer; (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes; (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes; (vii) waive a redemption payment with respect to any Note; (viii) adversely affect the contractual ranking of the Notes or Guarantees of the Notes; or (ix) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of the holders of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes or any Guarantor's obligation under its Guarantee of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to release any Guarantee of the Notes permitted to be released under the terms of the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, that if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    A COPY OF THE INDENTURE HAS BEEN FILED AS AN EXHIBIT TO THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997 VOLUNTARILY FILED BY THE COMPANY WITH THE COMMISSION AND HAS BEEN INCORPORATED BY REFERENCE AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. THE DESCRIPTION OF THE INDENTURE IN THIS PROSPECTUS IS QUALIFIED BY REFERENCE TO SUCH EXHIBIT.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means Indebtedness of a Person existing at the time such Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary, other than Indebtedness incurred in connection with, or in contemplation of, such Person merging with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary; provided, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary shall not be Acquired Debt.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean
(i) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; (ii) in the case of a corporation, beneficial ownership of 10% or more of any class of Capital Stock of such Person; and (iii) in the case of an individual (A) members of such Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (B) trusts, any trustee or beneficiaries of which are such Person or members of such Person's immediate family. Notwithstanding the foregoing, neither Jefferies nor any of its Affiliates will be deemed to be Affiliates of the Company. Notwithstanding the foregoing, neither Jefferies nor any of its Affiliates will be deemed to be Affiliates of the Company.

    "Asset Sale" means any (i) transfer, other than in the ordinary course of business, of any assets of the Company or any Restricted Subsidiary; or (ii) direct or indirect issuance of any Capital Stock of any Restricted Subsidiary, in each case to any Person (other than the Company or a Restricted Subsidiary and other than directors' qualifying shares). For purposes of this definition,
(a) any series of transfers that are part of a common plan shall be deemed a single Asset Sale and (b) the term "Asset Sale" shall not include any disposition of all or substantially all of the assets of the Company that is governed under and complies with the terms of the covenant described under "-- Merger, Consolidation or Sale of Assets."

    "Capital Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

    "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition; and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

    "Closing Date" or "Issue Date" means February 4, 1997.

    "Consolidated EBITDA" means, with respect to any Person (the referent Person) for any period, consolidated income (loss) from operations of such Person and its subsidiaries for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such income (loss) from operations of such Person for such period, and without duplication) amortization, depreciation and other non-cash charges (including, without limitation, amortization of goodwill, deferred financing fees and other intangibles but excluding non-cash charges incurred after the date of the Indenture that require an accrual of or a reserve for cash charges for any future period); provided, that (i) the income from operations of any Person (including, without limitation, any Unrestricted Subsidiary) that is not a 90% Owned Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a 90% Owned Subsidiary of the referent Person; and (ii) the income from operations of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners.

    "Consolidated Interest Expense" means, with respect to any Person for any period, the consolidated interest expense (net of interest income) of such Person and its subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, noncash interest payment, and the interest component of Capital Lease Obligations), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period.

    "Consolidated Net Income" means, with respect to any Person (the referent Person) for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP: provided, that (i) the Net Income of any Person (including, without limitation, any Unrestricted Subsidiary) that is not a Wholly Owned Subsidiary or that is accounted for by the equity method of accounting will be included in calculating the referent Person's Consolidated Net Income only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person; (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded and (iii) the Net Income of any Subsidiary will be excluded, to the extent that declarations of dividends or similar distributions by that Subsidiary of such Net Income are not at the time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its owners.

    "Consolidated Net Worth" means, with respect to any Person, the total stockholders' equity of such Person determined on a consolidated basis in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity) (i) the amount of any such stockholders' equity attributable to Disqualified Capital Stock of such Person and its consolidated subsidiaries;
(ii) all upward revaluations and other write-ups in the book value of any asset of such person or a consolidated subsidiary of such person subsequent to the Closing Date; and (iii) all Investments in persons that are not consolidated Restricted Subsidiaries.

    "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

    "Disqualified Stock" means any Equity Interests that (i) either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity; or (ii) is convertible into or exchangeable at the option of the issuer thereof or any other Person for debt securities. "Equity Interests" means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the Commission, that are in effect on the Issue Date.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Indebtedness" of any Person means (without duplication) (1) all liabilities and obligations, contingent or otherwise, of such Person (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, debentures, notes or other similar instruments, (c) representing the deferred purchase price of property or services (other than liabilities incurred in the ordinary course of business which are not more than 90 days past due), (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) as lessee under capitalized leases, (f) under bankers' acceptance and letter of credit facilities, (g) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock, or (h) in respect of Hedging Obligations, (2) all liabilities and obligations of others of the type described in clause (1), above, that are Guaranteed by such Person, and (3) all liabilities and obligations of others of the type described in clause (1), above, that are secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person; provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness in full) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "Interest Coverage Ratio" means, for any period, the ratio of (i) Consolidated EBITDA of the Company for such period, to (ii) Consolidated Interest Expense of the Company for such period. In calculating the Interest Coverage Ratio for any period, pro forma effect shall be given to (a) the incurrence, assumption, guarantee, repayment, repurchase, redemption or retirement by the Company or any of its Subsidiaries of any Indebtedness (other than under the Revolving Credit Facility) subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation is being made, as if the same had occurred at the beginning of the applicable period; and (b) the occurrence of any Asset Sale during such period by reducing Consolidated EBITDA for such period by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets sold and by reducing Consolidated Interest Expense by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness assumed by third parties or repaid with the proceeds of such Asset Sale, in each case as if the same had occurred at the beginning of the applicable period. For purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Restricted Subsidiaries, and Transportation Contracts that have been entered into or terminated, subsequent to the commencement of such period but on or prior to the date on which the event for which the calculation is being made shall be given effect on a pro forma basis, assuming that all such acquisitions and terminations and the effectiveness of all such contracts had occurred on the first day of such period, in a manner consistent with the calculations described in note 1 of the "Summary Historical and Pro Forma Financial Information" contained elsewhere in this Offering Circular. Without limiting the foregoing, the financial information of the Company with respect to any portion of such four fiscal quarters that falls before the Closing Date shall be adjusted to give pro forma effect to the issuance of the Notes and the application of the proceeds therefrom as if they had occurred at the beginning of such four fiscal quarters.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business; and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Material Subsidiary" means any Subsidiary (a) that is a "Significant Subsidiary" of the Company as defined in Rule 1-02 of Regulation S-X promulgated by the Commission or (b) is otherwise material to the business of the Company.

    "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, excluding any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sales and dispositions pursuant to sale and leaseback transactions, and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such gain (but not loss).

    "Net Proceeds" means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including payments in respect of deferred payment obligations when received), net of (a) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of the Company,
(b) taxes actually payable directly as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the permanent repayment of Indebtedness in connection with such Asset Sale, and (d) appropriate amounts provided as a reserve by the Company or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale.

    "90% Owned Subsidiary" means a Restricted Subsidiary at least 90% of each class of the Capital Stock of which is owned by the Company or one or more Wholly Owned Subsidiaries.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other obligations and liabilities of the Company or any of the Guarantors under the Indenture, the Collateral Agreements, the Notes or the Guarantees of the Notes.

    "Permitted Affiliate Transactions" means (i) employment agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business with the approval of a majority of the disinterested members of the Company's Board of Directors; (ii) transactions between or among the Company and/or its 90% Owned Subsidiaries; (iii) reasonable and customary fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by a majority of the disinterested directors of the Company's Board of Directors or, if none, unanimously by such Board of Directors; (iv) the "Park & Ride Lease" between Showplace Bowling Center Inc., as lessor, and Atlantic Express Coachways Inc., as lessee, and the lease between Dom Rich Associates, Inc., as lessor, and Staten Island Bus, as lessee, in each case in effect as of the Closing Date; and (v) annual premiums paid to Atlantic North, in the ordinary course of business, for insurance; provided, that such premiums do not exceed the annual aggregate deductibles on the Company's insurance policies then in effect.

    "Permitted Amount" during any fiscal year means the sum of (a) the Management Fees required to be paid by AETG under the Stockholders' Agreement during such fiscal year and (b) the Permitted Expense Amount. "Permitted Expense Amount" means (i) for fiscal year 1996, $100,000; and (ii) for each fiscal year thereafter, 1.05 times the Permitted Expense Amount for the immediately preceding fiscal year.

    "Permitted Investments" means (i) Investments in the Company, any Guarantor or any Wholly Owned Subsidiary (including without limitation, Guarantees of Indebtedness of any such Person); (ii) Investments in an aggregate amount not to exceed $1 million in Restricted Subsidiaries other than Wholly Owned Subsidiaries; (iii) Investments in Cash Equivalents; (iv) Investments in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary, or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary; (v) Hedging Obligations; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) Investments as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption "Limitation on Asset Sales;" (viii) investments in Atlantic North, but only to the extent necessary under applicable law or reasonably required by certain administrative agencies, to permit Atlantic North to provide insurance policies to the Company and its Restricted Subsidiaries in the ordinary course of business as contemplated under clause (v) of the definition of "Permitted Affiliate Transactions;" and (ix) Investments existing on the Issue Date.

    "Permitted Liens" means (i) Liens in favor of the Company and/or its Restricted Subsidiaries other than with respect to intercompany Indebtedness;
(ii) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Restricted Subsidiary, provided, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, provided, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition; (iv) Liens incurred in the ordinary course of business in respect of Hedging Obligations; (v) Liens incurred in the ordinary course of business to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations (exclusive of obligations constituting Indebtedness) of a like nature, including, without limitation, cash retainages; (vi) Liens existing or created on the Issue Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested or remedied in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as may be required in conformity with GAAP has been made therefor; (viii) Liens arising by reason of any judgment, decree or order of any court with respect to which the Company or any of its Restricted Subsidiaries is then in good faith prosecuting an appeal or other proceedings for review, the existence of which judgment, order or decree is not an Event of Default under the Indenture; (ix) encumbrances consisting of zoning restrictions, survey exceptions, utility easements, licenses, rights of way, easements of ingress or egress over property of the Company or any of its Restricted Subsidiaries, rights or restrictions of record on the use of real property, minor defects in title, landlord's and lessor's liens under leases on property located on the premises rented, mechanics' liens, warehouseman's liens, supplier's liens, repairman's liens, vendors' liens, and similar encumbrances, rights or restrictions on personal or real property, in each case not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (x) Liens incidental to the conduct of business or the ownership of properties incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, bids, and government contracts and leases and subleases; (xi) Liens for any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred under the Indenture; provided, that such Liens do not extend to any property or asset that is not leased property subject to such Capitalized Lease Obligation; (xii) any extension, renewal, or replacement (or successive extensions, renewals or replacements), in whole or in part, of Liens described in clauses (i) through
(xi) above; (xiii) Liens securing the Notes; and (xiv) Liens in addition to the foregoing, which in the aggregate, are secured by assets with a fair market value not in excess of $100,000 at any time.

    "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

    "Public Equity Offering" means a bona fide underwritten public offering of Qualified Capital Stock of the Company, pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act.

    "Purchase Money Liens" means Liens to secure or securing Purchase Money Obligations permitted to be incurred under the Indenture.

    "Purchase Money Obligations" means Indebtedness representing, or incurred to finance, the cost (i) of acquiring or improving any assets; and (ii) of construction or build-out of manufacturing, distribution or administrative facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Company), provided, that (a) the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges, (b) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired or improved and (c) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition or improvement of such property or asset.

    "Qualified Capital Stock" means, with respect to any Person, Capital Stock of such Person other than Disqualified Capital Stock.

    "Restricted Investment" means any Investment other than a Permitted Investment. The aggregate amount of each Investment constituting a Restricted Payment since the date of the Indenture shall be reduced by the aggregate after-tax amount of all payments made to the Company and its Restricted Subsidiaries with respect to such Investments; provided, that (a) the maximum amount of such payments so excluded shall not exceed the original amount of such Investment and (b) such payments shall also be excluded from the calculations contemplated by clauses
(c)(1) through (4) under the caption "Limitation on Restricted Payments."

    "Restricted Subsidiary" means a Subsidiary other than an Unrestricted Subsidiary.

    "Revolving Credit Facility" means the Revolving Credit Facility, entered into on the Issue Date between the Company and the lenders named therein as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time; and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with such amendment, modification, renewal, refunding, replacement or refinancing.

    "subsidiary" means, with respect to any Person (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof; and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

    "Subsidiary" means any subsidiary of the Company.

    "transfer" means any direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation).

    "Transportation Contract" means a written contract entered into by the Company and/or its Restricted Subsidiaries pursuant to which services for school bus transportation, paratransit, coach transportation or Pre-K/Medicaid transportation and related services are provided by the Company and/or any of its Restricted Subsidiaries to a governmental entity or agency.

    "Unrestricted Subsidiary" means (a) Atlantic North and (b) any other Subsidiary that has been designated by the Company (by written notice to the Trustee as provided below) as an Unrestricted Subsidiary; provided, that a Subsidiary may not be designated as an "Unrestricted Subsidiary" unless (i) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary (other than such Subsidiary), (ii) neither immediately prior thereto nor after giving pro forma effect to such designation, would there exist a Default or Event of Default,
(iii) immediately after giving effect to such designation on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "-- Limitation on Incurrence of Indebtedness" and (iv) the creditors of such Subsidiary have no direct or indirect recourse (including, without limitation, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the assets of the Company or of a Restricted Subsidiary (other than such Subsidiary). The Board of Directors of the Company may designate any Unrestricted Subsidiary (other than Atlantic North) to be a Restricted Subsidiary only if (i) no Default or Event of Default is existing or will occur as a consequence thereof; and (ii) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "-- Limitation on Incurrence of Indebtedness." Each such designation shall be evidenced by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. The Company shall be deemed to make an Investment in each Subsidiary designated as an "Unrestricted Subsidiary" immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation; provided, that if such Subsidiary is subsequently redesignated as a Restricted Subsidiary, the amount of such Investment shall be deemed to be reduced (but not below zero) by the fair market value of the net consolidated assets of such Subsidiary on the date of such redesignation.

    "Voting Stock" means, with respect to any Person (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency); and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then outstanding principal amount of such Indebtedness into
(ii) the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the next paragraph, the New Notes to be sold as set forth herein will initially be issued in the form of one or more registered Global Notes (the "Global Notes"), each of which will be deposited on the date of the consummation of the Exchange Offer with, or on behalf of, the Depository and registered in the name of the Global Holder. The following are summaries of certain rules and operating procedures of the Depository which affect the Global Notes.

    The Depository has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including Jefferies), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depository's Participants or the Depository's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants with an interest in the Global Notes; and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

    So long as the Global Holder is the registered owner of any Notes, the Global Holder will be considered the sole owner of such Notes outstanding under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or Holders thereof under the Indenture for any purpose. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such Person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a holder under such Global Note or the Indenture.

    Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

    Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective interests in the Global Notes in principal amount of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days; or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in definitive form under the Indenture then, upon surrender by the relevant Global Holder of its Global Note, Notes in such form will be issued to each Person that such Global Holder and the Depository identifies as the beneficial owner of the related Notes. In addition, subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Notes would be issued in fully registered form.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 200 shares of common stock with no par value. At September 30, 1997, 100 shares of the Company's capital stock were issued and outstanding.

    Holders of outstanding shares of the Company's capital stock are entitled, for each share held, to one vote upon each matter submitted to a vote at a meeting of shareholders of the Company.

    The Board of Directors of the Company may authorize the issuance of fractions of shares represented by a certificate or uncertificated, which shall entitle the holder to exercise voting rights, received dividends and participate in liquidating distributions, in proportion to the fractional holdings; or it may authorize the payment in cash of the fair value of fractions of a shares of the time when those entitled to receive such fractions are determined; or in lieu of fractional shares it may authorize the issuance, as permitted by law, of scrip exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a shareholder, except as therein provided.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS


    The following summary describes the material U.S. federal income tax consequences to Holders who are subject to U.S. net income tax with respect to the Notes ("U.S. persons") and who hold the Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the Notes, and no ruling from the IRS has been or will be sought. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, rulings and judicial decisions now in effect, all of which are subject to change. It does not include any description of the tax laws of any state, local or foreign governments or any estate or gift tax considerations that may be applicable to the Notes or Holders thereof. It does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of such investor's particular investment circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S. persons) and also does not discuss Notes held as a hedge against currency risks or as part of a straddle with other investments or part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or situations in which the functional currency of the Holder is not the U.S. dollar.



    The Company believes that exchange of an Old Note by a Holder for a New Note will not constitute a taxable exchange. The exchange will not result in income, gain or loss to Holders who participate in the Exchange Offer, or the Company. Such Holders will have the same adjusted basis and holding period in New Notes immediately after the exchange as the Holders had in Old Notes immediately prior to the exchange.



    The foregoing discussion is not based upon an opinion of counsel and Holders of Old Notes contemplating acceptance of the Exchange Offer should consult their own tax advisers with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

                              PLAN OF DISTRIBUTION


    Each broker-dealer that participates in the Exchange Offer ("Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until April 27, 1998, all dealers effecting transactions in the New Notes may be required to deliver a Prospectus.


    The Company will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that reasonably requests such documents in the Letter of Transmittal.

    This Prospectus has been prepared for use in connection with the Exchange Offer and may be used by Jefferies in connection with the offers and sales related to market-making transactions in the Notes. Jefferies may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The Company will not receive any of the proceeds of such sales. Jefferies has no obligation to make a market in the Notes and may discontinue its market-making activities at any time without notice, at its sole discretion. The Company has agreed to indemnify each Participating Broker-Dealer against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which each Participating Broker-Dealer might be required to make in respect thereof.

    Jefferies acted as initial purchaser in connection with the offerings of the Old Notes. Jefferies was paid customary fees and expenses in connection with a loan which it and another institutional investor made to AETG. Such loan was repaid with a portion of the net proceeds of the offering of the Old Notes. The Company has agreed to offer to retain Jefferies as its exclusive financial advisor, underwriter, placement agent, lender or loan purchaser, as applicable, if the Company proposes to engage in any financing transaction on or before June 23, 1999.

                             VALIDITY OF SECURITIES

    The validity of the Notes will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York and Silverman, Collura, Chernis & Balzano, P.C., New York, New York.

                                    EXPERTS

    The financial statements on pages F-1 through F-33 included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION


    The Company has filed with Commission in Washington, D.C. a Registration Statement under the Securities Act on Form S-1 (File No. 333-42541) (the "Registration Statement") with respect to the New Notes offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, the Notes and the Exchange Offer, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website on the internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants filed electronically with the Commission.


    Upon completion of the Exchange Offer, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports with the Commission. The Company intends to furnish to Holders annual reports containing audited financial statements of the Company audited by its independent accounts and quarterly reports containing unaudited condensed financial statements for each of the first three quarters of each fiscal year.

                        ATLANTIC EXPRESS TRANSPORTATION
                             CORP. AND SUBSIDIARIES

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                 PRO FORMA CONSOLIDATION FINANCIAL INFORMATION

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Certified Public Accountants.........................................................     F-2
Consolidated Balance Sheets as of June 30, 1996 and 1997 and September 30, 1997............................     F-3
Consolidated Statements of Operations for the Years Ended June 30, 1995,
  1996 and 1997 and for the Three Months Ended September 30, 1996 and 1997.................................     F-4
Consolidated Statements of Stockholder's Equity for the Years Ended June 30, 1995, 1996 and 1997 and for
  the Three Months Ended September 30, 1997................................................................     F-5
Consolidated Statements of Cash Flows for the Years Ended June 30, 1995,
  1996 and 1997 and for the Three Months Ended September 30, 1996 and 1997.................................     F-6
Notes to Consolidated Financial Statements.................................................................     F-8

Report of Independent Certified Public Accountants.........................................................    F-21
Central Combined Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997.........................    F-22
Central Combined Statements of Income and Retained Earnings for the years ended December 31, 1994, 1995 and
  1996 and for the six months ended June 30, 1996 and 1997.................................................    F-23
Central Combined Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and for the
  six months ended June 30, 1996 and 1997..................................................................    F-24
Central Notes to Combined Financial Statements.............................................................    F-26

Unaudited Pro Forma Consolidated Financial Information.....................................................     P-1
Unaudited Pro Forma Statement of Operations for the Year Ended June 30, 1997...............................     P-2

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of

  Atlantic Express Transportation Corp.

    We have audited the accompanying consolidated balance sheets of Atlantic Express Transportation Corp. and subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atlantic Express Transportation Corp. and subsidiaries as of June 30, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

New York, New York
September 25, 1997

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                 JUNE 30,
                                                                         ------------------------
                                                                            1996         1997
                                                                         -----------  -----------
                                                                                                   SEPTEMBER 30,
                                                                                                       1997
                                                                                                   -------------
                                                                                                    (UNAUDITED)
                                             ASSETS
Current:
  Cash and cash equivalents............................................  $ 1,211,258  $16,818,889   $ 6,324,597
  Current portion of marketable securities.............................      --         1,030,000       770,000
  Accounts receivable, net of allowance for doubtful accounts of $-0-,
    $250,000 and $250,000, respectively................................   25,687,921   31,237,975    36,970,656
  Replacement parts and other inventory................................      994,412    1,969,228    10,324,476
  Notes receivable.....................................................      180,760      191,600     1,448,643
  Prepaid expenses and other current assets............................    5,120,364    4,986,656     7,748,272
                                                                         -----------  -----------  -------------
        Total current assets...........................................   33,194,715   56,234,348    63,586,644
                                                                         -----------  -----------  -------------
Property, plant and equipment, less accumulated depreciation...........   58,193,715   74,967,594    99,146,041
                                                                         -----------  -----------  -------------
Other assets:
  Goodwill, net........................................................      --           --         12,954,916
  Restricted cash and cash equivalents.................................    1,870,000    2,314,408     2,314,408
  Notes receivable from affiliates.....................................    4,468,974    4,772,974     4,879,880
  Retainage............................................................      513,556      --            --
  Investments..........................................................      229,000      229,000       229,000
  Marketable securities................................................      --         4,139,697     4,211,273
  Deferred lease expense...............................................      655,008      488,212       482,681
  Transportation contract rights, net..................................    3,391,718    3,444,772     4,339,339
  Due from affiliates..................................................                                 235,302
  Deferred financing and organization costs, net.......................      704,781    6,295,318     8,944,356
  Notes receivable.....................................................      293,664      120,992       250,681
  Deposits and other noncurrent assets.................................      858,482    1,343,661     1,395,470
  Deferred tax asset...................................................      --           --            941,777
  Covenant not to compete, net.........................................      --           --            190,000
                                                                         -----------  -----------  -------------
        Total other assets.............................................   12,985,183   23,149,034    41,369,083
                                                                         -----------  -----------  -------------
                                                                         $104,373,613 $154,350,976  $204,101,768
                                                                         -----------  -----------  -------------
                                                                         -----------  -----------  -------------
                              LIABILITIES AND STOCKHOLDER'S EQUITY
Current:
  Current portion of long-term debt....................................  $11,328,497  $   140,008   $   595,203
  Accounts payable.....................................................    1,760,426      764,293     1,517,202
  Accrued compensation.................................................    3,116,893    4,053,567     5,134,281
  Current portion of insurance reserve.................................    1,447,000    2,336,738     2,336,738
  Other accrued expenses and current liabilities.......................    4,693,025      629,855     3,325,317
  Accrued interest.....................................................      --         4,927,085     2,925,319
                                                                         -----------  -----------  -------------
        Total current liabilities......................................   22,345,841   12,851,546    15,834,060
                                                                         -----------  -----------  -------------
Long-term debt, net of current portion.................................   48,326,701  110,488,215   157,970,128
Premium on debt issuance...............................................      --           --          1,364,100
                                                                         -----------  -----------  -------------
Other long-term liabilities............................................    2,325,594    2,997,018     3,004,775
                                                                         -----------  -----------  -------------
Deferred income taxes..................................................    1,890,000      400,000       --
                                                                         -----------  -----------  -------------
Commitments and contingencies
Stockholder's equity:
  Common stock, shares authorized 200; issued and outstanding 100......      250,000      250,000       250,000
  Additional paid-in capital...........................................   13,188,926   13,188,926    13,188,926
  Unrealized gain on marketable securities.............................      --           142,032       396,917
  Retained earnings....................................................   16,046,551   14,033,239    12,092,862
                                                                         -----------  -----------  -------------
        Total stockholder's equity.....................................   29,485,477   27,614,197    25,928,705
                                                                         -----------  -----------  -------------
                                                                         $104,373,613 $154,350,976  $204,101,768
                                                                         -----------  -----------  -------------
                                                                         -----------  -----------  -------------

          See accompanying notes to consolidated financial statements.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                       THREE MONTHS ENDED
                                                                 YEAR ENDED JUNE 30,                     SEPTEMBER 30,
                                                     -------------------------------------------  ----------------------------
                                                         1995           1996           1997           1996           1997
                                                     -------------  -------------  -------------  -------------  -------------
                                                                                                          (UNAUDITED)
Revenues...........................................  $ 114,005,547  $ 142,551,559  $ 166,078,034  $  25,188,097  $  59,153,376
                                                     -------------  -------------  -------------  -------------  -------------
Costs and expenses:
  Cost of operations...............................     91,428,364    115,108,380    136,068,428     22,879,755     51,254,085
  General and administrative.......................      9,162,140     10,448,420     12,199,150      2,500,924      3,772,320
  Depreciation and amortization....................      7,627,575      9,735,982     10,417,187      2,560,876      3,292,279
                                                     -------------  -------------  -------------  -------------  -------------
                                                       108,218,079    135,292,782    158,684,765     27,941,555     58,318,684
                                                     -------------  -------------  -------------  -------------  -------------
        Income from operations.....................      5,787,468      7,258,777      7,393,269     (2,753,458)       834,692
Interest...........................................     (3,057,545)    (5,098,443)    (8,739,065)    (1,492,433)    (4,137,672)
Other income.......................................       --             --              133,977       --              108,154
                                                     -------------  -------------  -------------  -------------  -------------
        Income (loss) before nonrecurring items,
          reorganization items, (provision for)
          benefit from income taxes and
          extraordinary items......................      2,729,923      2,160,334     (1,211,819)    (4,245,891)    (3,194,826)
Nonrecurring items:
  Cancellation of leases...........................       (185,760)      --             --             --             --
                                                     -------------  -------------  -------------  -------------  -------------
        Income (loss) before reorganization
          items,(provision for) benefit from income
          taxes and extraordinary items............      2,544,163      2,160,334     (1,211,819)    (4,245,891)    (3,194,826)
Reorganization items:
  Professional fees................................        (33,595)      --             --             --             --
                                                     -------------  -------------  -------------  -------------  -------------
        Income (loss) before (provision for)
          benefit from income taxes and
          extraordinary items......................      2,510,568      2,160,334     (1,211,819)    (4,245,891)    (3,194,826)
(Provision for) benefit from income taxes..........       (978,632)      (758,897)       600,936      1,747,703      1,341,827
                                                     -------------  -------------  -------------  -------------  -------------
        Income (loss) before extraordinary items...      1,531,936      1,401,437       (610,883)    (2,498,188)    (1,852,999)
Extraordinary items:
  Forgiveness of debt, net of taxes of $0..........      1,054,134       --             --             --             --
  Loss on early extinguishment of debt, net of tax
    benefit of $390,000............................       --             --             (526,974)      --             --
  Write-off of unamortized deferred finance
    charges, net of tax benefit of $368,000 as a
    result of refinancing..........................       --             --             (525,943)      --             --
                                                     -------------  -------------  -------------  -------------  -------------
Net income (loss)..................................  $   2,586,070  $   1,401,437  $  (1,663,800) $  (2,498,188) $  (1,852,999)
                                                     -------------  -------------  -------------  -------------  -------------
                                                     -------------  -------------  -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                                    UNREALIZED
                                  COMMON STOCK    ADDITIONAL                           GAIN
                                 --------------     PAID-IN         RETAINED      ON MARKETABLE
                                  NO PAR VALUE      CAPITAL         EARNINGS        SECURITIES        TOTAL
                                 --------------  -------------  ----------------  --------------  -------------
BALANCE, JUNE 30, 1995.........        250,000     13,188,926        14,645,114         --           28,084,040
Net income.....................        --             --              1,401,437         --            1,401,437
                                 --------------  -------------  ----------------  --------------  -------------
BALANCE, JUNE 30, 1996.........        250,000     13,188,926        16,046,551         --           29,485,477
Net loss.......................        --             --             (1,663,800)        --           (1,663,800)
Dividends......................        --             --               (349,512)        --             (349,512)
Unrealized gain on marketable
  securities...................        --             --               --               142,032         142,032
                                 --------------  -------------  ----------------  --------------  -------------
BALANCE, JUNE 30, 1997.........        250,000     13,188,926        14,033,239         142,032      27,614,197
Net loss (unaudited)...........        --             --             (1,852,999)        --           (1,852,999)
Dividends (unaudited)..........        --             --                (87,378)        --              (87,378)
Unrealized gain on marketable
  securities (unaudited).......        --             --               --               254,885         254,885
                                 --------------  -------------  ----------------  --------------  -------------
BALANCE, SEPTEMBER 30, 1997
  (UNAUDITED)..................   $    250,000    $13,188,926    $   12,092,862    $    396,917   $  25,928,705
                                 --------------  -------------  ----------------  --------------  -------------
                                 --------------  -------------  ----------------  --------------  -------------

          See accompanying notes to consolidated financial statements.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                THREE MONTHS ENDED
                                                          YEAR ENDED JUNE 30,                     SEPTEMBER 30,
                                               -----------------------------------------  ------------------------------
                                                   1995          1996          1997            1996            1997
                                               ------------  ------------  -------------  --------------  --------------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..........................  $  2,586,070  $  1,401,437  $  (1,663,800) $   (2,498,188) $   (1,852,999)
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
      Extraordinary items....................    (1,054,134)      --           1,836,312        --              (108,154)
      Deferred income taxes..................       294,000      (104,000)    (1,490,000)     (1,880,000)     (1,341,777)
      Depreciation...........................     7,317,828     8,876,163      9,555,463       2,294,438       2,865,361
      Amortization...........................       309,747       859,819      1,311,212         266,439         686,719
      Write-off of doubtful accounts
        receivable...........................       200,000       569,000        500,000
      Reserve for doubtful accounts
        receivable...........................       --            --             250,000
      Interest Accrued on Notes Receivable...       --            --            --              --               (81,570)
      Gain on sale of property and
        equipment............................      (250,937)      --            --              --              (119,761)
      Transfer to restricted cash............       --         (1,120,000)    (1,194,408)
      Other..................................       --           (236,012)      --
      Decrease (increase) in:
        Accounts receivable and retainage....    (7,203,507)   (5,639,761)    (5,786,498)     (4,617,846)       (989,032)
        Inventory............................       (64,150)     (309,169)      (974,816)        (85,000)        258,241
        Prepaid expenses and other current
          assets.............................      (988,766)   (1,669,625)       133,708        (415,632)     (2,395,535)
        Deferred lease expense...............       237,910      (515,176)       166,796          33,383           5,531
        Deposits and other noncurrent
          assets.............................        71,470       (43,640)      (485,179)         39,548          (7,051)
      Increase (decrease) in:
        Accounts payable.....................     1,212,488      (357,467)      (996,133)       (222,343)       (971,001)
        Accrued expenses and other current
          liabilities........................       397,373     3,256,025      2,092,428       1,565,596       1,061,473
        Other long-term liabilities..........     1,300,000       735,619      1,601,137         660,428           7,757
                                               ------------  ------------  -------------  --------------  --------------
        Net cash provided by (used in)
          operating activities...............     4,365,392     5,703,213      4,856,222      (4,859,177)     (2,981,798)
                                               ------------  ------------  -------------  --------------  --------------
                                               ------------  ------------  -------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                                                                                               THREE MONTHS ENDED
                                                         YEAR ENDED JUNE 30,                     SEPTEMBER 30,
                                              -----------------------------------------  ------------------------------
                                                  1995          1996          1997            1996            1997
                                              ------------  ------------  -------------  --------------  --------------
                                                                                                  (UNAUDITED)
Cash flows from investing activities:
  Acquisition of subsidiaries (net of cash
    acquired of $207,441)...................       --            --            --              --           (21,519,397)
  Proceeds from sale of fixed assets........       --            --            --              --               182,500
  Additions to property, plant and
    equipment...............................  $ (2,515,843) $ (3,195,750) $ (14,441,800)       (803,147)    (12,575,183)
  Purchase of transportation contract
    rights..................................      (595,300)     (688,833)      (873,192)       --               (16,722)
  Due from affiliates.......................       141,651      (100,596)      (303,999)       --              (260,638)
  Proceeds from disposition of property,
    plant and equipment.....................     1,226,713       --            --
  Notes receivable..........................       150,383       808,983        161,832         (15,438)       (806,414)
  Marketable securities purchased...........       --            --          (5,027,665)       --            (1,880,365)
  Proceeds from sale of marketable
    securities..............................       --            --            --              --             2,431,828
                                              ------------  ------------  -------------  --------------  --------------
        Net cash used in investing
          activities........................    (1,592,396)   (3,176,196)   (20,484,824)       (818,585)    (34,444,391)
                                              ------------  ------------  -------------  --------------  --------------
Cash flows from financing activities:
  Proceeds of additional borrowings.........    10,754,203     8,143,521    118,473,894       7,410,511      43,035,000
  Principal payments on borrowings..........   (12,789,637)  (10,919,409)   (79,580,780)     (1,219,696)    (13,052,950)
  Deferred financing and organization
    costs...................................      (641,978)     (328,384)    (6,975,554)        (49,674)     (2,962,775)
  Return of capital.........................       (33,750)      --            (349,512)       --               (87,378)
  Transfer to restricted cash...............       --           (750,000)      --              --              --
  Payments to creditors under the plan of
    reorganization..........................    (3,988,434)   (1,161,615)      (331,815)       (118,820)       --
                                              ------------  ------------  -------------  --------------  --------------
        Net cash provided by (used in)
          financing activities..............    (6,699,596)   (5,015,887)    31,236,233       6,022,321      26,931,897
                                              ------------  ------------  -------------  --------------  --------------
Net increase (decrease) in cash and cash
  equivalents...............................    (3,926,600)   (2,488,870)    15,607,631         344,559     (10,494,292)
Cash and cash equivalents, beginning of
  year......................................     7,626,728     3,700,128      1,211,258       1,210,988      16,818,889
                                              ------------  ------------  -------------  --------------  --------------
Cash and cash equivalents, end of year......  $  3,700,128  $  1,211,258  $  16,818,889       1,555,547       6,324,597
                                              ------------  ------------  -------------  --------------  --------------
                                              ------------  ------------  -------------  --------------  --------------
Supplemental disclosures of cash flow
  information:
    Cash paid during the year for:
      Interest..............................  $  4,077,852  $  5,436,240  $   3,181,000       1,700,000       6,145,081
      Income taxes..........................       430,000       305,000        222,000          84,000         331,527
                                              ------------  ------------  -------------  --------------  --------------
                                              ------------  ------------  -------------  --------------  --------------
Supplemental schedule of noncash investing
  and financing activities:
    Loans incurred for purchase of property,
      plant and equipment...................  $ 15,501,260  $ 17,416,258  $  11,887,542      10,720,761       6,368,900
    Loans incurred for purchase of contract
      rights................................       --          2,670,000       --
    Deferral of payment for contract
      rights................................       --            250,000       --
    Note received from purchaser in exchange
      for bus routes and buses..............       680,000       --            --
    Use of restricted cash to pay down
      debt..................................       --            --             750,000         750,000        --
    Transfer of bus from inventory to fixed
      assets................................       --            --            --              --                47,558
                                              ------------  ------------  -------------  --------------  --------------
                                              ------------  ------------  -------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. COMPANY STRUCTURE

    Prior to August 23, 1993, Atlantic Express Inc. ("AE") and subsidiaries operated in two industries, transportation and entertainment. On August 23, 1993, as part of a reorganization, AE transferred all of its assets and liabilities to the newly formed Atlantic Express Transportation Group Inc. ("AETG"), which became the new parent company. On January 30, 1997, AETG transferred all operating assets and liabilities pertaining to the transportation operations to a newly formed company called Atlantic Express Transportation Corp. ("AETC"), which became the new parent company of the companies operating in the transportation industry. The accompanying consolidated financial statements give effect to the January 30, 1997 restructuring as if it had occurred prior to July 1, 1994 and, therefore, present the financial position and results of operations of the transportation companies for all periods presented.

2. BUSINESS

    AETC is primarily engaged in providing school bus transportation services for various municipalities in New York City, Nassau County, Suffolk County, Westchester County, Connecticut, Pennsylvania, Missouri and New Jersey. AETC also provides services to public transit systems for physically or mentally challenged passengers, express commuter line and charter and tour services, and transportation for pre-kindergarten children and Medicaid recipients.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of AETC and its subsidiaries. Separate financial statements have not been included for the subsidiary guarantors of AETC's 10 3/4% Senior Secured Notes due 2004 because
(1) AETC is a holding company with no independent operations, (2) the guarantees of the guarantors are full and unconditional (subject to insolvency and fraudulent conveyance limitations) and joint and several, (3) each of the guarantors is a wholly owned subsidiary of the Company, (4) the guarantors comprise all of the direct and indirect subsidiaries of the Company, with the exception of a captive insurance company subsidiary, Atlantic North Casualty Company ("ANC"), and (5) the Company has not presented separate financial statements and other disclosures concerning each Guarantor because management has determined that such information is not material to investors. ANC is precluded from being a guarantor under relevant insurance law, all of the subsidiaries of the Company are guarantors. ANC does not have a material effect on the operations of the Company. All material intercompany transactions and balances have been eliminated.

    UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    The consolidated financial statements as of September 30, 1997 and for the three months ended September 30, 1996 and 1997 are unaudited, and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments consisting of normal recurring accruals necessary to present fairly the information set forth therein. Results for interim periods are not indicative of results to be expected for an entire year.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUES

    Revenues are recognized when services are performed.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost and depreciated utilizing primarily the straight-line method over the lives of the related assets. The useful lives of property, plant and equipment for purposes of computing depreciation are as follows:

                                                                                        YEARS
                                                                                      ---------
Building and improvements...........................................................   15-31.5
Transportation equipment............................................................    5-15
Furniture and fixtures..............................................................     5-7
Machinery and equipment.............................................................     3-7

    MARKETABLE SECURITIES

    In accordance with Financial Accounting Standards Board Statement No. 115, AETC determines the classification of securities as held-to-maturity or available-for-sale at the time of purchase, and reevaluates such designation as of each balance sheet date. Securities are classified as held-to-maturity when AETC has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and discounts to maturity. Marketable securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholder's equity. Realized gains and losses are included in other income. The cost of securities sold is based on the specific identification method.

    CASH EQUIVALENTS

    Cash equivalents consist of short-term, highly liquid investments which are readily convertible into cash.

    INVENTORY

    Inventory at June 30, 1996 and 1997 primarily consisted of fuel, parts and supplies which are valued at the lower of cost or market value. Cost is determined on a first-in, first-out ("FIFO") basis.

    As a result of the acquisition of Central effective July 1, 1997, inventory at September 30, 1997 also includes new and used buses purchased for resale (see note 6). Such inventory is also valued at the lower of cost (on a FIFO basis) or market value.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    TRANSPORTATION CONTRACT RIGHTS

    AETC has acquired certain transportation contract rights with respect to revenue contracts and travel routes. Such costs are amortized utilizing the straight-line method over five years. Accumulated amortization at June 30, 1996 and 1997 and September 30, 1997 was $4,312,877, $1,301,917 and $1,618,372,
respectively.

    DEFERRED FINANCING AND OTHER COSTS

    Deferred financing costs are amortized over the life of the related debt. Other costs are amortized on a straight-line basis over five years. Accumulated amortization at June 30, 1996 and 1997 and September 30, 1997 was $345,334, $560,040 and $870,727, respectively.

    INTANGIBLE ASSETS

    AETC has recorded goodwill and a covenant not to compete with respect to the acquisition of Central. Goodwill is amortized on a straight-line basis over 40 years. Covenant not to compete is being amortized on a straight-line basis over five years. Accumulated, amortization at September 30, 1997 relating to goodwill and covenant not to compete was $81,477 and $10,000, respectively.

    INCOME TAXES

    AETC follows the liability method under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." The primary objectives of accounting for taxes under SFAS 109 are to (a) recognize the amount of tax payable for the current year and (b) recognize the amount of deferred tax liability or asset for the future tax consequences of events that have been reflected in AETC's financial statements or tax returns.

    AETC files consolidated federal and state income tax returns with its parent and fellow subsidiaries. The income tax charge allocated to AETC is based upon the proportion of AETC's income to that of the consolidated group, which approximates the charge which would be incurred by AETC on a stand-alone basis.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures of certain assets and liabilities. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of financial instruments including cash and cash equivalents, restricted cash, accounts receivable including retainage, notes receivable, accounts payable, accounts payable to creditors and long-term debt approximated fair value as of June 30, 1996 and 1997 and September 30, 1997 due to either short maturity or terms similar to those available to similar companies in the open market. Marketable securities are valued at quoted market value.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LONG-LIVED ASSETS

    Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to their fair value. This policy is in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," which became effective for fiscal 1997. No write-downs have been necessary through September 30, 1997.

    EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of any enterprise about which separate financial information is available that is evaluated regularly by Management in deciding how to allocate resources and in assessing performance.

    Both SFAS Nos. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, Management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

4. RETAINAGE

    Pursuant to certain municipal school bus contracts, certain contractual amounts (retainage) are withheld from billings as a guarantee of performance by AETC. At June 30, 1996, the majority of retainage ($6,272,177 of $6,785,733) was classified as current since AETC elected to replace its retainage with a performance security bond and, at June 30, 1997 and September 30, 1997 all retainage is classified as current. All current retainage is included in accounts receivable in the accompanying consolidated balance sheets.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

5. RESTRICTED CASH AND CASH EQUIVALENTS

    Restricted cash and cash equivalents at June 30, 1996 consisted of a $1,120,000 U.S. Treasury Note used as collateral for a letter of credit issued in connection with AETC's workmen's compensation, self insurance deductible reimbursement plan and a $750,000 segregated money market account issued as collateral in connection with AETC's banking facility with Fleet Capital Corporation.

    At June 30, 1997 and September 30, 1997, restricted cash and cash equivalents consisted of a $1,120,000 of U.S. Treasury Note and $1,200,000 of commercial paper used as collateral for letters of credit issued in connection with AETC's workmen's compensation and vehicle insurance deductible reimbursement plans, respectively.

    Included in cash and cash equivalents is $1,564,211, $1,307,842 and $1,565,522 at June 30, 1996 and 1997 and September 30, 1997, respectively, which represents cash and cash equivalents of ANC which are only available for use by that subsidiary.

6. PROPERTY, PLANT AND EQUIPMENT

    Property plant and equipment consists of the following:

                                                 JUNE 30,        JUNE 30,     SEPTEMBER 30,
                                                   1996            1997            1997
                                              --------------  --------------  --------------
Land........................................  $    5,684,372  $    8,484,373  $    9,229,373
Building and improvements...................      12,013,276      15,516,059      19,336,690
Construction-in-progress....................       2,249,815        --              --
Transportation equipment....................      93,879,673     112,863,875     139,231,759
Machinery and equipment.....................       6,533,367       9,138,859      10,573,867
Furniture and fixtures......................       1,114,322       1,801,002       2,579,864
                                              --------------  --------------  --------------
                                                 121,474,825     147,804,168     180,951,553
Less: Accumulated depreciation..............      63,281,110      72,836,574      81,805,512
                                              --------------  --------------  --------------
                                              $   58,193,715  $   74,967,594  $   99,146,041
                                              --------------  --------------  --------------
                                              --------------  --------------  --------------

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

7. MARKETABLE SECURITIES

    The amortized cost and estimated fair value of the marketable securities at June 30, 1997 are as follows:

                                                                    JUNE 30, 1997
                                                        --------------------------------------
                                                                        GROSS
                                                                      UNREALIZED
                                                            COST         GAIN      FAIR VALUE
                                                        ------------  ----------  ------------
Available-for-sale:
  Equity securities...................................  $  2,467,651  $  136,918  $  2,604,569
  U.S. Treasury and other U.S. government debt
    securities........................................     4,054,254       3,722     4,057,976
  Corporate debt securities...........................     1,218,456       1,392     1,219,848
                                                        ------------  ----------  ------------
    Total available-for-sale..........................     7,740,361     142,032     7,882,393
  Less: Cash equivalents..............................     2,712,696      --         2,712,696
                                                        ------------  ----------  ------------
    Total marketable securities.......................  $  5,027,665  $  142,032  $  5,169,697
                                                        ------------  ----------  ------------
                                                        ------------  ----------  ------------

    The above marketable securities are held by a captive insurance subsidiary and are available for use only by that company.

    Contractual maturity dates of the above securities are as follows:

                                                                        COST       FAIR VALUE
                                                                    ------------  ------------
January-May 1998..................................................  $  3,163,362  $  3,163,547
August 2005.......................................................       149,531       149,695
July 2006.........................................................       298,201       298,653
November 2007.....................................................       293,070       292,028
November 2008.....................................................       317,935       316,170
July 2014.........................................................        21,060        21,240
February 2026.....................................................     1,029,551     1,036,491
No maturity date (equity securities)..............................     2,467,651     2,604,569
                                                                    ------------  ------------
                                                                    $  7,740,361  $  7,882,393
                                                                    ------------  ------------
                                                                    ------------  ------------

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

7. MARKETABLE SECURITIES (CONTINUED)
    The amortized cost and estimated fair value of the marketable securities at September 30, 1997 are as follows:

                                                                                SEPTEMBER 30, 1997
                                                                --------------------------------------------------
                                                                                GROSS       GROSS
                                                                              UNREALIZED  UNREALIZED
                                                                    COST         GAIN        LOSS      FAIR VALUE
                                                                ------------  ----------  ----------  ------------
Available-for-sale:
  Equity securities...........................................  $  2,489,649  $  400,037  $  (43,203) $  2,846,483
  U.S. Treasury and other U.S. government debt securities.....     3,661,820      37,669         ( 3)    3,699,486
  Corporate debt securities...................................     1,218,295       2,597       ( 180)    1,220,712
                                                                ------------  ----------  ----------  ------------
    Total available-for-sale..................................     7,369,764     440,303     (43,386)    7,766,681
  Less: Cash equivalents......................................     2,785,408      --          --         2,785,408
                                                                ------------  ----------  ----------  ------------
    Total marketable securities...............................  $  4,584,356  $  440,303  $  (43,386) $  4,981,273
                                                                ------------  ----------  ----------  ------------
                                                                ------------  ----------  ----------  ------------

    The above marketable securities are held by a captive insurance subsidiary and are available for use only by that company.

    Of the marketable securities, while all are available for use in the ordinary course of business of the captive insurance company subsidiary, $1,030,000 and $770,000 has been classified as current at June 30, 1996 and September 30, 1997 respectively, in accordance with that subsidiary's cash on hand and expected payments of claims in the next fiscal year.

    Realized gains and losses on marketable securities included in other income amounted to $125,000 for the year ended June 30, 1997 and $108,000 for the three months ended September 30, 1997.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

8. DEBT

    The following represents the debt outstanding at June 30, 1996 and 1997:

                                                       JUNE 30,        JUNE 30,     SEPTEMBER 30,
                                                         1996            1997            1997
                                                    --------------  --------------  --------------
10 3/4% senior secured notes, due February 2004,
  with interest payable on February 1 and August 1
  annually(A).....................................
                                                    $     --        $  110,000,000  $  150,000,000
The following items denoted by an asterisk (*)
  were repaid prior to June 30, 1997 in connection
  with the refinancing referred to in(A):
(*)        8%-11.88% notes payable in connection
             with transportation equipment(B).....      27,870,715        --              --
8.65%-9.10% Notes payable in connection with
  transportation equipment........................
                                                          --              --             4,119,150
8% Mortgage on real estate located in Bordertown,
  New Jersey......................................        --              --             1,488,572
(*)        9.5% mortgage on real estate located in
             Bronx, New York......................       1,098,926        --              --
(*)        9.5% mortgage on real estate, located
             in Oceanside, New York...............         967,211        --              --
(*)        10% mortgage on real estate located in
             Staten Island, New York..............         829,767        --              --
8% mortgage on real estate located in Chittenango,
  New York........................................        --              --               728,143
(*)        9% mortgage on real estate located in
             Setauket, New York...................         381,130        --              --
(*)        8% notes payable.......................         530,810        --              --
(*)        8.75% note payable.....................         290,400        --              --
(*)        9.5% mortgage on real estate located in
             Queens, New York.....................       1,468,980        --              --
(*)        7% note payable issued in connection
             with acquisition of subsidiaries.....       1,997,137        --              --
(*)        9.75% mortgage on real estate located
             in St. Louis, Missouri...............         643,925        --              --
(*)        9.0% mortgage on real estate located in
             St. Louis, Missouri..................          43,335        --              --
(*)        Prime plus 2% construction loan for
             buildings being constructed in Staten
             Island, New York.....................         392,879        --              --
(*)        Term loan..............................       8,743,663        --              --
(*)        Revolving line of credit(C)............      13,505,039        --             1,635,000
Other.............................................         891,281         628,223         594,466
                                                    --------------  --------------  --------------
                                                        59,655,198     110,628,223     158,565,331
Less: Current portion.............................      11,328,497         140,008         595,203
                                                    --------------  --------------  --------------
                                                    $   48,326,701  $  110,488,215     157,970,128
                                                    --------------  --------------  --------------
                                                    --------------  --------------  --------------

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

8. DEBT (CONTINUED)
------------------------

(A) On February 4, 1997, AETC issued $110,000,000 of 10 3/4% senior secured notes due 2004. The net proceeds from the sale of such notes were used to repay its existing indebtedness, buy-out of certain leases and for certain other corporate purposes. Such notes contain certain covenants, including limitations on payments of dividends. The notes were required to be registered with the Securities and Exchange Commission by July 3, 1997. The registration did not occur by its given deadline, and AETC is required to pay liquidated damages of $5,500 per week for the first 90 days and $11,000 per week thereafter until such registration is effective.

   Penalties incurred upon the above-mentioned early extinguishment of debt and related unamortized deferred finance charges written off have been recorded net of their related tax benefits as extraordinary items.

   On August 14, 1997 AETC issued an additional $40,000,000 aggregate principal amount of 10 3/4% Senior Secured Notes due 2004. The net proceeds from the sale of these notes were used to finance the acquisition of two bus companies as described in Note 16. These notes also contain certain covenants, including limitations on payment of dividends. The notes were issued at a selling price of 103.5% of the principal amount, which resulted in a premium of $1,400,000. The premium is being amortized over the term of the notes. The unamortized balance at September 30, 1997 was $1,364,100 and is presented on the balance sheet as a long-term liability. These notes are being registered with the Securities and Exchange Commission concurrently with the registration of $110,000,00 aggregate principal amount of the Company's 10 3/4% Senior Secured Notes due 2004. As mentioned above, the registration of these notes did not occur by its deadline. As a result, commencing August 4, 1997, AETC is required to pay liquidated damages of $7,500 per week for the first 60 days and $15,000 per week thereafter. The amount of these liquidated damages covers both offerings.

(B) Includes capitalized leases of $7,565,726 and $-0- at June 30, 1996 and 1997, respectively, relative to vehicles with net book values of $7,532,724 and $-0-, respectively, as of the same dates.

(C) In connection with the refinancing referred to in (A), the line of credit at June 30, 1996 was repaid and replaced with a $30 million revolving credit facility with a different lender. Borrowings under the revolving credit facility are available for working capital and general corporate purposes, including letters of credit, subject to the borrowing conditions contained therein.

   The revolving credit facility is secured by first priority liens on the cash, accounts receivable, inventory, general intangibles and documents and instruments related thereto of the Company and its restricted subsidiaries.

   The revolving credit facility expires on February 4, 2000, unless extended.
    The interest rate per annum applicable to the revolving credit facility will be the prime rate, as announced by CoreStates Bank N.A., plus 0.75% or, at the Company's option, the adjusted Eurodollar rate (as defined) plus 2.75%, and provides for a one-time 0.25% reduction in rates upon the Company reaching certain profitability levels. The Company is required to pay certain fees in connection with the revolving credit facility, including but not limited to an unused line fee of 0.375% on the undrawn portion of the first $22 million of the revolving credit commitment.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

8. DEBT (CONTINUED)
   The revolving credit facility contains negative covenants similar to those contained in the senior notes referred to in (A) and customary events of default.

   As of June 30, 1997, the Company had not drawn on this facility. As of September 30, 1997, the Company had borrowings of $1,635,000 at an effective rate which approximately is 9.25%

    Aggregate yearly maturities of long-term debt as of September 30, 1997, after the refinancing described in Note 8(a), are as follows:

                                                                                    TOTAL
                                                                                --------------
1998..........................................................................  $      595,203
1999..........................................................................         657,040
2000..........................................................................         718,099
2001..........................................................................         713,131
2002..........................................................................         647,361
Thereafter....................................................................     155,234,497
                                                                                --------------
    Total.....................................................................  $  158,565,331
                                                                                --------------
                                                                                --------------

9. INCOME TAXES

    The provision (benefit) for income taxes consists of the following:

                                                                      THREE MONTHS ENDED
                                   YEAR ENDED JUNE 30,                  SEPTEMBER 30,
                          -------------------------------------  ----------------------------
                             1995        1996         1997           1996           1997
                          ----------  ----------  -------------  -------------  -------------
Current:
  Federal...............  $  483,000  $  687,000  $    --        $    --        $    --
  State and local.......     202,000     176,000        131,000       --             --
                          ----------  ----------  -------------  -------------  -------------
                             685,000     863,000        131,000       --             --
Deferred taxes..........     294,000    (104,000)    (1,490,000)    (1,748,000)    (1,342,000)
                          ----------  ----------  -------------  -------------  -------------
                          $  979,000  $  759,000  $  (1,359,000) $  (1,748,000) $  (1,342,000)
                          ----------  ----------  -------------  -------------  -------------
                          ----------  ----------  -------------  -------------  -------------

    Deferred tax liabilities are comprised of the following:

                                                      JUNE 30,      JUNE 30,    SEPTEMBER 30,
                                                        1996          1997           1997
                                                    ------------  ------------  --------------
Deferred tax liabilities:
  Depreciation....................................  $  6,794,000  $  9,808,000  $   10,762,000
                                                    ------------  ------------  --------------
Deferred tax assets:
  Capital leases..................................      (219,000)      --             --
  Allowance for doubtful receivables..............       --           (105,000)       (105,000)
  Loss and tax credit carryforwards...............    (4,685,000)   (9,303,000)    (11,599,000)
                                                    ------------  ------------  --------------
                                                      (4,904,000)   (9,408,000)    (11,704,000)
                                                    ------------  ------------  --------------
Deferred tax liabilities (asset) (net)............  $  1,890,000  $    400,000  $     (942,000)
                                                    ------------  ------------  --------------
                                                    ------------  ------------  --------------

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

9. INCOME TAXES (CONTINUED)
    The actual tax expense (benefit) differs from the tax expense computed by applying the U.S. corporate rate of 34% as follows:

                                                                           THREE MONTHS ENDED
                                        YEAR ENDED JUNE 30,                  SEPTEMBER 30,
                               -------------------------------------  ----------------------------
                                  1995        1996         1997           1996           1997
                               ----------  ----------  -------------  -------------  -------------
Tax expense (benefit) at
  statutory rate.............  $  853,000  $  734,000  $  (1,028,000) $  (1,444,000) $  (1,086,000)
Adjustments to tax
  contingency reserve related
  to bankruptcy issues.......     (70,000)   (136,000)      --             --             --
State and local tax expense
  (benefit)..................     202,000     176,000       (331,000)      (304,000)      (256,000)
Other........................      (6,000)    (15,000)      --             --             --
                               ----------  ----------  -------------  -------------  -------------
Actual tax expense
  (benefit)..................  $  979,000  $  759,000  $  (1,359,000) $  (1,748,000) $  (1,342,000)
                               ----------  ----------  -------------  -------------  -------------
                               ----------  ----------  -------------  -------------  -------------

    At June 30, 1997, AETC had the following carryforwards available.

                                                                TAX REPORTING  EXPIRATION DATE
                                                                  PURPOSES         THROUGH
                                                                -------------  ---------------
Investment tax credits available to offset certain future
  taxes.......................................................  $     967,000          2001
Net operating loss carryforwards..............................     13,350,000          2012
Alternative minimum tax credits available to offset certain
  future taxes................................................      2,267,000          None
                                                                -------------         -----
                                                                -------------         -----

10. FORGIVENESS OF DEBT

    In fiscal 1995, the Company had forgiveness of debt of $1,054,000 as a result of the resolution of Federal claims following a reorganization in fiscal 1994.

11. RELATED PARTY TRANSACTIONS

    AETC had amounts payable to the parent company of $82,932 and $17,405 at June 30, 1996 and 1997, respectively. AETC had notes receivable from affiliated companies of $4,640,536, $4,790,379 and $4,879,880 at June 30, 1996 and 1997 and
September 30, 1997, respectively, and amounts receivable from affiliated companies of $235,302 arising from cash advances. In connection with an amendment to the notes issued January 1, 1997, the notes accrue interest, commencing January 1, 1997, at 6.8% payable at maturity on July 1, 2004. During the year ended June 30, 1996, AETC received management fee income from affiliated companies of $255,000. No management fees were charged to or received from related parties during the other periods presented. AETC incurred rent expense of $224,550 for the year ended June 30, 1997 and $57,000 for the three months ended September 30, 1997 under operating leases of real property from affiliated companies.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

12. COMMITMENTS AND CONTINGENCIES

    LEASES

    Minimum rental commitments as of June 30, 1997 for noncancellable equipment and real property operating leases are as follows:

                                                                  YEAR ENDING JUNE 30,
                                                      --------------------------------------------
                                                                     TRANSPORTATION
                                                      REAL PROPERTY    EQUIPMENT         TOTAL
                                                      -------------  --------------  -------------
1998................................................  $   1,887,538   $  2,298,546   $   4,186,084
1999................................................      1,739,191      1,777,038       3,516,229
2000................................................      1,435,849      1,342,829       2,778,678
2001................................................      1,403,551        755,761       2,159,312
2002 and thereafter.................................      7,577,330        713,525       8,290,855
                                                      -------------  --------------  -------------
                                                      $  14,043,459   $  6,887,699   $  20,931,158
                                                      -------------  --------------  -------------
                                                      -------------  --------------  -------------

    During the year ended June 30, 1997 and through the period ending September 30, 1997 as part of its normal course of business, AETC entered into various rental and purchase agreements for replacement vehicles and additional vehicles to satisfy new transportation contracts.

    Total rental charges included in cost of operations were $3,358,818, $4,539,202 and $5,301,131 for the years ended June 30, 1995, 1996 and 1997, respectively, and $430,444 and $560,134 for the three months ended September 30, 1996 and 1997, respectively.

    LITIGATION

    AETC is a defendant with respect to various claims involving accidents and other issues arising in the normal conduct of its business. Management and counsel believe the ultimate resolution of these claims will not have a material impact on the financial statements of AETC.

    EMPLOYMENT AND CONSULTING AGREEMENTS

    AETC is obligated under various employment and consulting agreements with certain officers including the chief financial officer, which provide for base annual compensation aggregating $1,382,666 subject to increase by a percentage equal to the percentage increase in the Regional Consumer Price Index with a maximum of 5% of base salary. With the exception of the agreement with the chief financial officer, the agreements extend through January 15, 2002, subject to an extension by the Board of Directors for up to three more years. Six months of severance pay is payable in the event of nonrenewal of the agreements. The agreement with the chief financial officer extends through January 1998.

    OUTSTANDING LETTERS OF CREDIT

    Letters of credit totaling approximately $3,527,000, $2,591,000 and $2,591,000 were outstanding as of June 30, 1996 and 1997, and September 30, 1997 respectively. The letters of credit serve primarily as security in connection with financial obligations.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    PERFORMANCE SECURITY

    The Company's school bus transportation contracts generally provide for performance security in one or more of the following forms: performance bonds, letters of credit and cash retainages. Under current arrangements, the Company secures the performance of its New York Board of Education contracts through the use of performance bonds plus cash retainages of 5% of amounts due to the Company. In most instances, the Company has opted to satisfy its security performance requirements by posting performance bonds. At June 30, 1997 and September 30, 1997, the Company had provided performance bonds aggregating approximately $20 million, and $44 million, respectively. In addition, at September 30, 1997 the Company provided an additional $1.0 million of performance bonds for supply of buses.

13. EMPLOYEE SAVINGS PLAN

    AETC offers an Employee Savings Investment Plan (the "Plan") under which eligible participants can invest up to 15% of base earnings subject to a specified maximum among several investment alternatives. An employer matching contribution up to a maximum of 2.5% of the employee's compensation is also invested. AETC's contribution was approximately $69,000, $69,000 and $64,000 for the years ended June 30, 1995, 1996 and 1997, respectively, and $37,000 for the three months ended September 30, 1997.

15. MAJOR CUSTOMER AND CONCENTRATION OF CREDIT RISK

    For the years ended June 30, 1995, 1996 and 1997 and the three months ended September 30, 1996 and 1997, revenues derived from the Board of Education of the City of New York were approximately 57%, 50%, 47% 41% and 22% of total revenues, respectively. As of June 30, 1996 and 1997 and September 30, 1997, AETC had accounts receivable including retainage from this customer of $13,068,868, $11,057,558, and $9,264,804 respectively. Fiscal 1997 revenues and accounts receivable include $750,000 relative to this customer in connection with lost revenues due to delayed school openings in September 1993. During fiscal 1995, contracts with this customer were extended through the year 2000.

    At June 30, 1996 and 1997, substantially all cash and cash equivalents were on deposit with one major financial institution.

16. ACQUISITIONS

    During the years ended June 30, 1995, 1996 and 1997, AETC acquired the operations of several companies. Such investments included the purchase of contract rights and vehicles. The acquisitions were not material to the consolidated financial statements.

    Effective July 1, 1997 AETC acquired 100% of the common stock of Central New York Coach Sales and Service Inc. and Jersey Bus Sales, Inc. and related real property (collectively "Central"). These companies are engaged in the sale and service of buses as well as school bus contract operations. Total consideration consisted of $26.5 million of cash less Central's long term indebtedness, as of July 1, 1997,

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

               (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

16. ACQUISITIONS (CONTINUED)
which was $4.8 million, and the issuance of mortgages of $2.2 million relating to certain real property. In connection with the acquisition, the following intangible assets were recorded:

Covenant not to compete........................  $  200,000
Transportation contract rights.................   1,200,000
Goodwill.......................................  13,036,393

    The Consolidated Statement of Operations for the three months ended September 30, 1997 includes the results of operations of Central from July 1, 1997 through September 30, 1997. Had the acquisition of Central occurred on July 1, 1996, the pro forma consolidated results of operations of AETC for the year ended June 30, 1997 and the three months ended September 30, 1996 after elimination of inter-company transactions and after giving pro forma effect to employment agreements, interest and taxes at 45% and 42% respectively would have been as follows:

                                                            THREE MONTHS
                                                                ENDED
                                              YEAR ENDED    SEPTEMBER 30,
                                            JUNE 30, 1997       1996
                                            --------------  -------------
Sales.....................................  $  222,451,018  $  49,330,097
Net loss..................................         333,570      1,608,188

    In May, 1997, the Los Angeles Unified School District awarded three contracts to the Company for a period of five years, commencing September, 1997. Results of operations relative to these contracts were not material through September 30, 1997. The Company incurred approximately $13 million of capital expenditures in connection with this entry into the Los Angeles market.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Central New York Coach Sales & Service, Inc.
  and Jersey Bus Sales, Inc.

    We have audited the accompanying combined balance sheets of Central New York Coach Sales & Service, Inc. and Jersey Bus Sales, Inc. as of December 31, 1995 and 1996, and the related combined statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Central New York Coach Sales & Service, Inc. and Jersey Bus Sales, Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

New York, New York
June 13, 1997

                  CENTRAL NEW YORK COACH SALES & SERVICE, INC.
                           AND JERSEY BUS SALES, INC.

                            COMBINED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                      ----------------------------    JUNE 30,
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
                                                                                      (UNAUDITED)

                               ASSETS
Current:
 Cash...............................................................  $     169,391  $     606,688  $     207,441
 Note receivable (Note 5)...........................................        118,506        151,341        345,249
 Accounts receivable (Note 9).......................................      7,394,259      5,880,642      4,743,649
 Due from officers..................................................         74,964        293,195        414,222
 Due from affiliates................................................          3,832         36,492       --
 Inventories (Notes 6 and 9)........................................      3,189,687      5,976,831      8,661,047
 Current portion of direct financing lease (Note 7).................         38,781         43,115         45,460
 Prepaid expenses and other current assets..........................         66,707         93,838         80,529
                                                                      -------------  -------------  -------------
    Total current assets............................................     11,056,127     13,082,142     14,497,597
                                                                      -------------  -------------  -------------
Property, plant and equipment--at cost, net (Notes 8, 9 and 12).....      9,547,977      8,957,154      8,114,906
                                                                      -------------  -------------  -------------
Other assets:
 Note receivable (Note 5)...........................................        220,117         95,661        184,830
 Cash surrender value of life insurance.............................         33,443         41,588         44,758
 Net investment in direct financing lease (Note 7)..................         76,196         33,082          4,779
                                                                      -------------  -------------  -------------
    Total other assets..............................................        329,756        170,331        234,367
                                                                      -------------  -------------  -------------
                                                                      $  20,933,860  $  22,209,627  $  22,846,870
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current:
 Note payable--bank (Note 9)........................................  $   4,376,323  $   5,887,672  $   8,217,746
 Accounts payable (Note 17).........................................        723,874        614,875      1,723,910
 Current portion of obligations under capital leases (Note 10)......        169,897        196,300        211,003
 Current portion of long-term debt (Note 12)........................      1,614,695      1,599,589      1,543,787
 Accrued liabilities................................................        597,645        938,777        712,937
 Note payable--shareholders (Note 11)...............................        128,720        128,670        128,670
                                                                      -------------  -------------  -------------
    Total current liabilities.......................................      7,611,154      9,365,883     12,538,053
Obligations under capital leases (Note 10)                                  616,059        419,759        310,448
Long-term debt (Note 12)............................................      4,861,313      3,541,112      2,707,924
                                                                      -------------  -------------  -------------
    Total liabilities...............................................     13,088,526     13,326,754     15,556,425
                                                                      -------------  -------------  -------------
Commitments and contingencies (Notes 15, 17 and 19)
Shareholders' equity:
 Common stock (Note 16).............................................         11,000         11,000         11,000
 Additional paid-in capital.........................................         24,000         24,000         24,000
 Retained earnings..................................................      7,810,334      8,847,873      7,255,445
                                                                      -------------  -------------  -------------
    Total shareholders' equity......................................      7,845,334      8,882,873      7,290,445
                                                                      -------------  -------------  -------------
                                                                      $  20,933,860  $  22,209,627  $  22,846,870
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

            See accompanying notes to combined financial statements.

                   CENTRAL NEW YORK COACH & SERVICE, INC. AND

                             JERSEY BUS SALES, INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                     YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                             ----------------------------------------  --------------------------
                                                 1994          1995          1996          1996          1997
                                             ------------  ------------  ------------  ------------  ------------
                                                                                              (UNAUDITED)

Revenues (Note 18):
  Bus and parts sales......................    41,921,027    60,033,058    65,118,656    15,296,195    13,950,828
  Contract revenue.........................       936,185     2,168,957     4,285,349     3,279,398     3,395,219
  Other revenues...........................     1,589,452     1,592,801     1,267,445       150,720       265,965
                                             ------------  ------------  ------------  ------------  ------------
    Total revenues.........................    44,446,664    63,794,816    70,671,450    18,726,313    17,612,012
                                             ------------  ------------  ------------  ------------  ------------
Cost of revenues...........................
  Bus and parts costs......................    37,325,589    53,545,126    58,758,524    13,790,382    12,424,494
  Contract costs...........................       839,111     1,825,521     3,634,941     2,787,488     2,885,936
  Other costs..............................       871,515       965,992       925,855       105,504       186,175
                                             ------------  ------------  ------------  ------------  ------------
    Total costs............................    39,036,215    56,336,639    63,319,320    16,683,374    15,496,605
                                             ------------  ------------  ------------  ------------  ------------
    Gross profit...........................     5,410,449     7,458,177     7,352,130     2,042,939     2,115,407
Selling, general and administrative
  expenses.................................     3,572,167     4,567,730     4,726,644     2,186,572     2,673,118
                                             ------------  ------------  ------------  ------------  ------------
    Income (loss) from operations..........     1,838,282     2,890,447     2,625,486      (143,633)     (557,711)
Interest expense, net......................       690,163       860,182     1,087,521       393,798       473,743
                                             ------------  ------------  ------------  ------------  ------------
    Income (loss) before provision for
      income taxes.........................     1,148,119     2,030,265     1,537,965      (537,431)   (1,031,454)
Provision for income taxes (Note 13).......        17,600        31,849         8,426       --            245,974
                                             ------------  ------------  ------------  ------------  ------------
Net income (loss)..........................     1,130,519     1,998,416     1,529,539      (537,431)   (1,277,428)
Retained earnings, beginning of period.....     5,873,210     5,919,918     7,810,334     7,810,334     8,847,873
Shareholder distributions..................    (1,083,811)     (108,000)     (492,000)     (200,000)     (315,000)
                                             ------------  ------------  ------------  ------------  ------------
Retained earnings, end of period...........  $  5,919,918  $  7,810,334  $  8,847,873  $  7,072,903  $  7,255,445
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

            See accompanying notes to combined financial statements.

                CENTRAL NEW YORK COACH SALES & SERVICE, INC. AND
                             JERSEY BUS SALES, INC.

                   COMBINED STATEMENTS OF CASH FLOWS (NOTE 4)

                                                 YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                       --------------------------------------------  ----------------------------
                                           1994           1995            1996           1996           1997
                                       -------------  -------------  --------------  -------------  -------------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................  $   1,130,519  $   1,998,416  $    1,529,539  $    (537,431) $  (1,277,428)
                                       -------------  -------------  --------------  -------------  -------------
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation and amortization....      1,248,088      1,583,596       1,814,473        937,078        876,046
      Bad debt expense...............         14,689         13,402          22,616         22,702         34,396
      Gain on sale of equipment......       --             --              --             --             (341,627)
      Changes in assets and
        liabilities affecting cash
        flows from operating
        activities:
      (Increase) decrease in:
        Accounts receivable..........        (17,500)    (2,787,276)      1,491,001        887,135        757,407
      Due from officers..............         40,187        (51,686)       (218,232)       (47,145)       (60,275)
      Due from affiliates............       (145,909)       203,614         (32,660)      (321,252)      (131,467)
      Inventories....................       (427,559)         3,539      (2,272,789)    (1,165,012)    (2,684,217)
      Prepaid expenses and other
        current assets...............        (22,981)        31,365         (27,131)        14,335         18,909
      (Decrease) increase in:
      Accounts payable...............         35,751       (190,581)       (108,999)        10,447      1,109,035
      Due to affiliate...............        110,908       (119,115)       --              325,084       --
      Accrued liabilities............       (292,045)       267,412         341,149         93,505        (57,682)
                                       -------------  -------------  --------------  -------------  -------------
        Total adjustments............        543,629     (1,045,730)      1,009,428        756,877       (479,475)
                                       -------------  -------------  --------------  -------------  -------------
        Net cash provided by (used
          in) operating activities...      1,674,148        952,686       2,538,967        219,446     (1,756,903)
                                       -------------  -------------  --------------  -------------  -------------

            See accompanying notes to combined financial statements

                CENTRAL NEW YORK COACH SALES & SERVICE, INC. AND
                             JERSEY BUS SALES, INC.

             COMBINED STATEMENTS OF CASH FLOWS (NOTE 4) (CONTINUED)

Cash flows from investing
  activities:
  Payments received on note
    receivable................     297,372     127,413      205,254     139,962      62,113
  Increase in note
    receivable................      --        (238,592)    (113,645)    (57,744)     --
  Buses purchased.............    (155,608) (1,653,947)     (91,304)     --          --
  Recovery of investment in
    direct financing lease....      14,721      34,883       38,780      27,056      25,958
  Additions to property, plant
    and equipment.............  (1,174,410)   (361,079)    (502,915)   (272,015)   (178,636)
  Proceeds from sale of
    equipment.................      --          --          --           --         419,615
  Increase in cash surrender
    value of life insurance...      (4,695)     --           (8,145)     --          (3,170)
                                ----------  ----------  -----------  ----------  ----------
      Net cash provided by
        (used in) investing
        activities............  (1,022,620) (2,091,322)    (471,975)   (162,741)    325,880
                                ----------  ----------  -----------  ----------  ----------
Cash flows from financing
  activities:
  Net proceeds from
    financing.................   1,798,079  15,620,867   17,473,013   1,524,515   2,330,074
  Payments on short-term
    financing.................      --      (12,160,000) (16,182,500)     --         --
  Principal payments on long-
    term debt.................  (1,278,302) (2,103,801)  (2,258,311)   (974,113)   (888,990)
  Principal payments on
    obligations under capital
    leases....................     (33,561)   (147,046)    (169,897)    (81,883)    (94,608)
  Distributions to
    shareholders..............  (1,083,811)   (108,000)    (492,000)   (200,000)   (315,000)
                                ----------  ----------  -----------  ----------  ----------
      Net cash provided by
        (used in) financing
        activities............    (597,595)  1,102,020   (1,629,695)    268,519   1,031,476
                                ----------  ----------  -----------  ----------  ----------
Net increase (decrease) in
  cash........................      53,933     (36,616)     437,297     325,224    (399,547)
Cash, beginning of year.......     152,074     206,007      169,391     169,391     606,688
                                ----------  ----------  -----------  ----------  ----------
Cash, end of year.............  $  206,007  $  169,391  $   606,688  $  494,615  $  207,141
                                ----------  ----------  -----------  ----------  ----------
                                ----------  ----------  -----------  ----------  ----------

            See accompanying notes to combined financial statements

                CENTRAL NEW YORK COACH SALES & SERVICE, INC. AND
                             JERSEY BUS SALES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX

               MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

1. BUSINESS

    Jersey Bus Sales, Inc. is primarily involved in the sale and modification of school buses to transportation corporations and school districts in the State of New Jersey. In addition, the Company is involved with providing contract transportation to various school districts.

    Central New York Coach Sales & Service, Inc. is primarily involved in the sale and modification or lease of school buses to transportation companies and school districts in Upstate New York.

2. BASIS OF PRESENTATION

    The combined financial statements include the accounts of Central New York Coach Sales and Service, Inc. and Jersey Bus Sales, Inc. (collectively, the "Companies"). The financial statements of these entities are being presented on a combined basis due to common ownership and control.

    All significant intercompany balances and transactions have been eliminated.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The following represents the more significant accounting policies:

    INVENTORIES

    Inventories are comprised of buses and spare parts and are stated at the lower of cost (first-in, first-out basis) or market value.

    DEPRECIATION AND AMORTIZATION

    The cost of property, plant and equipment is depreciated over the estimated useful lives of the related assets using the straight-line and accelerated methods. Leasehold improvements are amortized over the shorter of the asset life or lease term using the straight-line method.

    INCOME TAXES

    The Companies' shareholders have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and New York State tax law. Under these provisions, the Companies' taxable income and other tax attributes are passed through to the individual shareholders. Deferred taxes are provided under the liability method in order to recognize the amount of future tax consequences of events that have been reflected in the Companies' financial statements and tax returns.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                CENTRAL NEW YORK COACH SALES & SERVICE, INC. AND
                             JERSEY BUS SALES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX

               MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of financial instruments including cash, notes receivable, notes payable (including payable to shareholders), long-term debt, accounts receivable and accounts payable approximate fair value due to either short maturity or terms similar to those available to similar companies in the open market.

    REVENUE RECOGNITION

    Revenue relating to bus sales is recognized upon delivery of the vehicles. Revenue for school bus transportation (contract revenue) is recognized when services are performed. Revenue for bus rentals is recognized over the lease term.

    UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

    The combined financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited, and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments consisting of normal recurring accruals necessary to present fairly the information set forth therein. Results for interim periods are not indicative of results to be expected for an entire year.

4. STATEMENTS OF CASH FLOWS

    (a) Supplemental disclosures of cash flow information are as follows:

YEAR ENDED DECEMBER 31,                                                        1994         1995          1996
--------------------------------------------------------------------------  ----------  ------------  ------------
Cash paid during the year for:
  Interest................................................................  $  629,500  $    930,864  $  1,011,380
Income taxes..............................................................      48,339        14,625        13,054
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

    (b) Noncash investing and financing activities were as follows:

YEAR ENDED DECEMBER 31,                                                        1994         1995          1996
--------------------------------------------------------------------------  ----------  ------------  ------------
Long-term debt incurred for purchase of equipment.........................  $       --     2,450,000  $  1,143,786
Capital lease obligations incurred for purchase of buses..................     966,561       --            --
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

5. NOTE RECEIVABLE

    At December 31, 1995 and 1996, note receivable consisted of notes with interest ranging from 9% to 12%, maturing at various dates through September 1999.

                CENTRAL NEW YORK COACH SALES & SERVICE, INC. AND
                             JERSEY BUS SALES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX

               MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

6. INVENTORIES

    Inventories consist of:

                                                                                 DECEMBER 31,
                                                                          --------------------------
                                                                                                        JUNE 30,
                                                                              1995          1996          1997
                                                                          ------------  ------------  ------------
Parts...................................................................  $    716,877  $    889,821  $  1,423,969
Buses...................................................................     2,472,810     5,087,010     7,237,078
                                                                          ------------  ------------  ------------
                                                                          $  3,189,687  $  5,976,831  $  8,661,047
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

7. NET INVESTMENT IN DIRECT FINANCING LEASE

    The following represents the components of the net investment in a direct financing lease:

DECEMBER 31,                                                                                   1995        1996
------------------------------------------------------------------------------------------  ----------  ----------
Minimum noncancelable lease payments receivable...........................................  $  132,489  $   83,419
Less: Unearned lease income...............................................................     (17,512)     (7,222)
                                                                                            ----------  ----------
Net investment in direct financing lease..................................................     114,977      76,197
Less: Current portion.....................................................................     (38,781)    (43,115)
                                                                                            $   76,196  $   33,082
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Future minimum noncancelable lease payments to be received under such leases through expiration and in the aggregate as of December 31, 1996 are as follows:

YEAR ENDING DECEMBER 31,
-------------------------------------------------------------------------------------------------------
1997...................................................................................................  $  49,070
1998...................................................................................................     34,349
                                                                                                         ---------
Total future minimum lease payments....................................................................     83,419
Less: Interest.........................................................................................     (7,222)
                                                                                                         ---------
Net future minimum lease payments......................................................................  $  76,197
                                                                                                         ---------
                                                                                                         ---------

                CENTRAL NEW YORK COACH SALES & SERVICE, INC. AND
                             JERSEY BUS SALES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX

               MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

8. PROPERTY, PLANT AND EQUIPMENT

    Major classifications of property, plant and equipment at cost are as follows:

DECEMBER 31,                                                                             1995           1996
-----------------------------------------------------------------------------------  -------------  -------------
Equipment..........................................................................  $     511,459  $     667,230
Office furniture and equipment.....................................................        425,042        507,775
Vehicles...........................................................................        458,441        529,210
Buses under contract agreements....................................................      5,332,212      6,069,111
Buses under operating leases.......................................................      5,964,974      5,430,020
Land...............................................................................         25,500             --
Building...........................................................................        188,866        188,866
Leasehold improvements.............................................................      1,533,232      1,709,783
                                                                                     -------------  -------------
                                                                                        14,439,726     15,101,995
Less: Accumulated depreciation and amortization....................................      4,891,749      6,144,841
                                                                                     -------------  -------------
                                                                                     $   9,547,977  $   8,957,154
                                                                                     -------------  -------------
                                                                                     -------------  -------------

9. NOTE PAYABLE--BANK

    Note payable to bank represents demand notes under revolving lines of credit. The notes are secured by accounts receivable, inventories and equipment and bear interest at prime plus 1/4%, and prime plus 1/2%. At December 31, 1996, the Companies had $458,544 of unused lines of credit to be drawn upon as needed.

    In February 1997, the Companies entered into an agreement with the bank whereby $923,000 was converted to a term loan. Accordingly, this amount has been classified as long-term debt as of December 31, 1996 (see Note 12).

10. OBLIGATIONS UNDER CAPITAL LEASES

    The Companies are lessees of buses under capital leases expiring in September 1999. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are amortized over the lower of their related lease terms or their estimated productive lives. Amortization of assets under capital leases included in depreciation expense for 1994, 1995 and 1996 was $44,188, $176,754 and $176,754, respectively. The net book value of assets under capital leases was $486,071 and $309,317 at December 31, 1995 and 1996, respectively.

                CENTRAL NEW YORK COACH SALES & SERVICE, INC. AND
                             JERSEY BUS SALES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX

               MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

10. OBLIGATIONS UNDER CAPITAL LEASES (CONTINUED)
    Minimum future lease payments under capital leases as of December 31, 1996, through the end of the lease terms are as follows:

YEAR ENDING DECEMBER 31,
-----------------------------------------------------------------------------------------------------
1997.................................................................................................  $   273,096
1998.................................................................................................      273,096
1999.................................................................................................      204,822
                                                                                                       -----------
Total minimum lease payments.........................................................................      751,014
Less: Amount representing interest...................................................................     (134,955)
                                                                                                       -----------
                                                                                                       $   616,059
                                                                                                       -----------
                                                                                                       -----------

11. NOTE PAYABLE--SHAREHOLDERS

    Note payable--shareholders represents short-term unsecured notes bearing interest at 9%.

12. LONG-TERM DEBT

    Long-term debt consists of the following:

DECEMBER 31,                                                                              1995           1996
------------------------------------------------------------------------------------  -------------  -------------
Loan payable to affiliate by common ownership in monthly installments of $1,681,
  including interest at 9%, through March 1996, unsecured...........................  $       4,967  $    --
Loans payable to supplier in aggregate monthly installments of $16,473, including interest at various rates ranging from 8.13% to 10.6%, expiring at various dates
  through September 1998, secured by buses..........................................        227,241        103,246
Loans payable to financing institutions in aggregate monthly installments (with the exception of skip payments in the months of August and September) of $61,485, including interest at various rates ranging from 8.95% to 10.57%, expiring at
  various dates through October 2000, secured by buses..............................      2,598,094      1,557,818
Loans payable to bank in aggregate monthly installments of $51,878, excluding interest at various rates ranging from 8.00% to 9.50%, expiring at various dates
  through August 2000, secured by buses.............................................      2,183,256      1,608,924
Loan payable to bank with a monthly installment of $16,785, plus interest at 8.37%
  through July 2002, secured by buses (see Note 10).................................       --              923,000
Loans payable in aggregate monthly installments of $45,034, plus interest ranging from 6.86% to 9.44%, expiring at various dates through April 2000, secured by
  buses under operating leases......................................................      1,462,450        947,713
                                                                                      -------------  -------------
                                                                                          6,476,008      5,140,701
Less: Current portion...............................................................     (1,614,695)    (1,599,589)
                                                                                      -------------  -------------
                                                                                      $   4,861,313  $   3,541,112
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                CENTRAL NEW YORK COACH SALES & SERVICE, INC. AND
                             JERSEY BUS SALES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX

               MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

    Principal payments of long-term debt through maturity are as follows:

YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------------------------------
1997................................................................................................  $  1,599,589
1998................................................................................................     1,201,623
1999................................................................................................       896,431
2000................................................................................................     1,157,892
2001................................................................................................       167,851
Thereafter..........................................................................................       117,315
                                                                                                      ------------
                                                                                                      $  5,140,701
                                                                                                      ------------
                                                                                                      ------------

    SUBSEQUENT EVENT

    Subsequent to year-end, the Companies converted $923,000 from the line of credit to a term note payable in 55 monthly installments of $16,785 plus interest at 8.37%. The above conversion of debt has been reflected as of December 31, 1996 (see Note 10).

13. INCOME TAXES

    Under New York State tax law, Subchapter S corporations having taxable income in excess of $200,000 are subject to a franchise tax and surcharge. The provision for income taxes consists of the following:

YEAR ENDED DECEMBER 31,                                                               1994       1995       1996
----------------------------------------------------------------------------------  ---------  ---------  ---------
Current state taxes...............................................................  $  17,600  $  31,849  $   8,426
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    Deferred taxes have not been provided as they were immaterial for all periods presented.

14. LEASES

    The Companies are lessors of buses under operating leases expiring in various years through 2000. Minimum future rentals to be received on noncancelable operating leases as of December 31, 1996 through expiration are:

YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------------------------------
1997................................................................................................  $    955,146
1998................................................................................................       767,536
1999................................................................................................       674,416
2000................................................................................................       167,379
                                                                                                      ------------
                                                                                                      $  2,564,477
                                                                                                      ------------
                                                                                                      ------------

                CENTRAL NEW YORK COACH SALES & SERVICE, INC. AND
                             JERSEY BUS SALES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX

               MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

15. RETIREMENT PLAN

    The Companies sponsor profit sharing plans under Section 401(k) of the Internal Revenue Code for the benefit of all eligible employees. The plans provide for the Companies' contributions as determined annually by the Board of Directors. The contributions for the years ended December 31, 1994, 1995 and 1996 were $20,097, $58,279 and $33,331, respectively.

16. COMMON STOCK

    Common stock as of December 31, 1995 and 1996 and June 30, 1997 consisted of the following:

    Central New York Coach Sales & Service, Inc.:
        Authorized--200 shares of no par value
        Issued and outstanding--100 shares

    Jersey Bus Sales, Inc.:
        Authorized--1,000 shares of $1.00 par value
        Issued and outstanding--1,000 shares

17. RELATED PARTY TRANSACTIONS

    LEASE

    The Companies lease office space and shop facilities from their majority shareholders under a month-to-month lease. Rent expense for the years ended December 31, 1994, 1995 and 1996 was $354,045, $362,359 and $332,695,
respectively.

    In addition, the Companies lease computer equipment from their majority shareholders under a month-to-month lease. Computer lease expense for the years ended December 31, 1994, 1995 and 1996 was $15,000, $16,600 and $18,000,
respectively.

    DUE FROM OFFICERS

    Amounts due from officers consist of advances made to officers which are unsecured.

    DUE TO AND FROM AFFILIATES

    During the years ended December 31, 1994, 1995 and 1996, the Companies, in the normal course of business, made advances to an affiliate by common ownership and an affiliate in which a shareholder of the Companies owns an interest. Advances are noninterest bearing and are payable upon demand.

    ADVANCES

    The Companies have received advances from an affiliate for operating purposes. At December 31, 1996, the Companies owed $33,492 to that affiliate, and such amount is included in accounts payable at that date.

                CENTRAL NEW YORK COACH SALES & SERVICE, INC. AND
                             JERSEY BUS SALES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX

               MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

18. MAJOR CUSTOMER AND CONCENTRATION OF CREDIT RISK

    During the years ended December 31, 1994, 1995 and 1996, the Companies had sales to one major customer totaling approximately 8%, 19%, and 22% of its total bus revenues, respectively. As of December 31, 1995 and 1996, the Companies had no amounts outstanding from this customer.

    Also, during the years ended December 31, 1994, 1995 and 1996, the Companies had contract revenue from three major customers totaling approximately 71%, 79% and 79% of contract income, respectively. As of December 31, 1995 and 1996, Jersey Bus Sales, Inc. had amounts outstanding from these customers of $428,000 and $-0-, respectively.

    The Companies' cash accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1996, the Companies' cash balances were on deposit with two financial institutions.

19. LITIGATION

    The Companies are defendants with respect to various claims arising in the normal conduct of business. Management and counsel believe the ultimate resolution of these claims will not have a material impact on the Companies' financial statements.

20. SUBSEQUENT EVENT

    Effective July 1, 1997, 100% of the Common Stock of the Companies was acquired by a transportation company.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma consolidated financial information (the "Unaudited Pro Forma Consolidated Financial Information") has been derived from the application of pro forma adjustments to AETC's consolidated historical audited statement of operations for the year ended June 30, 1997 included elsewhere herein.

    The Unaudited Pro Forma Consolidated Financial Information gives effect to the offerings of the Original Old Notes and the Additional Old Notes and the acquisition of Central as if each had occurred on July 1, 1996. An Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1997 and Statement of Operations for the three months ended September 30, 1997 have not been presented because the acquisition of Central, which became effective on July 1, 1997, is already reflected in the historical financial statements as of and for the three months ended September 30, 1997. The pro forma adjustments are described in the accompanying notes.

    The Unaudited Pro Forma Consolidated Financial Information is presented for informational purposes only and does not purport to represent what AETC's results of operations would actually have been if the aforementioned events had occurred on the dates specified or to project AETC's results of operations for any future periods. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with AETC's consolidated historical financial statements, and the notes thereto, included elsewhere herein.

    The pro forma information presented on P-2 differs from the information presented in Note 16 of the Notes to Consolidated Financial Statements due to the additional inclusion on P-2 of the pro forma effects of the Original Offering and other immaterial acquisitions where Note 16 purports only to show the effects of the acquisition of Central.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1997

                                                HISTORICAL       CENTRAL       ADJUSTMENTS      PRO FORMA
                                              --------------  --------------  --------------  --------------
Revenues....................................  $  166,078,034  $   69,557,149    ($13,184,165 (1) $  227,368,109
                                                                                   1,025,000(2)
                                                                                   3,892,091(3)
Cost and Expenses:
  Cost of operations........................     136,068,428      60,351,956     (12,558,263 (1)    187,091,955
                                                                                     720,000(2)
                                                                                   3,635,182(3)
                                                                                    (166,348 (4)
                                                                                    (959,000 (5)
  General and administrative................      12,199,150       5,240,344        (161,375 (1)     15,055,551
                                                                                      37,500(2)
                                                                                      22,917(3)
                                                                                    (166,348 (4)
                                                                                  (2,116,637 (6)
  Depreciation and amortization.............      10,417,187       1,753,441         (19,553 (1)     13,443,415
                                                                                      75,000(2)
                                                                                      11,462(3)
                                                                                      53,968(4)
                                                                                     546,000(5)
                                                                                     325,910(7)
                                                                                      40,000(8)
                                                                                     240,000(9)
                                              --------------  --------------  --------------  --------------
                                                 158,684,765      67,345,741     (10,439,585)    215,590,921
                                              --------------  --------------  --------------  --------------
Income from operations......................       7,393,269       2,211,408       2,172,511      11,777,188
Net interest expense........................      (8,739,065)     (1,167,468)        (18,000 (3)    (16,690,893)
                                                                                    (174,477 (4)
                                                                                     111,385 (10
                                                                                    (827,000  11)
                                                                                   5,321,649 (12
                                                                                  (6,897,917  13)
                                                                                  (4,300,000  14)
Other income................................         133,977        --              --               133,977
                                              --------------  --------------  --------------  --------------
Income (loss) before provision for (benefit
  from) income taxes........................      (1,211,819)      1,043,940      (4,611,849)     (4,779,728)
Provision for (benefit from) income taxes...        (600,936)        254,400      (1,804,342  15)     (2,150,878)
                                              --------------  --------------  --------------  --------------
Income before extraordinary items(16).......  $     (610,883) $      789,540     $(2,807,507) $   (2,628,850)
                                              --------------  --------------  --------------  --------------
                                              --------------  --------------  --------------  --------------

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES
                    NOTES TO AETC PRO FORMA INCOME STATEMENT
                            YEAR ENDED JUNE 30, 1997

 (1) Reflects the elimination of intercompany purchases of buses from Central by AETC.

 (2) Reflects the acquisition of a Medicaid business which occurred in January 1997.

    Upon purchase of this business, AETC also acquired the assets used in connection with the performance of the business' contract and became the employer of the employees of the former owner of the business which performed under the contract. The Pro Forma Income Statement presents only the data pertaining to the Medicaid contract acquired with the business; the prior operating data and the removal thereof are not presented in the statement.

 (3) Reflects the acquisition of Sabella which occurred on April 30, 1997.

 (4) Reflects the purchase of facilities and the issuance of mortgages payable resulting in interest of $174,477 and depreciation of $53,968 in place of rent of $332,696.

 (5) Reflects the removal of certain historical lease expense and replacement with increased depreciation resulting from the termination of certain operating leases and the purchase of vehicles and other assets leased thereunder.

 (6) Reflects the adjustments to officers' salaries, expenses and fringe benefits of $2,116,637 to reflect the terms of employment contracts as provided for in the Central purchase agreement.

 (7) Reflects the amortization of excess purchase price of Central attributed to goodwill over a period of 40 years.

 (8) Reflects the amortization of excess purchase price of Central attributed to covenant not to compete agreement over a period of five years.

 (9) Reflects the amortization of excess purchase price of Central attributed to transportation contract rights over a period of five years.

(10) Reflects the replacement of certain accounts receivable with an interest bearing note resulting in interest income of $111,385.

(11) Represents the amortization of debt issuance costs for the Original Old Notes and the Additional Old Notes net of amortization of premium on issuance of the Additional Old Notes over their seven year term.

(12) Reflects the elimination of historical interest expense with respect to approximately $73.8 million and $13.0 million of indebtedness repaid as a use of proceeds from the Original Old Notes and the Additional Old Notes offerings, respectively.

(13) Reflects the interest expense relating to the Original Old Notes.

(14) Reflects the interest expense relating to the Additional Old Notes.

(15) Reflects the adjustment to income taxes as a result of the above adjustments using an effective tax rate of 45%.

(16) The above pro forma information does not reflect penalties from early extinguishment of debt of approximately $0.9 million and a further $0.9 million write-off of remaining unamortized deferred finance costs relative to indebtedness retired with the Original Notes which would be recorded net of their related tax effects as extraordinary items.

(17) For the pro forma year ended June 30, 1997, earnings were inadequate to cover fixed charges by $4.8 million.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................          14
The Exchange Offer.............................          22
The Old Notes Offerings........................          30
Capitalization.................................          30
Selected Historical Financial Information......          31
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          32
Business.......................................          40
Management.....................................          54
Ownership of the Company.......................          58
Certain Transactions...........................          61
Description of Revolving Credit Facility.......          62
Description of Notes...........................          63
Description of Capital Stock...................          85
Certain U.S. Federal Income Tax
  Considerations...............................          85
Plan of Distribution...........................          86
Validity of Securities.........................          87
Experts........................................          87
Available Information..........................          87
Index to Consolidated Financial Statements and
  Pro Forma Consolidated Financial
  Information..................................         F-1


    UNTIL APRIL 27, 1998, (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                  $150,000,000

                                     [LOGO]

                          10 3/4% SENIOR SECURED NOTES
                                    DUE 2004

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                JANUARY 27, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a list of the estimated expenses to be incurred by the Registrant (the "Company") in connection with the offering of the 10 3/4% Senior Secured Notes due 2004 (the "New Notes"). All amounts shown are estimates (except the Securities and Exchange Commission registration fee).


EXPENSE                                                                               AMOUNT
----------------------------------------------------------------------------------  ----------
Securities and Exchange Commission registration fee...............................  $   44,250
Printing and engraving expenses...................................................      75,000
Legal fees (not including expenses)...............................................      50,000
Accounting fees and expenses......................................................      50,000
Exchange agent fees...............................................................       5,000
Miscellaneous expenses............................................................         750
                                                                                    ----------
Total.............................................................................  $  225,000
                                                                                    ----------
                                                                                    ----------


------------------------

*   to be filed by amendment

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of; or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for that portion of the settlement amount and expenses as the court deems proper.

    The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation of by-laws, or when authorized by (i) such certificate of incorporation or by-laws; (ii) a resolution of shareholders; (iii) a resolution of directors; or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

    The Restated Certificate of the Company eliminates the personal liability of all of the Company's directors to the fullest extend allowed as provided by the NYBCL. The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify any director or officer of the Company made, or threatened to be made, a party to an action or proceeding if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other enterprise, not opposed to, the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. No indemnification shall be made for an action or proceeding by or in the right of the Company to procure a judgment in its favor in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such director or officer shall have been adjudged to be liable to the Company, unless and only to the extent a court determines the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. In addition, the Restated Certificate of Incorporation of the Company provides that a director's liability to the Company for breach of duty to the Company or its stockholders shall be limited to the fullest extent permitted by New York law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    On February 4, 1997, the Company sold $110,000,000 aggregate principal amount of its 10 3/4% Senior Secured Notes due 2004 (the "Original Old Notes") to Jefferies & Company, Inc. ("Jefferies"). The Company believes this offering was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). Jefferies has informed the Company that it resold $110,000,000 aggregate principal amount of Original Old Notes to persons it reasonably believes to be "qualified institutional buyers" ("QIBs")(within the meaning of Rule 144A under the Securities Act ("Rule 144A")) in transactions meeting the requirements of Rule 144A and to a limited number of institutional "accredited investors" (within the meaning of Rule 501 (a) (1), (2), (3) or (7) under the Securities Act) in transactions not involving a public offering.

    On August 14, 1997, the Company sold $40,000,000 aggregate principal amount of its 10 3/4 Senior Secured Notes due 2004 (the "Additional Old Notes") to Jefferies. The Company believes this offering was exempt from registration under
Section 4(2) of the Securitites Act. Jefferies has informed the Company that it resold $40,000,000 aggregate principal amount of Additional Old Notes to persons it reasonably believes to be QIBs (within the meaning of Rule 144A) in transactions meeting the requirements of Rule 144A.

ITEM 16. EXHIBITS.

    (a) Exhibits.


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       3.2   By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on
             Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       4.1   Indenture dated as of February 4, 1997, including form of Note, between the Company, the Guarantors (as defined therein) and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.18 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       4.2   Guarantee dated February 4, 1997 by certain subsidiaries of the Company and the Company (borrower guarantee)
       4.3   Guarantee dated February 4, 1997 by certain other subsidiaries of the Company and the Company
             (non-borrower guarantee)
       4.4   Security and Pledge Agreement dated as of February 4, 1997 among AETG, the Company and the Restricted
             Subsidiaries (as defined therein), and the Bank of New York, as trustee
       4.5   Collateral Assignment of Trademarks (Security Agreement) dated as of February 4, 1997 between the
             Company and The Bank of New York, as trustee
       4.6   First Supplemental Indenture dated as of August 14, 1997 among the Company, the Guarantors (as defined therein) and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.20 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       4.7   First Amendment to the Security and Pledge Agreement dated as of August 14, 1997 among the AETG, the
             Company, the Restricted Subsidiaries (as defined therein) and The Bank of New York, as trustee
             (incorporated by reference to Exhibit 10.19 to the Registrant's Annual Report on Form 10-K for the
             fiscal year ended June 30, 1997, filed October 15, 1997)
       4.8   Second Supplemental Indenture dated as of December 12, 1997, between the Company, the Guarantors (as defined therein) and The Bank of New York, as trustee
       4.9   Second Amendment to the Security and Pledge Agreement dated as of December 12, 1997 among the Company, the Restricted Subsidiaries (as defined therein) and The Bank of New York, as trustee
      *5.1   Opinion of Jones, Day, Reavis & Pogue
      10.1   Registration Rights Agreement dated February 4, 1997 between the Company, the Guarantors (as defined therein) and Jefferies (incorporated by reference to Exhibit 10.1 to the Registrant's Annual Report on
             Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
      10.2   Loan and Security Agreement dated February 4, 1997 by and between Congress Financial Corporation, certain subsidiaries of the Company as borrowers and the Company as guarantor (incorporated by reference to Exhibit 10.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
      10.3   General Security Agreement dated February 4, 1997 by and among the Company and the Guarantors (as defined therein) in favor of Congress Financial Corporation (incorporated by reference to Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October
             15, 1997)

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.4   Collateral Assignment of Trademarks (Security Agreement) dated as of February 4, 1997 between the
             Company and Congress Financial Corporation (incorporated by reference to Exhibit 10.4 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
      10.5   Employment Agreement dated as of January 21, 1997 between the Company and Domenic Gatto (incorporated by reference to Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
      10.6   Employment Agreement dated as of January 21, 1997 between the Company and Michael Gatto (incorporated by reference to Exhibit 10.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
      10.7   Employment Agreement dated as of January 21, 1997 between the Company and Patrick Gatto (incorporated by reference to Exhibit 10.7 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
      10.8   Employment Agreement dated as of January 21, 1997 between the Company and Nathan Schlenker (incorporated by reference to Exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
             June 30, 1997, filed October 15, 1997)
      10.9   Lease dated August 5, 1986 between Bonnie Heights Realty Corp. and Amboy Bus Co., Inc. and Notices of
             Option to Renew dated December 26, 1989 and May 10, 1996, respectively, by Amboy Bus Co., Inc. for the facility at 1752 Shore Parkway, Brooklyn, New York (incorporated by reference to Exhibit 10.9 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
     10.10   Lease dated June 30, 1993 by and between Rockhill Limited Partnership and Mayflower Contract Services,
             Inc. and Sublease dated May 28, 1996 by and between Mayflower Contract Services, Inc. and Atlantic
             Express of Missouri Inc. for the facility at 6810 Prescott Street, St. Louis, Missouri (incorporated by reference to Exhibit 10.10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
     10.11   Lease dated August 1, 1995 between Stamar Realty Corp. and 180 Jamaica Corp. for the facility at 107-10
             180th Street, Jamaica, New York (incorporated by reference to Exhibit 10.11 to the Registrant's Annual
             Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
     10.12   The Board of Education of the City of New York, serial no. 0070, dated July 19, 1979 (incorporated by reference to Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
     10.13   The Board of Education of the City of New York, serial no. 8108 (incorporated by reference to Exhibit
             10.13 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed
             October 15, 1997)
     10.14   Extension and Eighth Amendment of Contract for Special Education Pupil Transportation Services, dated
             June 19, 1996 by and between The Board of Education of the City of New York, Amboy Bus Co., Inc. and
             Staten Island Bus Co. (incorporated by reference to Exhibit 10.14 to the Registrant's Annual Report on
             Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
     10.15   The Board of Education of the City of New York, serial no. 9888 (incorporated by reference to Exhibit
             10.15 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed
             October 15, 1997)
     10.16   Extension and Sixth Amendment of Contract for Regular Education Pupil Transportation Services, dated
             January 2, 1996 by and between The Board of Education of the City of New York and Amboy Bus Co., Inc.
             (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for the
             fiscal year ended June 30, 1997, filed October 15, 1997)

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.17   New York City Transit Authority Contract #94E5461B, Five Borough Paratransit Carrier Service: Part I
             Contract Terms and Conditions and Attachment I: Price Schedule (incorporated by reference to Exhibit
             10.17 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed
             October 15, 1997)
     10.18   Assumption Agreement to the Registration Rights Agreement dated December 12, 1997 among the Company, and the Guarantors (as defined therein)
     10.19   Stockholders' Agreement dated as of February 28, 1994 by and among AETG and each of the parties signatory thereto
     10.20   First Amendment to Stockholders' Agreement dated as of January 30, 1997 by and between AETG, Busco
             Capital, Inc. and the Gatto Group (as defined therein)
        12   Ratio of Earnings to Fixed Charges
        21   Subsidiaries of the Company
      23.1   Consent of BDO Seidman, LLP
      23.2   Consent of BDO Seidman, LLP
      23.3   Consent of BDO Seidman, LLP
      23.4   Consent of BDO Seidman, LLP
     *23.5   Consent of BDO Seidman, LLP
     *23.6   Consent of BDO Seidman, LLP
      23.7   Consent of Jones, Day, Reavis & Pogue (included as part of Exhibit 5.1)
     *23.8   Consent of Silverman, Collura, Chernis & Balzano, P.C.
        24   Power of Attorney (included in the signature page hereof)
        25   Statement of Eligibility of Trustee on Form T-1
        27   Financial Data Schedule
      99.1   Letter of Transmittal


------------------------


*   Filed herewith.


(B) FINANCIAL STATEMENT SCHEDULES

    No schedules for which provision is made in the applicable accounting regulations of the Commission are required under the applicable instructions or are inapplicable and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, State of New York on January 27, 1998.


                                ATLANTIC EXPRESS TRANSPORTATION CORP.

                                By:              /s/ DOMENIC GATTO
                                     -----------------------------------------
                                                   Domenic Gatto
                                               CHAIRMAN OF THE BOARD,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Domenic Gatto, Nathan Schlenker and Peter R. Silverman, and each of the, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and shcedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the folowing persons in the capacities on the dates indicated.


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
      /s/ DOMENIC GATTO           President and
------------------------------    Chief Executive Officer    January 27, 1998
        Domenic Gatto             (PRINCIPAL EXECUTIVE
                                  OFFICER)

                                Chief Financial Officer
              *                   (PRINCIPAL FINANCIAL
------------------------------    OFFICER                    January 27, 1998
       Nathan Schlenker           AND PRINCIPAL ACCOUNTING
                                  OFFICER)

              *                 Executive Vice President,
------------------------------    Secretary,                 January 27, 1998
        Michael Gatto             Treasurer and Director

              *                 Executive Vice President
------------------------------    and                        January 27, 1998
        Patrick Gatto             Director

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                     January 27, 1998
          John Shea

              *
------------------------------  Director                     January 27, 1998
        Peter Petrillo

*By:  /s/ DOMENIC GATTO
      -------------------------
      Domenic Gatto
      Attorney-in-fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Amboy Bus Co., Inc., Staten Island Bus, Inc., Raybern Capital Corp., Metropolitan Escort Service, Inc., Merit Transportation Corp., Temporary Transit Service, Inc., Atlantic-Hudson, Inc., Courtesy Bus Co., Inc., K. Corr, Inc., Raybern Equity Corp., Metro Affiliates, Inc., Midway Leasing Inc., Brookfield Transit Inc., Atlantic Paratrans, Inc., 180 Jamaica Corp., Atlantic Express Coachways, Inc., Atlantic Express of Pennsylvania, Inc., Atlantic Paratrans of Kentucky Inc., Raybern Bus Service, Inc., G.V.D. Leasing Co., Inc., Block 7932, Inc., Atlantic-Conn. Transit, Inc., Atlantic Express of Missouri Inc. Atlantic Express of L.A. Inc., 201 West Sotello Realty, Inc. Central New York Coach Sales & Service, Inc., Jersey Bus Sales, Inc., Atlantic-Chittenango Real Property Corp. and Jersey Business Land Co. have each duly caused this Amendment No. 1 to the Registration Statement of Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 27, 1998.


AMBOY BUS CO., INC.                            BROOKFIELD TRANSIT INC.
STATEN ISLAND BUS, INC.                        ATLANTIC PARATRANS, INC.
RAYBERN CAPITAL CORP.                          180 JAMAICA CORP.
METROPOLITAN ESCORT SERVICE, INC.              ATLANTIC EXPRESS COACHWAYS, INC.
MERIT TRANSPORTATION CORP.                     ATLANTIC EXPRESS OF PENNSYLVANIA, INC.
TEMPORARY TRANSIT SERVICE, INC.                ATLANTIC PARATRANS OF KENTUCKY INC.
ATLANTIC-HUDSON, INC.                          RAYBERN BUS SERVICE, INC.
COURTESY BUS CO., INC.                         G.V.D. LEASING CO., INC.
K. CORR, INC.                                  BLOCK 7932, INC.
RAYBERN EQUITY CORP.                           ATLANTIC-CONN. TRANSIT, INC.
METRO AFFILIATES, INC.                         ATLANTIC EXPRESS OF MISSOURI INC.
MIDWAY LEASING INC.                            ATLANTIC EXPRESS OF L.A. INC.
NEW YORK COACH SALES & SERVICE, INC.           201 WEST SOTELLO REALTY, INC.
JERSEY BUS SALES, INC.                         ATLANTIC-CHITTENANGO REAL
JERSEY BUSINESS LAND CO., INC.                 PROPERTY CORP.

                                            By:        /s/ DOMENIC GATTO
                                                       ------------------------------------------
                                                       Domenic Gatto
                                                       Chairman of the Board,
                                                       President and Chief Executive Officer

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       3.2   By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on
             Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       4.1   Indenture dated as of February 4, 1997, including form of Note, between the Company, the Guarantors (as defined therein) and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.18 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       4.2   Guarantee dated February 4, 1997 by certain subsidiaries of the Company and the Company (borrower guarantee)
       4.3   Guarantee dated February 4, 1997 by certain other subsidiaries of the Company and the Company
             (non-borrower guarantee)
       4.4   Security and Pledge Agreement dated as of February 4, 1997 among AETG, the Company and the Restricted
             Subsidiaries (as defined therein), and the Bank of New York, as trustee
       4.5   Collateral Assignment of Trademarks (Security Agreement) dated as of February 4, 1997 between the
             Company and The Bank of New York, as trustee
       4.6   First Supplemental Indenture dated as of August 14, 1997 among the Company, the Guarantors (as defined therein) and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.20 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       4.7   First Amendment to the Security and Pledge Agreement dated as of August 14, 1997 among the AETG, the
             Company, the Restricted Subsidiaries (as defined therein) and The Bank of New York, as trustee
             (incorporated by reference to Exhibit 10.19 to the Registrant's Annual Report on Form 10-K for the
             fiscal year ended June 30, 1997, filed October 15, 1997)
       4.8   Second Supplemental Indenture dated as of December 12, 1997, between the Company, the Guarantors (as defined therein) and The Bank of New York, as trustee
       4.9   Second Amendment to the Security and Pledge Agreement dated as of December 12, 1997 among the Company, the Restricted Subsidiaries (as defined therein) and The Bank of New York, as trustee
      *5.1   Opinion of Jones, Day, Reavis & Pogue
      10.1   Registration Rights Agreement dated February 4, 1997 between the Company, the Guarantors (as defined therein) and Jefferies (incorporated by reference to Exhibit 10.1 to the Registrant's Annual Report on
             Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
      10.2   Loan and Security Agreement dated February 4, 1997 by and between Congress Financial Corporation, certain subsidiaries of the Company as borrowers and the Company as guarantor (incorporated by reference to Exhibit 10.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
      10.3   General Security Agreement dated February 4, 1997 by and among the Company and the Guarantors (as defined therein) in favor of Congress Financial Corporation (incorporated by reference to Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October
             15, 1997)
      10.4   Collateral Assignment of Trademarks (Security Agreement) dated as of February 4, 1997 between the
             Company and Congress Financial Corporation (incorporated by reference to Exhibit 10.4 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.5   Employment Agreement dated as of January 21, 1997 between the Company and Domenic Gatto (incorporated by reference to Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
      10.6   Employment Agreement dated as of January 21, 1997 between the Company and Michael Gatto (incorporated by reference to Exhibit 10.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
      10.7   Employment Agreement dated as of January 21, 1997 between the Company and Patrick Gatto (incorporated by reference to Exhibit 10.7 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
      10.8   Employment Agreement dated as of January 21, 1997 between the Company and Nathan Schlenker (incorporated by reference to Exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
             June 30, 1997, filed October 15, 1997)
      10.9   Lease dated August 5, 1986 between Bonnie Heights Realty Corp. and Amboy Bus Co., Inc. and Notices of
             Option to Renew dated December 26, 1989 and May 10, 1996, respectively, by Amboy Bus Co., Inc. for the facility at 1752 Shore Parkway, Brooklyn, New York (incorporated by reference to Exhibit 10.9 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
     10.10   Lease dated June 30, 1993 by and between Rockhill Limited Partnership and Mayflower Contract Services,
             Inc. and Sublease dated May 28, 1996 by and between Mayflower Contract Services, Inc. and Atlantic
             Express of Missouri Inc. for the facility at 6810 Prescott Street, St. Louis, Missouri (incorporated by reference to Exhibit 10.10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
     10.11   Lease dated August 1, 1995 between Stamar Realty Corp. and 180 Jamaica Corp. for the facility at 107-10
             180th Street, Jamaica, New York (incorporated by reference to Exhibit 10.11 to the Registrant's Annual
             Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
     10.12   The Board of Education of the City of New York, serial no. 0070, dated July 19, 1979 (incorporated by reference to Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
     10.13   The Board of Education of the City of New York, serial no. 8108 (incorporated by reference to Exhibit
             10.13 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed
             October 15, 1997)
     10.14   Extension and Eighth Amendment of Contract for Special Education Pupil Transportation Services, dated
             June 19, 1996 by and between The Board of Education of the City of New York, Amboy Bus Co., Inc. and
             Staten Island Bus Co. (incorporated by reference to Exhibit 10.14 to the Registrant's Annual Report on
             Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
     10.15   The Board of Education of the City of New York, serial no. 9888 (incorporated by reference to Exhibit
             10.15 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed
             October 15, 1997)
     10.16   Extension and Sixth Amendment of Contract for Regular Education Pupil Transportation Services, dated
             January 2, 1996 by and between The Board of Education of the City of New York and Amboy Bus Co., Inc.
             (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for the
             fiscal year ended June 30, 1997, filed October 15, 1997)
     10.17   New York City Transit Authority Contract #94E5461B, Five Borough Paratransit Carrier Service: Part I
             Contract Terms and Conditions and Attachment I: Price Schedule (incorporated by reference to Exhibit
             10.17 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed
             October 15, 1997)
     10.18   Assumption Agreement to the Registration Rights Agreement dated December 12, 1997 among the Company, and the Guarantors (as defined therein)

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.19   Stockholders' Agreement dated as of February 28, 1994 by and among AETG and each of the parties signatory thereto
     10.20   First Amendment to Stockholders' Agreement dated as of January 30, 1997 by and between AETG, Busco
             Capital, Inc. and the Gatto Group (as defined therein)
        12   Ratio of Earnings to Fixed Charges
        21   Subsidiaries of the Company
      23.1   Consent of BDO Seidman, LLP
      23.2   Consent of BDO Seidman, LLP
      23.3   Consent of BDO Seidman, LLP
      23.4   Consent of BDO Seidman, LLP
     *23.5   Consent of BDO Seidman, LLP
     *23.6   Consent of BDO Seidman, LLP
      23.7   Consent of Jones, Day, Reavis & Pogue (included as part of Exhibit 5.1)
     *23.8   Consent of Silverman, Collura, Chernis & Balzano, P.C.
        24   Power of Attorney (included in the signature page hereof)
        25   Statement of Eligibility of Trustee on Form T-1
        27   Financial Data Schedule
      99.1   Letter of Transmittal


------------------------


*   Filed herewith